Exhibit 10.25.1
EXECUTION COPY

LOAN AGREEMENT
among
THE ENTITIES LISTED ON SCHEDULE 1 ATTACHED HERETO,
collectively as Borrowers
and
USB REAL ESTATE INVESTMENTS INC.,
as Lender
Dated as of November 14, 2005
Ashford Hotel Portfolio, Pool 2

Pool 2

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i

(continued)
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(continued)
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(continued)
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v

(continued)
SCHEDULES AND EXHIBITS

Page
Schedule 1	—	List of Borrowers and Their Tax Identification Numbers and
Delaware Organizational ID Numbers
Schedule 2	—	Allocated Loan Amounts and Alteration Thresholds
Schedule 3	—	List of Franchise Agreements
Schedule 4	—	List of Management Agreements
Schedule 5	—	List of Operating Leases
Schedule 6	—	Exceptions to Representations and Warranties
Schedule 7	—	Rent Rolls
Schedule 8	—	Organizational Charts of Borrowers
Schedule 9	—	Umbrella Liability Insurance Limits

Exhibits A-1
Through A-8	—	Legal Descriptions of the Properties
Exhibit B	—	Form of Joinder Agreement
Pool 2

LOAN AGREEMENT
     THIS LOAN AGREEMENT, dated as of November 14, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is among UBS REAL ESTATE INVESTMENTS INC., a Delaware corporation, having an address at 1285 Avenue of the Americas, 11th Floor, New York, New York 10019 (together with its successors and assigns, collectively, “Lender”), and the entities listed on Schedule 1 attached hereto and by this reference incorporated herein, each a Delaware limited partnership and each having its principal place of business at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 (referred to herein individually as a “Borrower” and collectively as “Borrowers”), jointly and severally.
     All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.
W I T N E S S E T H :
     WHEREAS, Borrowers desire to obtain the Loan (as hereinafter defined) from Lender; and
     WHEREAS, Lender has advised Borrowers that, subject to the terms of this Agreement and the documents to be executed in connection herewith, and based upon the representations, warranties, covenants and undertakings of Borrowers herein and therein contained, Lender is willing to make the Loan to Borrowers, on the terms and conditions set forth herein and therein.
     NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrowers hereby agree, represent and warrant as follows:
ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     1.1 Specific Definitions. For all purposes of this Agreement, except as otherwise expressly provided:
     “Accounts” shall have the meaning set forth in Section 6.1.
     “Acquired Property Statements” shall have the meaning set forth in Section 9.1(c)(i).
     “Act” shall have the meaning set forth in Section 3.1.24(s).
     “Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly forty-nine percent (49%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person. As used in this definition, the term
Pool 2

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the introductory paragraph hereto.
     “Aggregate Deficit Amount” shall have the meaning set forth in Section 2.7(a).
     “Aggregate Excess Amount” shall have the meaning set forth in Section 2.7(a).
     “Allocated Loan Amount” shall mean, with respect to each Property, that amount set forth for such Property on Schedule 2 attached hereto and made a part hereof.
     “ALTA” shall mean American Land Title Association, or any successor thereto.
     “Alteration Threshold” shall mean, with respect to each Property, the amount set forth for such Property on Schedule 2 attached hereto and made a part hereof.
     “Annual Budget” shall mean, with respect to each Property, the operating and capital budget for such Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s or Operating Lessee’s good faith estimate of anticipated Gross Revenue, Operating Expenses, Capital Expenditures and FF&E Expenses for the applicable Fiscal Year.
     “Approved Capital Expenditures” shall mean, with respect to each Property, normal and customary Capital Expenditures relating to such Property incurred by the Borrower owning such Property or Operating Lessee in the ordinary course of business, which Capital Expenditures are evidenced by written invoices and payable to third parties unrelated to such Borrower or Operating Lessee.
     “Approved FF&E Expense” shall mean, with respect to each Property, a normal and customary FF&E Expense relating to such Property incurred by the Borrower owning such Property or Operating Lessee in the ordinary course of business, which FF&E Expense is evidenced by a written invoice and payable to a third party unrelated to such Borrower or Operating Lessee.
     “Assignment of Leases” shall mean, with respect to each Property, the first priority Assignment of Leases and Rents, dated as of the date hereof, from the Borrower owning such Property, as assignor, to Lender, as assignee, assigning to Lender all of the right, title and interest of such Borrower in and to the Leases (including, without limitation, the Operating Lease) and the Rents of such Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Assignment of Management Agreement” shall mean, with respect to each Property, that certain Assignment and Subordination of Management Agreement, dated as of the date hereof, among the Borrower owning such Property, Operating Lessee, the Manager of such Property and Lender, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
Pool 2

     “Award” shall have the meaning set forth in Section 5.3(b).
     “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
     “Benefit Amount” shall have the meaning set forth in Section 2.7(a).
     “Borrower” and “Borrowers” shall have the meanings set forth in the introductory paragraph hereto, together with its or their successors and permitted assigns, subject, however, to Section 2.6.3 hereof.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.
     “Capital Expenditures” shall mean, for any period, the amount expended for replacements and alterations to the Properties (excluding tenant improvements) and required to be capitalized according to GAAP.
     “Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.
     “Carveout Guaranty” shall mean each Guaranty of Recourse Obligations dated as of the date hereof, from a Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among each Borrower, Operating Lessee, each Manager, Lender and Deposit Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Casualty” shall have the meaning set forth in Section 5.2(a).
     “Casualty and Condemnation Account” shall have the meaning set forth in the Cash Management Agreement.
     “Casualty Consultant” shall have the meaning set forth in Section 5.5(a).
     “Casualty Retainage” shall have the meaning set forth in Section 5.5(b).
     “Clearing Account” and “Clearing Accounts” shall have the meanings set forth in Section 6.1.
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     “Clearing Account Agreement” shall mean that certain Clearing Account Agreement dated the date hereof, made by and among Borrowers, Operating Lessee, Lender, Managers and Clearing Bank.
     “Clearing Bank” shall have the meaning set forth in Section 6.1.
     “Closing Date” shall mean the date of the funding of the Loan.
     “Closing DSCR” shall mean the actual Debt Service Coverage Ratio in respect of the Loan for the twelve (12) full calendar months immediately preceding the Closing Date, which the parties agree is 1.36 to 1.0.
     “Closing LTV” shall mean the actual Loan-to-Value Ratio in respect of the Loan on the Closing Date, which the parties agree is 74.8%.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
     “Comfort Letter” shall mean, with respect to each Property, that certain letter agreement, dated as of the date hereof, among the Borrower owning such Property, Operating Lessee, the Franchisor for such Property and Lender, relating to the Franchise Agreement entered into with respect to such Property, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.
     “Contributor” shall have the meaning set forth in Section 2.7(a).
     “Contribution Percentage” shall have the meaning set forth in Section 2.7(a).
     “Correspondent” shall have the meaning set forth in Section 11.21.
     “Debt” shall mean the Outstanding Principal Balance, together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium, if applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages, the Environmental Indemnity or any other Loan Document.
     “Debt Service” shall mean, with respect to any particular period of time, the aggregate amount of principal and interest payments that would be due and payable under the Note or, if a partial defeasance has occurred pursuant to Section 2.5.1 hereof, under the Undefeased Note, computed using the Interest Rate and a twenty-five (25) year amortization schedule.
Pool 2

     “Debt Service Account” shall have the meaning set forth in the Cash Management Agreement.
     “Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which: (a) the numerator is the Net Cash Flow for such period; and (b) the denominator is the Debt Service for such period under the Note or, if a partial defeasance has occurred pursuant to Section 2.5.1 hereof, under the Undefeased Note.
     “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.
     “Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5.00%) above the Interest Rate.
     “Defeasance Collateral” shall have the meaning set forth in Section 2.5.1(a)(iv)(A).
     “Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).
     “Defeasance Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(iv)(B).
     “Defeased Note” shall have the meaning set forth in Section 2.5.1(a)(iii).
     “Deposit Account” shall have the meaning set forth in Section 6.1.
     “Deposit Bank” shall mean Wachovia Bank, National Association and any successor Eligible Institution thereto.
     “Disclosure Document” shall have the meaning set forth in Section 9.2(a).
     “Disclosure Document Date” shall have the meaning set forth in Section 9.1(c)(iv).
     “Easements” shall have the meaning set forth in Section 3.1.12.
     “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
Pool 2

     “Eligible Institution” shall mean a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s or “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of letters of credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A” by Fitch and S&P and “A2” by Moody’s.
     “Embargoed Person” shall have the meaning set forth in Section 4.2.15.
     “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrowers and Guarantors for the benefit of Lender in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Equipment” shall have the meaning set forth in the granting clause of the Mortgages.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Event of Default” shall have the meaning set forth in Section 10.1.
     “Exchange Act” shall have the meaning set forth in Section 9.2(a).
     “Exchange Act Filing” shall have the meaning set forth in Section 9.1(c)(vi).
     “Fees” shall have the meaning set forth in Section 11.21.
     “FF&E Expense” shall mean, for any period, the amount expended for FF&E Work in, at or to any Property.
     “FF&E Reserve Account” shall have the meaning set forth in Section 6.5.1.
     “FF&E Reserve Funds” shall have the meaning set forth in Section 6.5.1.
     “FF&E Work” shall have the meaning set forth in Section 6.5.1.
     “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.
     “Fitch” shall mean Fitch, Inc.
     “Franchise Agreement” shall mean, with respect to each Property, the Franchise Agreement relating to such Property pursuant to which Operating Lessee has the right to operate the hotel located on such Property under a name and/or hotel system controlled by the applicable Franchisor, as the same has been and may be amended, modified or supplemented from time to time. The Franchise Agreements as of the Closing Date are listed on Schedule 3 attached hereto and by this reference incorporated herein.
Pool 2

     “Franchisor” shall mean, with respect to each Property, the franchisor under the Franchise Agreement relating to such Property.
     “Full Replacement Cost” shall have the meaning set forth in Section 5.1.1(a)(i).
     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
     “Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.
     “Government Lists” shall have the meaning set forth in Section 4.1.13(b).
     “Gross Revenue” shall mean, for any period, all revenue derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, Rents, but excluding (i) sales, use and occupancy or other taxes on receipts required to be accounted for by any Borrower or Operating Lessee to any Governmental Authority, (ii) non-recurring revenues as determined by Lender, (iii) security deposits (except to the extent determined by Lender to be properly utilized to offset a loss of Rent), (iv) refunds and uncollectible accounts, (v) Insurance Proceeds (other than any such Insurance Proceeds that Lender elects to treat as rental loss or business income interruption Insurance Proceeds pursuant to Section 5.4 hereof), (vi) Awards, (vii) any disbursements to Borrower or Operating Lessee from the Reserve Funds or any other fund established by the Loan Documents, and (viii) rental paid by Operating Lessee under the Operating Leases.
     “Guarantors” shall mean, collectively, Ashford Hospitality Limited Partnership, a Delaware limited partnership, and Ashford Hospitality Trust, Inc., a Maryland corporation. Each of the Guarantors is sometimes referred to herein as a “Guarantor”.
     “Hampton Inn Evansville Property” shall have the meaning set forth in Section 4.1.15(b).
     “Hedge Losses” shall mean all actual losses incurred by Lender in connection with the hedge positions taken by Lender in order to fix the Interest Rate on the Loan. Borrowers acknowledge that in order for Lender to fix the Interest Rate on the Loan, Lender entered into hedging transactions by selling U.S. Obligations, which hedging transactions would have to be “unwound” if all or any portion of the Loan is paid down.
     “Improvements” shall have the meaning set forth in the granting clause of the Mortgages.
Pool 2

     “Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
     “Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).
     “Independent Director” shall have the meaning set forth in Section 3.1.24(p).
     “Initial Interest Period” shall have the meaning set forth in Section 2.3.1.
     “Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Backenroth, Frankel & Krinsky, LLP in connection with the Loan.
     “Insurance Account” shall have the meaning set forth in Section 6.4.1.
     “Insurance Funds” shall have the meaning set forth in Section 6.4.1.
     “Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).
     “Insurance Proceeds” shall have the meaning set forth in Section 5.2(b).
     “Interest Period” shall have the meaning set forth in Section 2.3.2.
     “Interest Rate” shall mean a fixed rate of five and seven thousand forty-seven ten-thousandths percent (5.7047%) per annum.
     “Jacksonville Property” shall have the meaning set forth in Section 4.1.15(a).
     “Joinder Agreement” shall mean a Joinder Agreement among Borrowers, a Qualified Substitute Borrower and Lender, substantially in the form of Exhibit B attached hereto and made a part hereof.
     “Key Principal” shall mean any indirect owner of Borrowers that is publicly traded on a national exchange (including, for so long as it is an indirect owner of Borrowers, Ashford Hospitality Trust, Inc.).
Pool 2

     “Key Principal Transfer” and “Key Principal Transfers” shall have the respective meanings set forth in Section 8.2(b).
     “Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any Property, including, but not limited to, each Operating Lease, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Borrower or any Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting any Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to any Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
     “Lender” shall have the meaning set forth in the introductory paragraph hereto.
     “Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.
     “Liabilities” shall have the meaning set forth in Section 9.2(b).
     “Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting any Borrower, SPE Party, Operating Lessee, any Property or any portion of any Property or any interest therein, or any direct or indirect interest in any Borrower, SPE Party, the sole member of SPE Party or Operating Lessee, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
Pool 2

     “Loan” shall mean the loan in the original principal amount of One Hundred Million Five Hundred Seventy-Six Thousand and No/100 Dollars ($100,576,000.00) made by Lender to Borrowers pursuant to this Agreement.
     “Loan Documents” shall mean, collectively, this Agreement, the Note, each Mortgage, each Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity, each Assignment of Management Agreement, each Comfort Letter, each Carveout Guaranty, the Security Agreement, each Subordination Agreement, and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan.
     “Loan-to-Value Ratio” shall mean the ratio, as of a particular date, the numerator of which is an amount equal to the Outstanding Principal Balance (or, if one or more Defeasance Events have occurred pursuant to Section 2.5.1 hereof, the outstanding principal balance of the Undefeased Note) as of such date and the denominator of which is an amount equal to the aggregate appraised value of all of the Properties then subject to the lien of a Mortgage as determined by current appraisals of the Properties prepared at Borrowers’ sole cost and expense by, with respect to each Property, an appraiser doing business in the State where such Property is located with at least five (5) years experience in appraising properties similar to such Property and who is selected by Borrowers and is reasonably acceptable to Lender.
     “Major Contract” shall mean (i) any management, brokerage or leasing agreement, (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases, equipment leases and cable or television service agreements) with annual payments due in excess of $250,000.00 and which extend beyond one year (unless cancelable by the applicable Borrower or Operating Lessee on thirty (30) days or less notice without payment of any fee), or (iii) any agreement entered into with an Affiliate or otherwise upon terms and conditions that are not intrinsically fair or substantially similar to those that would be available on an arms-length basis with third parties, in any case of the preceding clauses (i) through (iii), relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of any Property, whether written or oral, excluding Permitted Encumbrances.
     “Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, generates more than five percent 5.0% of the total annual Rents of the Property affected by such Lease. The parties acknowledge and agree that the Operating Lease for each Property is a Major Lease.
     “Management Agreement” shall mean, with respect to each Property, the hotel management agreement relating to such Property entered into by and between Operating Lessee and the Manager for such Property, pursuant to which such Manager is to provide management and other services with respect to such Property, as the same has been and may be amended, modified or supplemented from time to time. The Management Agreements as of the Closing Date are listed on Schedule 4 attached hereto and by this reference incorporated herein.
     “Manager” shall mean, with respect to each Property, the manager under the Management Agreement relating to such Property, or any other manager for such Property
Pool 2

approved by Lender and the Rating Agencies in accordance with the terms and conditions of the Loan Documents.
     “Manager Termination Ratio” shall have the meaning set forth in Section 7.3.
     “Marriott Evansville Property” shall have the meaning set forth in Section 4.1.15(b).
     “Material Alteration” shall have the meaning set forth in Section 4.1.11.
     “Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.
     “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Monthly Debt Service Payment Amount” shall mean a constant monthly payment of principal and interest determined by applying a twenty-five (25) year amortization schedule at the Interest Rate to the Outstanding Principal Balance as of December 11, 2010.
     “Monthly Interest Payment” shall have the meaning set forth in Section 2.3.1.
     “Monthly Payment Date” shall mean the eleventh (11th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be January 11, 2006.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage” shall mean, with respect to each Property, the first priority mortgage, deed of trust or deed to secure debt dated as of the date hereof, executed and delivered by the Borrower owning such Property, as mortgagor, trustor or grantor, as applicable, in favor of Lender, as mortgagee, beneficiary or grantee, as applicable, as security for the Loan and encumbering such Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time; and all of the Mortgages, collectively, the “Mortgages”.
     “Net Cash Flow” shall mean, for any period, the amount obtained by subtracting from Gross Revenue for such period, the following: (a) Operating Expenses, and (b) deposits to (but not withdrawals from) the Reserve Funds, in each case, for such period.
     “Net Proceeds” shall mean: (i) the net amount of all Insurance Proceeds payable as a result of a Casualty to any Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs), if any, in collecting such Insurance Proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs), if any, in collecting such Award.
Pool 2

     “Net Proceeds Deficiency” shall have the meaning set forth in Section 5.5(d).
     “Note” shall have the meaning set forth in Section 2.1.3.
     “Notice” shall have the meaning set forth in Section 11.6.
     “Obligations” shall mean, collectively, Borrowers’ obligations for the payment of the Debt and the performance of the Other Obligations.
     “Obligor” shall have the meaning set forth in Section 2.7(a).
     “OFAC” shall have the meaning set forth in Section 4.1.13(b).
     “Officer’s Certificate” shall mean a certificate delivered to Lender by any Borrower that is signed by an authorized officer of an SPE Party.
     “Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and/or management of the Properties, including utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments and management fees payable under the Management Agreements (which managements fees shall not exceed three percent (3.0%) or, in the case of any Management Agreement with Dunn Hospitality Group Manager, Inc. or Sivica Hospitality, Inc. in effect as of the Closing Date or any renewal of any such Management Agreement with Dunn Hospitality Group Manager, Inc. or Sivica Hospitality, Inc. in effect as of the Closing Date, four percent (4.0%) of the monthly Gross Revenue collected by Operating Lessee from each Property, except that in the case of any Management Agreement with Remington Lodging & Hospitality, L.P., such managements fees shall in no event be less that $10,000.00 per month for each Property covered by such Management Agreement), but excluding (i) actual Capital Expenditures, (ii) depreciation and amortization, (iii) income or estate taxes or other impositions in the nature of income or estate taxes, (iv) Debt Service, (v) rental paid by Operating Lessee under the Operating Leases, and (vi) deposits required to be made to the Reserve Funds; provided, however such costs and expenses shall be subject to adjustment by Lender to normalize such costs and expenses.
     “Operating Lease” shall mean, with respect to each Property, the Lease Agreement between the Borrower owning such Property, as landlord, and Operating Lessee, as tenant, relating to such Property, as the same has been and may be amended, modified, supplemented or replaced from time to time. The Operating Leases as of the Closing Date are listed on Schedule 5 attached hereto and by this reference incorporated herein.
     “Operating Lessee” shall mean Ashford TRS Pool II LLC, a Delaware limited liability company.
     “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including, without limitation, vault charges and license fees
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for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.
     “Other Obligations” shall mean (a) the performance of all obligations of Borrowers contained herein; (b) the performance of each obligation of Borrowers contained in any other Loan Document; and (c) the performance of each obligation of Borrowers contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.
     “Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.
     “Parking Deficiency” shall have the meaning set forth in Section 4.1.15(a).
     “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
     “Patriot Act Offense” shall have the meaning set forth in Section 4.1.13(b).
     “Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents; (ii) all encumbrances and other matters disclosed in any Title Insurance Policy; (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent; (iv) any workers’, mechanics’ or similar Liens on any Property provided any such Lien is discharged or bonded in accordance with Section 3.6 of the applicable Mortgage; (v) Leases in effect as of the Closing Date or entered into in accordance with the terms of the Loan Documents, including, without limitation, the Operating Leases; (vi) Permitted Indebtedness; (vii) any and all governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements which may hereafter be granted by any Borrower with respect to its Property and which do not materially and adversely affect (A) the ability of any Borrower to pay any of its obligations to any Person as and when due, (B) the marketability of title to such Property, (C) the value (including the Net Cash Flow) of such Property, or (D) the use or operation of such Property; (viii) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion; and (viii) to the extent applicable, the Liens created under the Permitted Mezzanine Debt.
     “Permitted Indebtedness” shall have the meaning set forth in Section 3.1.24(d).
     “Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
     “Permitted Mezzanine Debt” shall mean one or more mezzanine loans procured after the Closing Date by the Persons owning interests in one or more of the Borrowers from one or more third party lenders that are Eligible Institutions, which mezzanine loan(s) shall be secured by equity interests in one or more of the Borrowers and shall be subject to satisfaction of each of
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the following conditions: (i) the combined Debt Service Coverage Ratio of the Loan and all such mezzanine loans for the twelve (12) full calendar months immediately preceding such date of determination shall be no less than the Closing DSCR, and (ii) the combined loan-to-value ratio of the Loan and all such mezzanine loans shall be no greater than the Closing LTV.
     “Permitted Transferee” shall mean a newly-formed corporation, partnership or limited liability company (i) acceptable to Lender in its sole discretion, (ii) that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies and then being generally applied by the Rating Agencies in connection with the securitization of commercial loans, (iii) whose counsel has delivered to Lender a substantive non-consolidation opinion acceptable to Lender and the Rating Agencies in their sole discretion, and (iv) is a reputable Person of good character, creditworthy and with sufficient financial worth considering the obligations assumed and undertaken, as evidenced by financial statements and other information reasonably requested by Lender.
     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Physical Conditions Report” shall mean, with respect to each Property, a report prepared by a company satisfactory to Lender regarding the physical condition of such Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, confirm that such Property and its use comply, in all material respects, with all applicable Legal Requirements (including zoning, subdivision and building codes and laws).
     “Policies” shall have the meaning set forth in Section 5.1.1(b).
     “Prepayment Lockout Expiration Date” shall mean the date that is the Monthly Payment Date occurring two (2) months prior to the Stated Maturity Date.
     “Properties” shall mean, subject to Sections 2.5.2(b) and 2.6.2 hereof, collectively, each parcel of real property described on Exhibits A-1 through A-8 attached hereto and made a part hereof, the Improvements on each such parcel of real property and all personal property relating to each such parcel of real property owned by any Borrower or Operating Lessee and encumbered by any Mortgage or the Security Agreement, together with all rights pertaining to each such parcel of real property and the related Improvements, all as more particularly described in the granting clauses of the Mortgages and the Security Agreement.
     “Property” shall mean any one of the Properties, individually.
     “Qualified Carrier” shall have the meaning set forth in Section 5.1.1(h).
     “Qualified Substitute Borrower” shall mean a newly-formed corporation, partnership or limited liability company (a) that is wholly owned by Ashford Mezz Borrower LLC, a Delaware limited liability company, (b) that has organizational documents and structure substantially similar to that of any Borrower or, if different, that is acceptable to Lender in its
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sole discretion or, after the Securitization of the Loan, with respect to which a Rating Agency Confirmation has been obtained from the applicable Rating Agencies, (c) that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies and then being generally applied by the Rating Agencies in connection with the securitization of commercial loans, and (d) whose counsel has delivered to Lender a substantive non-consolidation opinion acceptable to Lender and the Rating Agencies in their sole discretion (it being acknowledged and agreed that a substantive non-consolidation opinion in the same form and substance as the substantive non-consolidation opinion delivered on the Closing Date shall be acceptable so long as it addresses all additional facts and circumstances that have arisen since the Closing Date and may have a bearing on the opinion stated therein).
     “Qualified Substitute Property” shall have the meaning set forth in Section 2.6.1 hereof.
     “Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.
     “Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
     “REA” shall mean any declaration, restrictive covenant, reciprocal easement agreement or conditions now or hereafter affecting title to any Property, including, without limitation, the declarations, restrictive covenants, reciprocal easement agreements and conditions set forth in the Title Insurance Policies.
     “Registration Statement” shall have the meaning set forth in Section 9.2(b).
     “Release Amount” shall mean, with respect to each Property, an amount equal to (i) one hundred fifteen percent (115%) of the Allocated Loan Amount applicable to the Property to be released until twenty percent (20.0%) of the Properties (based on Allocated Loan Amounts) have been released, and thereafter (ii) one hundred twenty-five percent (125%) of the Allocated Loan Amount applicable to the Property to be released.
     “Release Date” shall have the meaning set forth in Section 2.5.1(a)(i).
     “Relevant Payment” shall have the meaning set forth in Section 2.7(a).
     “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
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     “Rent Roll Schedules” shall have the meaning set forth in Section 3.1.22.
     “Rents” shall mean all rents, rent equivalents, revenues and credit card receipts from the rental of guest rooms, guest suites, conference and banquet rooms, food and beverage facilities, recreational facilities, telephone services, laundry, vending, television and parking, health club membership fees, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of any Borrower, Operating Lessee, any Manager or any of their agents or employees from any and all sources arising from or attributable to any Property and/or the Improvements thereon, including, without limitation, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of any Property or rendering of services by any Borrower, Operating Lessee, any Manager or any of their respective agents or employees, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4 hereof.
     “Required Repairs” shall have the meaning set forth in Section 6.2.1.
     “Reserve Funds” shall mean, collectively, all funds deposited by Borrowers with Lender or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Insurance Funds, the Tax Funds and the FF&E Reserve Funds, and any other funds identified as constituting a portion of the “Reserve Funds” under any of the Loan Documents.
     “Restoration” shall have the meaning set forth in Section 5.2(a).
     “RICO” shall have the meaning set forth in Section 11.22(i).
     “S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
     “Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).
     “Securities” shall have the meaning set forth in Section 9.1(a).
     “Securities Act” shall have the meaning set forth in Section 9.2(a).
     “Securitization” shall have the meaning set forth in Section 9.1(a).
     “Security Agreement” shall mean, with respect to each Property, that certain Assignment of Leases, Rents and Contracts and Security Agreement, dated as of the date hereof, among Operating Lessee, the Borrower owning such Property and Lender, assigning to Lender all of the right, title and interest of Operating Lessee in and to the Leases and the Rents of such
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Property as security for the Loan and granting to Lender a first priority perfected security interest in and to all personal property and other collateral owned by Operating Lessee in connection with such Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Servicer” shall have the meaning set forth in Section 11.24.
     “Servicing Agreement” shall have the meaning set forth in Section 11.24.
     “Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).
     “Shortfall” shall have the meaning set forth in Section 2.5.1(c).
     “Significant Casualty” shall have the meaning set forth in Section 5.2(b).
     “SPE Party” shall have the meaning set forth in Section 3.1.24(o). As of the Closing Date, the SPE Party is Ashford Pool II GP LLC, a Delaware limited liability company, the general partner of each Borrower.
     “Special Member” shall have the meaning set forth in Section 3.1.24(r).
     “Standard Statements” shall have the meaning set forth in Section 9.1(c)(i).
     “State” shall mean the State or Commonwealth in which each Property or any part thereof is located.
     “Stated Maturity Date” shall mean December 11, 2015.
     “Subordination Agreement” shall mean, with respect to each Property, that certain Subordination and Attornment Agreement, dated as of the date hereof, among Operating Lessee, the Borrower owning such Property and Lender, subordinating the Operating Lease relating to such Property to the Mortgage encumbering such Property and the other Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Substitute Allocated Loan Amount” shall have the meaning set forth in Section 2.6.1(n) hereof.
     “Substituted Property” shall have the meaning set forth in Section 2.6.1 hereof.
     “Substitution Date” shall have the meaning set forth in Section 2.6.1 hereof.
     “Substitution Request” shall have the meaning set forth in Section 2.6.1(c) hereof.
     “Survey” shall mean, with respect to each Property, a survey of such Property certified to the Title Companies and Lender and their respective successors and assigns, in form and content satisfactory to Lender and prepared by a professional land surveyor licensed in the State
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where such Property is located and satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999, which survey (i) reflects the same legal description contained in the correlative Title Insurance Policy, (ii) has affixed thereto the surveyor’s seal, and (iii) includes a certification by the surveyor in form and substance acceptable to Lender.
     “Sweep Event” shall mean the first to occur of the following events: (i) an Event of Default, (ii) a default under any Operating Lease that continues uncured beyond any applicable notice and cure periods contained therein, (iii) a default under any Management Agreement wherein the Manager is an Affiliate of any Borrower that continues uncured beyond any applicable notice and cure periods contained therein, or (iv) the Debt Service Coverage Ratio, as calculated by Lender for a trailing twelve (12) month period as of the last day of any calendar quarter, is less than 1.10 to 1.00.
     “Taking” shall have the meaning set forth in Section 5.3(b).
     “Tax Account” shall have the meaning set forth in Section 6.3.1.
     “Tax Funds” shall have the meaning set forth in Section 6.3.1.
     “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Property or part thereof, together with all interest and penalties thereon.
     “Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting any Property.
     “Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrowers pursuant to the Loan Documents (unless such performance is expressly waived by Lender in writing).
     “Terrorism Exclusion” shall have the meaning set forth in Section 5.1.1(h).
     “Terrorism Insurance Cap” shall have the meaning set forth in Section 5.1.1(h).
     “Title Companies” shall mean Chicago Title Insurance Company and Lawyers Title Insurance Corporation, as co-insurers under the Title Insurance Policies.
     “Title Insurance Policies” shall mean each of the ALTA mortgagee title insurance policies issued with respect to the Properties and insuring the lien of the Mortgages encumbering the Properties, each of which shall be in a form customary for similar properties in such State and acceptable to Lender (or, if any Property is in a State which does not permit the issuance of such ALTA policy, then with respect to the Mortgage encumbering such Property, such form as
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shall be permitted in, and is customary for similar properties in, such State and acceptable to Lender).
     “Transfer” shall have the meaning set forth in Section 4.2.1.
     “Transfer Fee” shall have the meaning set forth in Section 8.1(b).
     “Trustee” shall mean any trustee holding the Loan in a Securitization.
     “UBS” shall have the meaning set forth in Section 9.2(b).
     “UBS Group” shall have the meaning set forth in Section 9.2(b).
     “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York unless otherwise specified herein.
     “Undefeased Note” shall have the meaning set forth in Section 2.5.1(a)(iii).
     “Underwriter Group” shall have the meaning set forth in Section 9.2(b).
     “Updated Information” shall have the meaning set forth in Section 9.1(b)(i).
     “U.S. Obligations” shall mean any securities issued or guaranteed as to principal and interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; that are not subject to prepayment, call or early redemption.
     “U.S. Person” shall mean any Person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any state, commonwealth or district thereof, or (iii) any estate or trust that is subject to United States federal income taxation, regardless of the source of its income.
     “Yield Maintenance Premium” shall mean an amount which, when added to the Outstanding Principal Balance or the portion thereof being prepaid, would be sufficient to purchase U.S. Obligations that provide for payments (a) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates through the Stated Maturity Date, and (b) in amounts equal to or greater than the Monthly Interest Payment up to and including December 11, 2010 and the Monthly Debt Service Payment Amount thereafter, in each case with respect to the Loan or, in the case of a partial prepayment, the amount being prepaid, as applicable, through and including the Stated Maturity Date, together with payment in full of the Outstanding Principal Balance or the portion thereof being prepaid, as applicable, as of the Stated Maturity Date. In no event shall the Yield Maintenance Premium be less than zero.
     “Zoning Report” shall mean, with respect to each Property, the report prepared for Lender by The Planning & Zoning Resource Corporation regarding compliance of such Property with applicable zoning and building codes and laws.
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     1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2
THE LOAN
     2.1 The Loan.
          2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrowers and Borrowers shall accept the Loan from Lender on the Closing Date.
          2.1.2 Single Disbursement to Borrowers. Borrowers shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
          2.1.3 The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of One Hundred Million Five Hundred Seventy-Six Thousand and No/100 Dollars ($100,576,000.00) executed by Borrowers and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended, severed or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.
          2.1.4 Use of Proceeds. Borrowers shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Properties, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Properties, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan as approved by Lender, and (v) fund any working capital requirements of the Property as approved by Lender. Any excess proceeds may be used for any lawful purpose.
     2.2 Interest Rate.
          2.2.1 Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.
          2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect.
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          2.2.3 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made, by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable), expressed as an annual rate divided by 360), by (c) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.
          2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrowers be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrowers are at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     2.3 Loan Payments.
          2.3.1 Payments. Borrowers shall pay to Lender (a) on the date hereof, an amount equal to interest only on the Outstanding Principal Balance from the Closing Date up to and including December 11, 2005 (the “Initial Interest Period”); (b) on each Monthly Payment Date thereafter beginning on January 11, 2006 up to and including December 11, 2010, a payment of interest only computed at the Interest Rate on the Outstanding Principal Balance for the applicable Interest Period (the “Monthly Interest Payment”); (c) on each Monthly Payment Date thereafter beginning on January 11, 2011 and continuing throughout the balance of the Term, a payment of principal and interest in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to the Outstanding Principal Balance; and (d) all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.
          2.3.2 Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the eleventh (11th) day of each calendar month during the Term and shall end on and include the tenth (10th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its sole discretion, upon not less than thirty (30) days prior written notice to Borrowers, to change the Monthly Payment Date to a
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different calendar day each month which is not more than five (5) days earlier nor more than five (5) days later than the eleventh day of each calendar month; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
          2.3.3 Payment on Maturity Date. Borrowers shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.
          2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, including the payment of principal due on the Maturity Date, is not paid by Borrowers on the date on which it is due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents.
          2.3.5 Method and Place of Payment.
          (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
          (b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.
          (c) All payments required to be made by Borrowers hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
     2.4 Prepayments.
          2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrowers shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date. On any Monthly Payment Date occurring prior to the Securitization of the Loan and so long as no Event of Default has occurred and is continuing, Borrowers may, at their option and upon not less than thirty (30) days prior written notice to Lender, prepay the Outstanding Principal
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Balance in whole but not in part provided that such prepayment is accompanied by an amount equal to the greatest of (a) the Yield Maintenance Premium, (b) one percent (1.0%) of the Outstanding Principal Balance, and (c) Hedge Losses. On the Prepayment Lockout Expiration Date, or on any Monthly Payment Date thereafter, Borrowers may, at their option and upon not less than thirty (30) days prior written notice to Lender, prepay the Outstanding Principal Balance in whole but not in part without payment of the Yield Maintenance Premium.
          2.4.2 Mandatory Prepayments.
          (a) If Lender is not obligated to make Net Proceeds available to any Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (i) Lender actually receives any Net Proceeds, and (ii) Lender has determined that such Net Proceeds shall be applied against the Outstanding Principal Balance, Borrowers shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance in an amount equal to one hundred percent (100%) of such Net Proceeds. So long as no Event of Default has occurred and is continuing, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan.
          (b) If any prepayment under this Section 2.4.2 results in the payment in full of all principal and interest due on the Loan and all other amounts due under the Loan Documents, Lender shall, upon the written request and at the expense of Borrowers, release the Liens of the Mortgages and the other Loan Documents.
          (c) In the event that following the occurrence of a Casualty or a Condemnation with respect to any Property, Lender is not obligated to make the Net Proceeds available to the applicable Borrower for Restoration and has determined that such Net Proceeds shall be applied against the Outstanding Principal Balance pursuant to Section 2.4.2(a), then, provided that no Event of Default shall have occurred and be continuing, the Borrower that owns such Property shall have the right, at its sole cost and expense, to obtain a release of the Liens of the Mortgage encumbering such Property and the other related Loan Documents by: (i) delivering written notice to Lender of its election to obtain a release of such Property within ten (10) days after receiving notice from Lender that Lender intends to apply such Net Proceeds to the Outstanding Principal Balance, and (ii) paying to Lender within sixty (60) days after receiving notice from Lender that Lender intends to apply such Net Proceeds to the Outstanding Principal Balance, in addition to such Net Proceeds, an amount equal to the sum of (A) the Release Amount for such Property minus the amount of such Net Proceeds applied to the Outstanding Principal Balance, plus (B) if such prepayment occurs on a day other than a Monthly Payment Date, interest at the Interest Rate on the amount so prepaid through, but not including, the next succeeding Monthly Payment Date. Such Borrower shall prepare and submit to Lender the release of Mortgage (and related Loan Documents) for the Property to be released for execution by Lender, which documents shall be in a form appropriate for the jurisdiction in which such Property is located; provided that such Borrower’s obligation to indemnify and hold harmless Lender pursuant to the provisions of the Loan Documents shall survive any such release to the extent expressly stated therein.
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          2.4.3 Prepayments After Default. If after the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrowers or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed (a) to have been made on the next occurring Monthly Payment Date together with the Monthly Interest Payment or the Monthly Debt Service Payment Amount, as applicable, and (b) to be a voluntary prepayment by Borrowers in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrowers shall pay, in addition to the Debt, (i) an amount equal to the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the Outstanding Principal Balance, or portion thereof, being prepaid or satisfied, and (ii) if such repayment occurs prior to the final sale of the Loan in a Secondary Market Transaction, Hedge Losses.
     2.5 Defeasance.
          2.5.1 Conditions to Defeasance.
          (a) Provided no Event of Default has occurred and is continuing, at any time (and from time to time) after the date which is (1) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of a “real estate mortgage investment conduit,” within the meaning of Section 860D of the Code, that holds the Note (or if the Note has been severed pursuant to Section 9.4 or Section 10.2(c) hereof, that holds the last Note) or (2) three (3) years after the date hereof, whichever shall first occur, and before the Prepayment Lockout Expiration Date, Borrowers may cause the release of all of the Properties or any individual Property (or Properties), as the case may be, from the Lien of the Mortgages and the other Loan Documents encumbering the same (a “Defeasance Event”) upon the satisfaction of the each of the following conditions:
          (i) not less than thirty (30) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, such Release Date to occur only on a Monthly Payment Date;
          (ii) all accrued and unpaid interest and all other sums due under the Note and under the other Loan Documents up to the Release Date, including, without limitation, all costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date;
          (iii) in the event only a portion of the Loan is the subject of a defeasance, Lender, at Borrowers’ expense, shall prepare all necessary documents to modify any applicable Loan Documents and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the defeased portion of the original Note (the “Defeased Note”) and the other note having a principal balance equal to the undefeased portion of the Note (the “Undefeased Note”). The Defeased Note and the Undefeased Note shall have identical terms as the Note except for the principal
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balance. The principal balance of the Defeased Note shall equal or exceed the Release Amount for the Property being released. A Defeased Note cannot be the subject of any further defeasance; and
          (iv) Borrowers shall deliver to Lender on or prior to the Release Date:
            (A) an amount equal to that which is sufficient to purchase U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Prepayment Lockout Expiration Date, and (2) in amounts equal to or greater than the Monthly Interest Payment up to and including December 11, 2010 and the Monthly Debt Service Payment Amount thereafter, in each case with respect to the Loan or, in the case of a partial defeasance, the Defeased Note, as applicable, through and including the Prepayment Lockout Expiration Date, together with payment in full of the Outstanding Principal Balance of the Loan or the outstanding principal balance of the Defeased Note, as applicable, in each case, as of the Prepayment Lockout Expiration Date (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;
            (B) a pledge and security agreement, in form and substance satisfactory to Lender in its sole discretion, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrowers hereunder shall be refunded to Borrowers promptly after each Monthly Payment Date;
            (C) a certificate of Borrowers certifying that all of the requirements set forth in this Section 2.5 have been satisfied;
            (D) an opinion of counsel for Borrowers in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrowers in accordance with its terms; and (2) any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;
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            (E) a Rating Agency Confirmation from the applicable Rating Agencies with respect to the collateral substitution (or a written waiver from such Rating Agencies indicating that a Rating Agency Confirmation is not required);
            (F) a certificate from a firm of independent public accountants acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the provisions of Section 2.5.1(a)(iv)(A) above; and
            (G) such other certificates, documents or instruments as Lender may reasonably require.
          (b) In connection with the conditions set forth in Section 2.5.1(a)(iv) above, each Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the amounts delivered pursuant to Section 2.5.1(a)(iv)(A) above to purchase the Defeasance Collateral.
          (c) Any Borrower may obtain the release of its Property from the lien of the related Mortgage (and the other Loan Documents) only upon the satisfaction of the additional following covenants:
          (i) Borrowers must certify to Lender that after giving effect to such partial defeasance, the Debt Service Coverage Ratio for the remaining Properties that will remain subject to the lien of the Mortgages shall be not less than the greater of (A) the Closing DSCR, and (2) the Debt Service Coverage Ratio (determined by including the Property to be released) for the twelve (12) full calendar months immediately preceding the Release Date, which certification shall be accompanied by such evidence in support thereof as Lender may reasonably require;
          (ii) Borrowers must certify to Lender that after giving effect to such partial defeasance, the Net Cash Flow generated from the remaining Properties that will remain subject to the lien of the Mortgages is sufficient to pay all rent payable pursuant to the terms of the Operating Leases relating to such Properties, which certification shall be accompanied by such evidence in support thereof as Lender may reasonably require, provided that if the Net Cash Flow generated from the remaining Properties that will remain subject to the lien of the Mortgages is not sufficient to pay all rent payable pursuant to the terms of the Operating Leases relating to such Properties (the amount of such insufficiency being referred to herein as the “Shortfall”), and if the establishment of the escrow hereinafter provided will not violate any of the provisions of the federal income tax law relating to real estate mortgage investment conduits and related provisions and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time, or otherwise adversely impact the status of any REMIC Trust formed pursuant to a Securitization as a “real estate mortgage investment conduit”, then Borrowers may satisfy this requirement by establishing a cash escrow with Lender on the Release Date in an amount equal to the aggregate amount of the Shortfall for the remaining term of the Loan (which escrow shall constitute a portion of the “Reserve Funds” under this Agreement and additional
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collateral for the Loan and shall be disbursed to Borrowers in equal monthly installments so long as both (A) no Event of Default is continuing under the Loan and (B) prior to each such disbursement Borrowers have delivered evidence satisfactory to Lender that no monetary default has occurred under any Operating Lease); and
          (iii) Borrowers shall deliver to Lender, at Borrowers’ sole cost and expense, an endorsement to the Title Insurance Policies (or an irrevocable commitment to issue such endorsement), in form and substance satisfactory to Lender and insuring the priority of Lender’s remaining liens created by the Mortgages and the other Loan Documents on the remaining Properties after giving effect to the partial defeasance.
          2.5.2 Release of Property.
          (a) Upon compliance with the requirements of this Section 2.5.2, all of the Properties shall be released from the Lien of the Mortgages and the other Loan Documents (or, in the case of a partial defeasance, the applicable Property shall be released from the Lien of the related Mortgage and the other Loan Documents), and the Defeasance Collateral shall constitute the only collateral which shall secure the Note or the Defeased Note, as the case may be. Lender will, at Borrowers’ expense, execute and deliver any agreements reasonably requested by Borrowers to release the Lien of the Mortgages and the other Loan Documents from all of the Properties (or, in the case of a partial defeasance, to release the Lien of the related Mortgage and the related Loan Documents from the applicable Property). Borrowers, pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations under the Note or the Defeased Note, as applicable, including payment in full of the Outstanding Principal Balance of the Loan or the outstanding principal balance of the Defeased Note, as applicable, as of the Prepayment Lockout Expiration Date. In the case of a partial defeasance, Lender shall refund to the applicable Borrower owning the Property being defeased that portion of the Reserve Funds then held by Lender that are allocated to the Property being defeased as reasonably determined by Lender. Notwithstanding anything to the contrary contained in this Section 2.5 or elsewhere in this Agreement, in the event that, in connection with one or more partial defeasances, Borrowers deliver Defeasance Collateral in an aggregate amount sufficient to repay in full the Outstanding Principal Balance and all accrued and unpaid interest thereon, all remaining Properties shall be released from the Lien of the Mortgages.
          (b) Upon the occurrence of any Defeasance Event, other than a Defeasance Event affecting all of the Properties, all references herein to the term “Properties” or the term “Property” shall be deemed to exclude the Property affected by such Defeasance Event.
          2.5.3 Successor Borrower. Upon the release of the Properties or an individual Property, as the case may be, in accordance with Section 2.5.2, Borrowers (or in the case of a partial defeasance, the applicable Borrower) may, or at the option of Lender shall, assign all of their (or its) Obligations under the Note or the Defeased Note, as applicable, together with the pledged Defeasance Collateral, to a successor entity designated by Borrowers (or in the case of a partial defeasance, the applicable Borrower) and approved by Lender in its sole discretion. Such successor entity shall execute an assumption agreement in form and substance satisfactory to
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Lender in its sole discretion pursuant to which it shall assume the Obligations of Borrowers under the Note (or, if applicable, the Undefeased Note and the Defeased Note) and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrowers shall (a) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that such assumption agreement is enforceable against Borrowers and such successor entity in accordance with its terms and that the Note (or, if applicable, the Undefeased Note and the Defeased Note), the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (b) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Upon such assumption, Borrowers (or in the case of a partial defeasance, the applicable Borrower) shall be relieved of their (or its) Obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which are specifically intended to survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder, and the term “Borrowers” or the term “Borrower” shall be deemed revised accordingly.
          2.5.4 Appointment as Attorney in Fact. Upon the release of any Property or Properties in accordance with Section 2.5.2, Borrowers shall have no further right to prepay the Note or the Defeased Note, as applicable, pursuant to the other provisions of this Section 2.5 or otherwise. In connection with the conditions set forth in this Section 2.5, each Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of purchasing the Defeasance Collateral with funds provided by Borrowers. Borrowers shall pay any and all expenses incurred in the purchase of the Defeasance Collateral and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or the Defeased Note, as applicable, or otherwise required to accomplish the agreements of this paragraph.
     2.6 Substitution of Properties.
          2.6.1 Conditions to Substitution. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, subject to the terms and conditions set forth in this Section 2.6.1, a Borrower may, at any time after the first anniversary of the Closing Date, obtain a release of the Lien of the applicable Mortgage and the other Loan Documents encumbering its Property (each, a “Substituted Property”) by substituting therefor another improved parcel of real property of like kind, use, utility and quality that is acquired in fee simple by an Affiliate of such Borrower who is a Qualified Substitute Borrower, which property is in a similar geographical area as the Substituted Property and shall in no event be part of a vertical subdivision, be subject to a declaration of condominium or other similar type of agreement or be subject to a ground lease (a “Qualified Substitute Property”), provided that each of the following conditions precedent are satisfied (with all due diligence materials enumerated below being received by Lender at least forty-five (45) days prior to the date of substitution (the “Substitution Date”)):
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          (a) Borrowers shall be entitled to substitute (from time to time) no more than fifty percent (50.0%) (by Allocated Loan Amounts) of the Properties during the Term;
          (b) The Substitution Date shall occur prior to the date that is six (6) months prior to the Maturity Date;
          (c) Such Borrower shall have submitted to Lender a written request for substitution (each, a “Substitution Request”) at least sixty (60) days prior to the anticipated closing date of such substitution, together with evidence that such Borrower has delivered a copy of such Substitution Request to any mezzanine lender under any Permitted Mezzanine Debt then in effect, which Substitution Request shall state the anticipated closing date of such substitution, shall identify the Qualified Substitute Property, the Substituted Property and the Qualified Substitute Borrower, and shall include an Officer’s Certificate providing a certification that as of the date of the Substitution Request, no Event of Default has occurred and is continuing;
          (d) At least one (1) Business Day prior to the Substitution Date, Lender shall have received evidence that the Operating Lease relating to the Substituted Property will be terminated on the Substitution Date;
          (e) Lender shall have received an appraisal of the Qualified Substitute Property and of the Substituted Property, each acceptable to Lender in all respects, dated no more than sixty (60) days prior to the Substitution Date, by an appraiser doing business in the State where each such property is located with at least five (5) years experience in appraising properties similar to such property and who is acceptable to Lender and, if a Securitization has occurred, the Rating Agencies;
          (f) Lender shall have received evidence satisfactory to Lender that the fair market value of the Qualified Substitute Property is stable and is not less than the fair market value of the Substituted Property as of the date immediately preceding the Substitution Date determined based on the appraisals delivered pursuant to clause (e) above;
          (g) Lender shall have received evidence satisfactory to Lender that the Loan-to-Value Ratio (determined without taking into account the appraised value of the Substituted Property and including the appraised value of the Qualified Substitute Property) immediately following, and after giving effect to, the substitution shall be no greater than the lesser of (i) the Closing LTV and (ii) the Loan-to-Value Ratio (determined by including the appraised value of the Substituted Property and excluding the appraised value of the Qualified Substitute Property) immediately prior to the Substitution Date;
          (h) Lender shall have received evidence satisfactory to Lender that, after giving effect to the substitution, the Debt Service Coverage Ratio for the Loan for all of the Properties (excluding the Substituted Property and including the Qualified Substitute Property) for the twelve (12) month period immediately preceding the last day of the calendar month immediately preceding the Substitution Date is not less than the greater of (i) the Closing DSCR and (ii) the Debt Service Coverage Ratio for the Loan for all of the Properties (including the Substituted Property and excluding the Qualified Substitute Property) for the twelve (12) month
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period immediately preceding the last day of the calendar month immediately preceding the Substitution Date;
          (i) Lender shall have received evidence satisfactory to Lender that (A) the Net Cash Flow (as adjusted and determined in accordance with Lender’s standard underwriting practice and procedures as used in connection with the underwriting of the Loan) for the Qualified Substitute Property for the twelve (12) month period immediately preceding the last day of the calendar month immediately preceding the Substitution Date is equal to or greater than the Net Cash Flow (as adjusted and determined in accordance with Lender’s standard underwriting practice and procedures as used in connection with the underwriting of the Loan) for the Substituted Property for the twelve (12) month period immediately preceding the last day of the calendar month immediately preceding the Substitution Date, (B) the Net Cash Flow (as adjusted and determined in accordance with Lender’s standard underwriting practice and procedures as used in connection with the underwriting of the Loan) for the Qualified Substitute Property does not show a downward trend over the three (3) years immediately prior to the Substitution Date, and (C) after giving effect to the substitution, the Net Cash Flow generated from all of the Properties (excluding the Substituted Property and including the Qualified Substitute Property) is sufficient to pay all rent payable pursuant to the terms of the Operating Leases relating to such Properties;
          (j) If the Loan is part of a Securitization, Lender shall have received a Rating Agency Confirmation from the applicable Rating Agencies with respect to such substitution (or a written waiver from such Rating Agencies indicating that a Rating Agency Confirmation is not required). If the Loan is not part of a Securitization, Lender shall have consented in writing to such substitution, which consent shall not be unreasonably withheld or delayed;
          (k) No Event of Default shall have occurred and be continuing at the time of the submission by such Borrower of the Substitution Request or at the time of the closing of such substitution;
          (l) Lender shall have received an Officer’s Certificate stating that the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct on and as of the Substitution Date with respect to the Qualified Substitute Borrower and the Qualified Substitute Property and that no Event of Default has occurred and is continuing;
          (m) Lender shall have received a certified copy of an Operating Lease between such Qualified Substitute Borrower and Operating Lessee, which Operating Lease shall be substantially the same in form and substance as the Operating Lease in effect for the Substituted Property immediately prior to the Substitution Date as approved by Lender, and Operating Lessee shall have executed and delivered to Lender a Security Agreement, a Subordination Agreement and UCC-1 financing statements, each in form and substance substantially the same as the counterpart of such documents executed and delivered with respect to the related Substituted Property (all of which documents shall be covered by the opinion required pursuant to clause (t) below);
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          (n) The Qualified Substitute Borrower shall have executed, acknowledged and delivered to Lender a Mortgage, an Assignment of Leases and two UCC-1 financing statements with respect to the Qualified Substitute Property, together with a letter from such Qualified Substitute Borrower countersigned by a Title Company acknowledging receipt of such Mortgage, Assignment of Leases and UCC-1 financing statements and agreeing to record or file, as applicable, such Mortgage, Assignment of Leases and one of the UCC 1 financing statements in the real estate records for the county in which the Qualified Substitute Property is located and to file one of the UCC 1 financing statements in the office of the Secretary of State (or other central filing office) of the state in which such Qualified Substitute Borrower is organized, so as to effectively create upon such recording and filing valid and enforceable perfected first priority Liens upon the Qualified Substitute Property in favor of Lender (or such trustee as may be desired under local law), subject only to the Permitted Encumbrances. All of the Borrowers, the Qualified Substitute Borrower and, where applicable, Operating Lessee and each Guarantor shall have executed, acknowledged and delivered to Lender (i) a Joinder Agreement, (ii) an amended and restated Note, (iii) an amended and restated Environmental Indemnity, modified to include the Qualified Substitute Property and the Qualified Substitute Borrower (on a joint and several basis), and (iv) amendments to each Carveout Guaranty, the Clearing Account Agreement, the Cash Management Agreement and such of the other Loan Documents as Lender may reasonably require to reflect the joinder of the Qualified Substitute Borrower, the release of the Substituted Property and the addition of the Qualified Substitute Property. In addition, Borrowers shall have caused each Guarantor to acknowledge and confirm its obligations under the Loan Documents. The Mortgage, the Assignment of Leases, the UCC-1 financing statements and the Environmental Indemnity referenced above shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property, subject to modifications reflecting only the Qualified Substitute Borrower and the Qualified Substitute Property and such modifications reflecting the laws of the state in which the Qualified Substitute Property is located as shall be recommended for similar transactions by the counsel admitted to practice in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (t) below. The Mortgage encumbering the Qualified Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Qualified Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to one hundred twenty-five percent (125%) of the fair market value of the Qualified Substitute Property. The principal amount of the Loan allocated to the Qualified Substitute Property (such amount being hereinafter referred to as the “Substitute Allocated Loan Amount”) shall equal the Allocated Loan Amount of the related Substituted Property;
          (o) Lender shall have received (i) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring that such Qualified Substitute Borrower owns a fee simple estate in the entire Qualified Substitute Property and insuring the Lien of the Mortgage encumbering the Qualified Substitute Property, issued by the Title Companies and dated as of the Substitution Date, with reinsurance and direct access agreements or co-insurance endorsements in the same form as such agreements or endorsements issued in connection with the Title Insurance Policy insuring the Lien of the Mortgage
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encumbering the Substituted Property, and (ii) to the extent available, a “tie in” or similar endorsement to each Title Insurance Policy insuring the Lien of an existing Mortgage as of the Substitution Date with respect to the Title Insurance Policy insuring the Lien of the Mortgage encumbering the Qualified Substitute Property. The Title Insurance Policy issued with respect to the Qualified Substitute Property shall (A) provide coverage in the amount of the Substitute Allocated Loan Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to the least of one hundred twenty-five percent (125%) of the fair market value of the Qualified Substitute Property, one hundred fifty percent (150%) of the Substitute Allocated Loan Amount and the maximum amount (if any) permitted under applicable Legal Requirements in the state where the Qualified Substitute Property is located, (B) insure Lender that the relevant Mortgage creates a valid first lien on the Qualified Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (C) contain such endorsements and affirmative coverages as are then available and are contained in the Title Insurance Policies insuring the Liens of the existing Mortgages, including insuring that the Qualified Substitute Property constitutes a separate tax lot, and (D) name Lender, its successors and assigns, as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and Title Insurance Policy have been paid;
          (p) Lender shall have received a current survey for the Qualified Substitute Property, certified to the Title Companies and Lender and their successors and assigns, in the same form and having the same content as the certification of the survey of the Substituted Property, prepared by a professional land surveyor licensed in the State in which the Qualified Substitute Property is located and acceptable to the Rating Agencies in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, the American Congress on Surveying & Mapping and the National Society of Professional Surveyors in 1999. Such survey shall reflect the same legal description contained in the Title Insurance Policy relating to the Qualified Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of the Qualified Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to such survey and such survey shall certify whether or not the surveyed property is located in a “one-hundred-year flood hazard area”;
          (q) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for a Property hereunder have been satisfied with respect to the Qualified Substitute Property and evidence of the payment of all premiums payable for the existing policy period;
          (r) Lender shall have received a Phase I environmental report issued and certified by a recognized environmental consultant reasonably acceptable to Lender and in form and substance acceptable to Lender and each Rating Agency and, if recommended under the Phase I environmental report, a Phase II environmental report acceptable to Lender and each Rating Agency, which reports conclude that the Qualified Substitute Property does not contain any hazardous materials, is not subject to any risk of contamination from any off-site hazardous
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materials and complies in every respect with all environmental laws and that there is no further action or investigation required or recommended with regard to the Qualified Substitute Property;
          (s) Such Qualified Substitute Borrower shall have delivered or caused to be delivered to Lender (i) a structure chart for such Qualified Substitute Borrower, (ii) copies of all organizational documentation related to such Qualified Substitute Borrower certified as being complete and correct copies thereof by such Qualified Substitute Borrower, which organizational documentation shall be in form and substance satisfactory to Lender and the Rating Agencies, (iii) certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of such Qualified Substitute Borrower in the jurisdiction of its organization and in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person, (iv) resolutions of such Qualified Substitute Borrower authorizing the substitution and any actions taken in connection with such substitution and including an incumbency provision, and (v) an Officer’s Certificate from such Qualified Substitute Borrower stating that the substitution and the related transactions are arms length transactions and do not constitute a fraudulent conveyance under applicable bankruptcy and insolvency laws. Upon receipt of the structure chart for such Qualified Substitute Borrower, Lender shall order, and Borrowers shall pay the cost of, Uniform Commercial Code, judgment, litigation and tax lien filings that may have been filed with respect to such Qualified Substitute Borrower and its principals, and the results of such search shall not show any adverse matter;
          (t) Lender shall have received the following opinions of such Qualified Substitute Borrower’s counsel: (i) an opinion or opinions of counsel stating (A) that the Loan Documents delivered with respect to the Qualified Substitute Borrower and the Qualified Substitute Property are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, (B) that such Qualified Substitute Borrower is validly formed, duly existing and in good standing under the laws of the State of its formation, (C) that such Qualified Substitute Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Qualified Substitute Property is located or that such Qualified Substitute Borrower is not required by applicable law to qualify to do business in such jurisdiction, and (D) such other opinions substantially the same as the opinions that were rendered in connection with the origination of the Loan (modified to reflect the current transaction) as Lender may require; (ii) an opinion of counsel stating that the Loan Documents delivered with respect to the Qualified Substitute Borrower and the Qualified Substitute Property were duly authorized, executed and delivered by the party or parties executing the same and that the execution and delivery of such Loan Documents and the performance by the parties thereto of their obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which it is a party or to which it or its properties are bound; (iii) an opinion of counsel stating that subjecting the Qualified Substitute Property to the Lien of the related Mortgage and the execution and delivery of the related Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents or, subject to any restrictions required by applicable Legal Requirements, to realize the benefits of the cross-collateralization provided for thereunder; (iv) an update of the
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Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; (v) an additional substantive non-consolidation opinion with respect to the Qualified Substitute Borrower; and (vi) if the Loan is part of a Securitization and if requested by Lender, an opinion of counsel acceptable to the Rating Agencies confirming that the substitution shall not constitute a “significant modification” of the Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury or otherwise violate any of the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, as amended, and related provisions and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time. The counsel rendering the foregoing opinions shall be admitted, as applicable to the opinions rendered, to practice under the laws of the State in which the Qualified Substitute Property is located, the State of New York and the State where the Qualified Substitute Borrower is organized and shall be acceptable to Lender and, if the Loan is part of a Securitization, the Rating Agencies;
          (u) Such Qualified Substitute Borrower shall have paid, or escrowed with Lender, the following costs relating to the Qualified Substitute Property: (i) accrued but unpaid insurance premiums relating to the Qualified Substitute Property, (ii) currently due and payable Taxes (including any in arrears) relating to the Qualified Substitute Property, and (iii) currently due and payable maintenance charges and other impositions relating to the Qualified Substitute Property;
          (v) On or prior to the Substitution Date, such Qualified Substitute Borrower shall have paid or reimbursed Lender for (i) all out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution, (ii) all recording charges, filing fees, taxes or other expenses (including, without limitation, transfer, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution, and (iii) all costs and expenses of the Rating Agencies incurred in connection with the substitution;
          (w) Lender shall have received for the Qualified Substitute Property (i) annual operating statements, balance sheets and occupancy statements for the three (3) Fiscal Years prior to the Substitution Date (or such shorter period of existence of the Qualified Substitute Property) and for the trailing twelve (12) months preceding the Substitution Date; (ii) current budgets, rent rolls and reports of Capital Expenditures and FF&E Expenses, and (iii) such other financial statements reasonably requested by Lender, each certified to Lender as being true, correct and complete, and an Officer’s Certificate from such Qualified Substitute Borrower certifying that there has been no adverse change in the financial condition of the Qualified Substitute Property since the date of such statements;
          (x) Such Qualified Substitute Borrower shall have delivered to Lender estoppel certificates from any existing commercial tenants under any Major Leases of the Qualified Substitute Property dated within thirty (30) days of the Substitution Date. All such estoppel certificates shall expressly state that they may be relied upon by Lender and its successors and assigns, shall be substantially in the form approved by Lender and shall indicate
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that (i) the subject Lease is a valid and binding obligation of the tenant thereunder, (ii) there are no existing defaults under such Lease on the part of the landlord or the tenant thereunder, (iii) the tenant thereunder has no defense or offset to the payment of rent under such Lease, (iv) no rent under such Lease has been paid more than one (1) month in advance, (v) the tenant thereunder has no option under such Lease or otherwise to purchase all or any portion of the Qualified Substitute Property, and (vi) all tenant improvement work required under such Lease has been completed and the tenant under such Lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject Lease has not yet been completed, such Qualified Substitute Borrower shall, if required by Lender or by the Rating Agencies after Securitization of the Loan, establish an escrow reasonably acceptable to Lender for the payment of all costs related to such tenant improvement work as required under such Lease;
          (y) Lender shall have received copies of all Leases affecting the Qualified Substitute Property certified by such Qualified Substitute Borrower as being true, correct and complete;
          (z) Lender shall have received subordination agreements in the form approved by Lender with respect to tenants under Major Leases at the Qualified Substitute Property;
          (aa) Lender shall have received a Physical Conditions Report with respect to the Qualified Substitute Property prepared by a recognized engineering consultant reasonably acceptable to Lender, stating that the Qualified Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building codes and laws) and that the Qualified Substitute Property is in good condition and repair and free of damage or waste or that adequate funds have been escrowed to remediate any adverse conditions disclosed in such report as required by this Section 2.6.1(aa). Lender shall have received additional evidence that the Qualified Substitute Property is a separate tax lot and complies with all applicable zoning and building laws in all material respects, including, without limitation, (i) a certificate of an architect licensed to do business in the State in which the Qualified Substitute Property is located, a letter from the municipality in which the Qualified Substitute Property is located, or a report prepared by The Planning & Zoning Resource Corporation, (ii) if customarily issued in the jurisdiction in which the Qualified Substitute Property is located, certificates of occupancy for the buildings located on the Qualified Substitute Property, and (iii) if available in the jurisdiction in which the Qualified Substitute Property is located, an ALTA 3.1 zoning endorsement to the Title Insurance Policy relating to the Qualified Substitute Property. If the Physical Conditions Report recommends that any immediate repairs be made with respect to the Qualified Substitute Property, such Physical Conditions Report shall include an estimate of the cost of such recommended repairs and Borrowers shall deposit with Lender in an Account an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall be part of the Reserve Funds and constitute additional security for the Loan and shall be released to Borrowers in the same manner as provided for FF&E Reserve Funds under Section 6.5.2 hereof;
          (bb) Lender shall have received a certified copy of a Management Agreement between Operating Lessee and a Manager reflecting the management of the Qualified Substitute
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Property by such Manager, which Management Agreement shall either (i) be substantially the same in form and substance as the Management Agreement in effect for the Substituted Property immediately prior to the Substitution Date as approved by Lender or (ii) acceptable to Lender in its reasonable discretion, and such Manager, Operating Lessee and the Qualified Substitute Borrower shall have executed and delivered to Lender an Assignment of Management Agreement in form and substance substantially the same as the counterpart of such document executed and delivered with respect to the related Substituted Property (which Assignment of Management Agreement shall be covered by the opinion required pursuant to clause (t) above);
          (cc) Lender shall have received a certified copy of a Franchise Agreement for the Qualified Substitute Property with a Franchisor acceptable to Lender that is either (i) substantially the same in form and substance as the Franchise Agreement in effect for the Substituted Property or (ii) acceptable to Lender in its reasonable discretion, together with a Comfort Letter among such Qualified Substitute Borrower, Operating Lessee, the Franchisor and Lender either (A) in form and substance substantially the same as the counterpart of such document executed and delivered with respect to the related Substituted Property or (B) meeting the requirements set forth in Section 4.1.14(c) hereof;
          (dd) Lender shall have received evidence satisfactory to Lender that the Qualified Substitute Property complies with the requirements set forth in the definition of “Qualified Substitute Property” above;
          (ee) The Qualified Substitute Borrower shall have paid to, or deposited with, Lender all amounts reasonably required by Lender as reserves in connection with the Qualified Substitute Property;
          (ff) Lender shall have received such other and further reasonable approvals, opinions, documents and information in connection with the substitution as requested by the Rating Agencies, if the Loan is part of a Securitization, or required by Lender, if the Loan is not part of a Securitization;
          (gg) Lender shall have received copies of all contracts and agreements relating to the leasing and operation of the Qualified Substitute Property, together with a certification of such Qualified Substitute Borrower attached to each such contract or agreement certifying that the attached copy is a true, correct and complete copy of such contract or agreement and all amendments thereto;
          (hh) Such Borrower shall submit to Lender, not less than thirty (30) days prior to the Substitution Date, a release of Lien (and related Loan Documents) for the Substituted Property for execution by Lender, provided that such Borrower’s obligation to indemnify and hold harmless Lender pursuant to the provisions of the Loan Documents shall survive any such release to the extent expressly stated therein. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located;
          (ii) Lender shall have received evidence that all requirements for the substitution of the Qualified Substitute Property for the Substituted Property and the release of
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such Borrower and the joinder of such Qualified Substitute Borrower set forth in any Permitted Mezzanine Debt then in effect have been satisfied; and
          (jj) Such Borrower and such Qualified Substitute Borrower shall deliver an Officer’s Certificate certifying that all of the requirements set forth in this Section 2.6.1 have been satisfied.
Upon the satisfaction of the foregoing conditions precedent, Lender, at the sole cost and expense of Borrowers, will release its Lien from the Substituted Property to be released and the corresponding Borrower shall no longer be a Borrower under this Agreement or any of the other Loan Documents except to the extent of any obligation of such Borrower to indemnify and hold harmless Lender pursuant to the provisions of the Loan Documents that are expressly stated to survive a release of any Property or repayment of the Debt. If the substitution is to occur after the final sale of the Loan in a Securitization, then any and all approvals or consents of Lender under this Section 2.6.1 shall be made and determined by Lender based on a reasonable prudent lender standard.
          2.6.2 Definition of Property. Upon the closing of the substitution of any Property, all references herein to the term “Properties” or the term “Property” shall be deemed to exclude the Substituted Property and to include the Qualified Substitute Property, and the Substitute Allocated Loan Amount with respect to such Qualified Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Qualified Substitute Property for all purposes hereunder.
          2.6.3 Definition of Borrower. Upon the closing of the substitution of any Property, all references herein to the term “Borrowers” or the term “Borrower” shall be deemed to include the Qualified Substitute Borrower and to exclude the Borrower owning the Substituted Property except to the extent of any obligation of such Borrower to indemnify and hold harmless Lender pursuant to the provisions of this Agreement that are expressly stated to survive a release of any Property or repayment of the Debt.
     2.7 Contribution.
          (a) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the obligations of each Borrower hereunder and under the other Loan Documents shall be joint and several. On any date a payment with respect to any of the Obligations or amounts now or hereafter owing by any guarantor in respect of the Loan Documents, is made, the right of contribution, if any, of each Borrower or any guarantor (each an “Obligor”) against each Contributor (as hereinafter defined) shall be determined as provided in the immediately succeeding sentence, with the right of contribution of each Obligor to be revised and restated as of each such date. At any time that a payment (a “Relevant Payment”) is made by an Obligor in respect of the Obligations and results in the aggregate payments made by such Obligor in respect of the Obligations to and including the date of such Relevant Payment exceeding such Obligor’s Contribution Percentage (as defined below) of the aggregate payments made by all Obligors in respect of the Obligations to and including such date (such excess, the “Aggregate Excess Amount”), each such Obligor shall have a right of contribution against each
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Contributor who has made payments in respect of the Obligations to and including such date in an aggregate amount less than such Contributor’s Contribution Percentage of the aggregate payments made to and including such date by all Obligors in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (i) a fraction the numerator of which is the Aggregate Excess Amount of such Obligor and the denominator of which is the sum of the Aggregate Excess Amounts of all Obligors multiplied by (ii) the Aggregate Deficit Amount of such Contributor. An Obligor’s right of contribution, if any, pursuant to this paragraph shall arise at the time of each computation, subject to adjustment at the time of subsequent computations; provided that such Obligor may not take any action to enforce such right until the Obligations have been paid in full, it being expressly recognized and agreed by all Obligors that any Obligor’s right of contribution arising pursuant hereto against any Contributor shall be expressly junior and subordinate to such Contributor’s obligations and liabilities in respect of the Obligations. As used in this Section 2.7, (A) “Contributor” shall mean each Obligor required to make any payment to any other Obligor pursuant to this Section 2.7(a), (B) the “Contribution Percentage” of each Obligor shall mean the percentage obtained by dividing (x) the Benefit Amount (as hereinafter defined) of such Obligor by (y) the aggregate Benefit Amount of all Obligors and (C) the “Benefit Amount” of each Obligor shall mean the net value of the benefits to such Obligor from the credit extensions made under the Loan Documents.
          (b) Each of the Obligors recognizes and agrees that, except for any right of contribution arising pursuant to this Section 2.7, each Obligor which makes any payment in respect of the Obligations shall have no right of contribution, reimbursement or subrogation against any other Obligor in respect of such payment, any such right of contribution, reimbursement or subrogation arising under law or otherwise being expressly waived by all Obligors.
          (c) Each of the Obligors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Obligor has the right to waive its contribution right against any Contributor to the extent that after giving effect to such waiver such Obligor would remain solvent in the determination of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     3.1 Borrowers’ Representations. Each Borrower represents and warrants that, except to the extent (if any) disclosed on Schedule 6 attached hereto with reference to a specific Section of this Article 3, the following are true and correct in all material respects as of the Closing Date:
          3.1.1 Organization. Each of each Borrower, SPE Party, Operating Lessee and each Guarantor is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such
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qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its Obligations hereunder, and each Borrower, Operating Lessee and each Guarantor has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and the other Loan Documents to which it is a party, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents it which it is a party and all the transactions contemplated hereby and thereby.
          3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Borrower, Operating Lessee and each Guarantor, as applicable, and constitute a legal, valid and binding obligation of each Borrower, Operating Lessee and each Guarantor, as the case may be, enforceable against each such Person in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          3.1.3 No Conflicts. The execution and delivery by each Borrower, Operating Lessee and each Guarantor of this Agreement and the other Loan Documents to which they are respectively a party and the performance of their Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which any Borrower, Operating Lessee or any Guarantor is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the organizational documents of any Borrower, Operating Lessee or any Guarantor or any agreement or instrument to which any Borrower, Operating Lessee or any Guarantor is a party or by which it is bound, or any order or decree applicable to any Borrower, Operating Lessee or any Guarantor, or result in the creation or imposition of any Lien on any of the assets or property of any Borrower, Operating Lessee or any Guarantor (other than pursuant to the Loan Documents).
          3.1.4 Litigation. Except as set forth on Schedule 6 attached hereto, there is no action, suit, proceeding or investigation pending or, to Borrowers’ knowledge, threatened against any Borrower, SPE Party, Operating Lessee, any Guarantor, any Manager or any Property in any court or by or before any other Governmental Authority which, if adversely determined, would materially and adversely affect the condition (financial or otherwise) or business of any Borrower (including the ability of any Borrower to carry out the transactions contemplated by this Agreement), SPE Party, Operating Lessee, any Guarantor or any Manager or the condition or ownership of the Properties; provided that if a Manager is not an Affiliate of any Borrower, the representation set forth in this Section 3.1.4 as to such Manager is made to Borrowers’ knowledge.
          3.1.5 Agreements. None of any Borrower, Operating Lessee or any Guarantor is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of such Borrower, Operating Lessee or such Guarantor or its properties or might have consequences that would adversely affect its performance hereunder or under any of the other Loan Documents to which it is a party. None of any Borrower, Operating Lessee or any Guarantor is in default in any material respect in
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the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any of the Properties is bound.
          3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by any Borrower, Operating Lessee or any Guarantor of, or compliance by any Borrower, Operating Lessee or any Guarantor with, this Agreement or the other Loan Documents to which it is a party or the consummation of the transactions contemplated hereby, other than those which have been obtained by such Person.
          3.1.7 Title. Each Borrower has good, marketable and insurable fee simple title to the Property with respect to which it has granted a Lien under a Mortgage, free and clear of all Liens whatsoever except the Permitted Encumbrances. Each Mortgage, each Assignment of Leases and the Security Agreement, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority Lien on the interest of Borrowers and Operating Lessee in each of the Properties, subject only to Permitted Encumbrances, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting any Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage, except for a mechanic’s lien filed by Jim Estes Construction Incorporated against the Hampton Inn Evansville Property for which an escrow has been established with Chicago Title Insurance Company. None of the Permitted Encumbrances affecting any Property, individually or in the aggregate, (i) materially interfere with the benefits of the security intended to be provided by the Mortgages and this Agreement, (ii) materially and adversely affect the value of any Property, (iii) impair the use or operations of any Property in any material respect, or (iv) impair Borrowers’ ability to pay the Obligations in a timely manner.
          3.1.8 No Plan Assets. As of the date hereof and throughout the Term (a) none of any Borrower or Operating Lessee is or will become an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of any Borrower or Operating Lessee constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) none of any Borrower or Operating Lessee is or will become a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with any Borrower or Operating Lessee are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.
          3.1.9 Compliance. Each Borrower and its Property and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes, except as set forth in the applicable Zoning Report. None of any Borrower or Operating Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which
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might materially adversely affect the condition (financial or otherwise) or business of such Borrower or Operating Lessee. None of any Borrower or Operating Lessee has committed any act that may give any Governmental Authority the right to cause such Borrower or Operating Lessee to forfeit any Property or any part thereof or any monies paid in performance of Borrowers’ Obligations under any of the Loan Documents. Each of the Properties is used exclusively for hotel and other appurtenant and related uses. In the event that all or any part of the Improvements on any Property are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits, except as set forth in the applicable Zoning Report. No legal proceedings are pending or, to the knowledge of Borrowers, threatened with respect to the zoning of any Property. Neither the zoning nor any other right to construct, use or operate any Property is in any way dependent upon or related to any property other than the Property owned by such Borrower. The use being made of each of the Properties is in conformity with the certificate of occupancy (or its equivalent) issued for such Property, if any, and all other restrictions, covenants and conditions affecting such Property in all material respects.
          3.1.10 Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of each Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of such Property as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Neither any Borrower nor Operating Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Borrower and are reasonably likely to have a materially adverse effect on any of the Properties or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of any Borrower, Operating Lessee or the Properties from that set forth in said financial statements.
          3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to any Borrower’s knowledge, is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to any Property.
          3.1.12 Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the utilization of the Improvements located on each Property for their intended purposes in all material respects have been obtained, are described in the Title Insurance Policies and are in full force and effect without default thereunder. Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary to the full use and enjoyment of each Property are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property. All roads necessary for the
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use of each Property for its current purpose have been completed and either (a) such roads have been dedicated to public use and accepted by all Governmental Authorities or (b) the owner of such Property has been granted a recorded easement over such road for access to and from such Property and such easement is set forth in and insured by the Title Insurance Policy covering such Property.
          3.1.13 Separate Lots. Each Property is comprised of one (1) or more parcels that constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.
          3.1.14 Assessments. Except as set forth in any Title Insurance Policy, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.
          3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
          3.1.16 Assignment of Leases. Each Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to each Borrower or Operating Lessee to exercise certain rights and to perform certain obligations of the landlord under the Leases, including the right to operate the related Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
          3.1.17 Insurance. Borrowers have obtained and have delivered to Lender original or certified copies of all of the Policies (or true and correct specimens of the Policies), with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including any Borrower and Operating Lessee, has done, by act or omission, anything that would impair the coverage of any of the Policies.
          3.1.18 Licenses. All permits and approvals, including, without limitation, certificates of occupancy (or its equivalent) and any applicable liquor licenses (except as set forth on Schedule 6 attached hereto), required by any Governmental Authority for the use, occupancy and/or operation of the Properties in the manner in which each such Property is currently being used, occupied and operated have been obtained and are in full force and effect.
          3.1.19 Flood Zone. Except to the extent indicated on a Survey, none of the Improvements on any Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 5.1.1(a)(i) hereof is in full force and effect with respect to such Property.
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          3.1.20 Physical Condition. Except as set forth in the Physical Conditions Report, the Properties, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any of the Properties, whether latent or otherwise, and neither any Borrower or Operating Lessee has received notice from any insurance company or bonding company of any defects or inadequacies in the Property owned by such Borrower, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
          3.1.21 Boundaries. Except to the extent indicated on a Survey, all of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon any Property, and no easements or other encumbrances affecting any Property encroach upon any of the Improvements, so as to affect the value or marketability of any Property, except those, if any, which are set forth on the related Survey and insured against by the applicable Title Insurance Policy.
          3.1.22 Leases. The rent roll for each Property attached hereto as Schedules 7 (collectively, the “Rent Roll Schedules”) is true, complete and correct in all material respects and none of the Properties is subject to any Leases other than the related Operating Lease and the Leases described in the Rent Roll Schedules, as applicable. The Leases identified on the Rent Roll Schedules are in full force and effect and there are no defaults thereunder by any party thereto. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. No Rent (including security deposits) has been paid more than one (1) month in advance of its due date. All construction work to be performed by each Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant. Any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower to any Tenant has already been received by such Tenant. Each Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property owned by such Borrower that have not been applied (including accrued interest thereon), all of which are held by such Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements. To Borrowers’ knowledge, each Tenant is free from bankruptcy or reorganization proceedings. To Borrowers’ knowledge, no Tenant under any Lease is default under the terms and conditions of such Lease. No Tenant under any Lease (or any sublease) (other than the Operating Leases) is an Affiliate of any Borrower, except as may be otherwise disclosed on the Rent Roll Schedules, as appropriate. The Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, and are open for business and paying full, unabated rent. There are no brokerage fees or commissions due and payable in connection with the leasing of space at any Property, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in
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connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing.
          3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Properties to Borrowers have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgages, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of any Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder, or such taxes and governmental assessments are insured against by the Title Insurance Policies.
          3.1.24 Single Purpose. Each Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as either (1) the Obligations shall be paid and performed in full or (2) such Borrower has been released from its obligations under the Loan Documents in connection with a Defeasance Event pursuant to Section 2.5.3 hereof or a substitution of properties pursuant to Section 2.6 hereof:
          (a) No Borrower owns or will own any asset or property other than (i) its respective Property and (ii) incidental personal property necessary for the ownership or operation of such Property.
          (b) No Borrower has engaged or will engage in any business other than the ownership, management and operation of its respective Property and each Borrower will conduct and operate its business as presently conducted and operated.
          (c) Such Borrower has not entered and will not enter into any contract or agreement with any Affiliate of any Borrower, any constituent party of any Borrower or any Affiliate of any constituent party, except (i) upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party, (ii) in connection with the Loan, and (iii) the Operating Lease to which such Borrower is a party.
          (d) Such Borrower has not incurred and will not incur, and such Borrower shall not permit Operating Lessee pursuant to the related Operating Lease to incur, any Indebtedness other than (i) with respect to such Borrower, the Debt, and (ii) with respect to Operating Lessee, (A) unsecured trade payables and short term operational debt not evidenced by a note and (B) equipment financing that is not secured by a Lien on any Property except the equipment financed, all of which debt under the preceding clauses (A) and (B) does not and will not exceed in the aggregate, including such trade payables, short term operational debt and equipment financing of Operating Lessee as to the Properties owned by the other Borrowers, $2,000,000.00 at any one time; provided that any Indebtedness incurred pursuant to the preceding clause (ii)(A) shall not be outstanding for more than sixty (60) days (except to the
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extent that such indebtedness or the validity thereof is being duly and diligently contested by such Borrower in accordance with all applicable Legal Requirements) and shall be incurred in the ordinary course of business (the Indebtedness described in the foregoing clauses (i) and (ii) is referred to herein, collectively, as “Permitted Indebtedness”). No Indebtedness other than the Debt and Permitted Encumbrances may be secured (subordinate or pari passu) by any of the Properties.
          (e) Such Borrower has not made and will not make any loans or advances to any third party (including Operating Lessee, any other Affiliate of such Borrower or any constituent party of such Borrower), and has not and shall not acquire obligations or securities of its Affiliates.
          (f) Such Borrower is and intends to remain solvent and, except as contemplated by this Agreement wherein Borrowers are jointly and severally liable, such Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) to the extent of available funds from its own assets as the same shall become due.
          (g) Such Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and such Borrower will not, nor will such Borrower permit SPE Party to, (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented in writing and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation in connection therewith, amend, modify or otherwise change any term or provision of its partnership certificate, partnership agreement, articles of incorporation and bylaws, certificate of formation, limited liability company operating agreement, trust or other organizational documents that in any way relates or pertains to the matters set forth in this Section 3.1.24.
          (h) Such Borrower has maintained and will maintain separate books, records, financial statements and bank accounts from those of its Affiliates and any other Person. Such Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that such Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Borrower and such Affiliates and to indicate that such Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person. Such Borrower will file its own tax returns (to the extent such Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person. Such Borrower has maintained and shall maintain its books, records, resolutions and agreements as official records.
          (i) Such Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including Operating Lessee, any other Affiliate of such Borrower or any constituent party of such Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own
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name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.
          (j) Such Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
          (k) Neither such Borrower nor any constituent party of such Borrower will seek or effect the liquidation, dissolution, winding up, consolidation, asset sale or merger, in whole or in part, of such Borrower.
          (l) Except as contemplated by this Agreement, such Borrower has not commingled and will not commingle the funds and other assets of such Borrower with those of any Affiliate or constituent party of such Borrower or any other Person, and has held and will hold all of its assets in its own name.
          (m) Such Borrower has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party of such Borrower or any other Person.
          (n) Except as contemplated by this Agreement, such Borrower has not assumed or guaranteed and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
          (o) Each Borrower’s general partner (the “SPE Party”) shall be a single member limited liability company whose sole asset is its interest in such Borrower and the other Borrowers, and SPE Party (i) will cause each Borrower to comply with each of the representations, warranties and covenants contained in this Section 3.1.24; (ii) will at all times comply with each of the representations, warranties and covenants contained in this Section 3.1.24 (other than subsections (a), (b) and (d)) as if such representation, warranty or covenant was made directly by SPE Party; (iii) will not engage in any business or activity other than owning an interest in each Borrower; (iv) will not acquire or own any assets other than its partnership interest in each Borrower; and (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than unsecured trade payables incurred in the ordinary course of business related to the ownership of an interest in each Borrower that (A) do not exceed at any one time $50,000.00 in the aggregate with respect to all Borrowers, and (B) are paid within thirty (30) days after the date incurred. Upon the withdrawal or the disassociation of SPE Party from Borrowers, Borrowers shall immediately appoint a new SPE Party whose certificate of formation and limited liability company operating agreement is substantially similar to those of such withdrawing SPE Party and deliver a new non-consolidation opinion to Lender and the Rating Agency or Rating Agencies, as applicable, with respect to the new SPE Party and its equity owners.
          (p) The organizational documents of SPE Party shall provide that the business and affairs of SPE Party shall be managed by or under the direction of a board of one or more
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directors or managers designated by the sole member of SPE Party, and at all times there shall be at least two (2) duly appointed individuals (each, an “Independent Director”) on the board of directors or managers of SPE Party who are reasonably satisfactory to Lender and who shall not have been at the time of such individual’s appointment or at any time while serving as an Independent Director (except pursuant to an express provision in SPE Party’s operating agreement providing for the appointment of such Independent Director to become a “special member” upon the sole member of SPE Party ceasing to be a member of SPE Party), and may not have been at any time during the preceding five (5) years (i) a stockholder, director (other than as an Independent Director of SPE Party), officer, employee, partner, member, attorney or counsel of any Borrower, SPE Party, any Affiliate of any of them or any direct or indirect parent of any of them, (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with any Borrower or any Affiliate of any Borrower, (iii) a person Controlling any such stockholder, director, officer, employee, partner, member, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other person. A natural person who otherwise satisfies the foregoing definition except for being the independent director or independent manager of a “special purpose entity” affiliated with any Borrower shall not be disqualified from serving as an Independent Director of SPE Party if such person is an independent director or independent manager provided by a nationally-recognized company that provides professional independent directors or managers in the ordinary course of its business. As used herein, the term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.
          (q) The organizational documents of SPE Party shall provide that the board of directors or managers of SPE Party shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors or managers, including the Independent Directors, of SPE Party unless at the time of such action there shall be at least two (2) members of the board of directors or managers who are Independent Directors (and such Independent Directors shall have participated in such vote). SPE Party will not without the unanimous written consent of its board of directors or managers, including the Independent Directors, on behalf of itself or any Borrower, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official, (iii) take any action that might cause such entity to become insolvent, or (iv) make an assignment for the benefit of creditors.
          (r) The organizational documents of SPE Party shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes the sole member of SPE Party to cease to be a member of SPE Party (other than (A) upon an assignment by such sole member of all of its limited liability company interests in SPE Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPE Party and the Loan Documents, or (B) the resignation of such sole member and the admission of an additional member of SPE Party, if permitted pursuant to the organizational documents of
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SPE Party and the Loan Documents), one of the persons acting as an Independent Director of SPE Party shall, without any action of any Person and simultaneously with the sole member of SPE Party ceasing to be a member of SPE Party, automatically be admitted as the sole member of SPE Party (which may be a non-economic member) (the “Special Member”) and shall preserve and continue the existence of SPE Party without dissolution. The organizational documents of SPE Party shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to SPE Party as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director.
          (s) The organizational documents of SPE Party shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) the sole member of SPE Party may not resign, and (ii) no additional member shall be admitted to SPE Party.
          (t) The organizational documents of SPE Party shall provide that, as long as any portion of the Obligations remains outstanding: (i) SPE Party shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of SPE Party or the occurrence of any other event which terminates the continued membership of the last remaining member of SPE Party in SPE Party unless the business of SPE Party is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of SPE Party to cease to be a member of SPE Party or that causes the sole member of SPE Party to cease to be a member of SPE Party (other than (A) upon an assignment by such sole member of all of its limited liability company interests in SPE Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPE Party and the Loan Documents, or (B) the resignation of such sole member and the admission of an additional member of SPE Party, if permitted pursuant to the organizational documents of SPE Party and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in SPE Party, agree in writing (1) to continue the existence of SPE Party, and (2) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of SPE Party, effective as of the occurrence of the event that terminated the continued membership of such member in SPE Party; (iii) the bankruptcy of the sole member of SPE Party or a Special Member shall not cause such sole member or Special Member, respectively, to cease to be a member of SPE Party and upon the occurrence of such an event, the business of SPE Party shall continue without dissolution; (iv) in the event of the dissolution of SPE Party, SPE Party shall conduct only such activities as are necessary to wind up its affairs (including the sale of its assets in an orderly manner), and the assets of SPE Party shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of the sole member of SPE Party and the Special Members shall irrevocably waive any right or power that they might have to cause SPE Party or any of its assets to be partitioned, to cause the appointment of a receiver for all or any
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portion of the assets of SPE Party or any Borrower, to compel any sale of all or any portion of the assets of SPE Party or any Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of SPE Party or any Borrower.
          (u) Such Borrower and SPE Party shall conduct their respective businesses so that the assumptions made with respect to such Borrower and SPE Party in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, such Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding such Borrower, SPE Party or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants in this Section 3.1.24, and (iii) all of the organizational documents of such Borrower.
          (v) Such Borrower will not permit any Affiliate or constituent party of such Borrower, other than any other Borrower and other than SPE Party in its capacity as the general partner of such Borrower, independent access to its bank accounts.
          (w) Such Borrower has paid and shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.
          (x) Such Borrower has compensated and shall compensate each of its consultants and agents from its own funds for services provided to it and pay from its own assets all obligations of any kind incurred.
          (y) Such Borrower has not, and without the unanimous consent of all of its partners (including all Independent Directors of its general partner), will not (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of its properties, (iii) make any assignment for the benefit of its creditors, or (iv) take any action that might cause such Borrower to become insolvent.
          (z) Such Borrower has maintained and will maintain an arm’s-length relationship with its Affiliates.
          (aa) Except in connection with the Loan, none of the assets of such Borrower are currently pledged for the benefit of any other Person and such Borrower will not pledge its assets for the benefit of any other Person.
          (bb) Such Borrower has and will have no obligation to indemnify its officers, directors, members or partners, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against such Borrower if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation (provided that such subordination shall not apply to any errors and omissions insurance).
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          (cc) The Independent Directors of the general partner of such Borrower will consider the interests of such Borrower’s creditors in connection with all partnership actions.
          (dd) Operating Lessee shall be a single member limited liability company whose sole asset is its interest in the Properties under the Operating Leases, and Operating Lessee (i) will at all times comply with each of the representations, warranties and covenants contained in this Section 3.1.24 (other than subsection (a)) as if such representation, warranty or covenant was made directly by Operating Lessee; (ii) will not engage in any business or activity other than managing and operating the Properties in accordance with the terms of the Operating Leases; and (iii) will not acquire or own any assets other than its interest in the Properties under the Operating Leases and personal property related thereto.
          3.1.25 Tax Filings. To the extent required, each Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state commonwealth, district and local taxes, charges and assessments payable by such Borrower. Each Borrower believes that its tax returns (if any) properly reflect the income and taxes of such Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
          3.1.26 Solvency. No Borrower (a) has entered into this transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, or (ii) failed to receive reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrowers’ aggregate assets exceeds and will, immediately following the making of the Loan, exceed Borrowers’ aggregate total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrowers’ aggregate assets is, and immediately following the making of the Loan, will be, greater than Borrowers’ probable aggregate liabilities, including the maximum amount of their contingent liabilities on their debts as such debts become absolute and matured. The assets of each Borrower do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of the obligations of such Borrower).
          3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
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          3.1.28 Organizational Chart and Status.
          (a) The organizational chart attached hereto as Schedule 8 and by this reference incorporated herein, relating to Borrowers and certain Affiliates and other parties, is true, complete and correct on and as of the Closing Date. No Person other than those Persons shown on Schedule 8 attached hereto has any ownership interest in, or right of control, directly or indirectly, in any Borrower.
          (b) Each Borrower is a Delaware limited partnership and each Borrower’s exact legal name, Tax Identification Number and Delaware Organizational ID Number are each set forth on Schedule 1 attached hereto.
          3.1.29 Bank Holding Company. No Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
          3.1.30 No Casualty. None of the Improvements on any Property have suffered any material casualty or damage which has not been fully repaired and the cost thereof fully paid.
          3.1.31 Purchase Options. None of the Properties nor any part thereof are subject to any purchase options or other similar rights in favor of third parties.
          3.1.32 FIRPTA. No Borrower is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
          3.1.33 PUHCA. No Borrower is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company”, all as defined in the Public Utility Holding Company Act of 1935, as amended.
          3.1.34 Investment Company Act. No Borrower is (a) required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          3.1.35 Use of Properties. Each Property consists solely of a hotel and related operations and is used for no other purpose.
          3.1.36 Fiscal Year. The fiscal year of each Borrower and Operating Lessee commences on January 1 and ends on December 31 during each year.
          3.1.37 No Other Financing. No Borrower has borrowed any funds that have not heretofore been repaid in full, except for the Loan.
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          3.1.38 Contracts.
          (a) No Borrower has entered into, or is bound by, any Major Contract that continues in existence, except its Operating Lease with Operating Lessee. Operating Lessee has not entered into, and is not bound by, any Major Contract that continues in existence, except the Operating Leases, the Franchise Agreements, the Management Agreements and such other Major Contracts as have been previously disclosed in writing to Lender.
          (b) Each of the Operating Leases, the Franchise Agreements, the Management Agreements and other Major Contracts is in full force and effect, there are no monetary or other material defaults by any Borrower or Operating Lessee thereunder and, to the best knowledge of each Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of any Borrower, Operating Lessee, any Manager or any other Person acting on the behalf of any Borrower or Operating Lessee has given or received any notice of default under any Operating Lease, Franchise Agreement, Management Agreement or other Major Contract that remains uncured or in dispute.
          (c) Borrowers have delivered true, correct and complete copies of each Operating Lease, each Franchise Agreement, each Management Agreement and each of the other Major Contracts (including all amendments and supplements thereto) to Lender.
          (d) Except for the Operating Lessee under the Operating Agreements and except for Remington Lodging & Hospitality, L.P. under certain Management Agreements, no Major Contract has as a party an Affiliate of any Borrower.
          (e) All fees and other compensation for services previously performed under the Management Agreements have been paid in full.
          3.1.39 Full and Accurate Disclosure. No statement of fact made by any Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading as of the dates made. There is no material fact presently known to any Borrower which has not been disclosed to Lender which adversely affects, nor as far as any Borrower can reasonably foresee, might adversely affect, any Property or the business, operations or condition (financial or otherwise) of any Borrower, other than with regard to market risk inherent in projecting future operations.
          3.1.40 Other Obligations and Liabilities. No Borrower has any liabilities or other obligations that arose or accrued prior to the Closing Date that, either individually or in the aggregate, could have a material adverse effect on such Borrower, any Property and/or such Borrower’s ability to pay the Debt. Neither any Borrower nor Operating Lessee has any known contingent liabilities.
          3.1.41 REAs. Each of the REAs listed in the Title Insurance Policies is in full force and effect and neither the Borrower that is a party thereto nor, to Borrowers’ knowledge, any other party thereto is in default thereunder, and to the best of Borrowers’ knowledge, there
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are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth in the Title Insurance Policies, no Borrower has modified, amended or supplemented any REA listed in the Title Insurance Policies and, to Borrowers’ knowledge, no predecessor in interest to any Borrower has modified, amended or supplemented any REA listed in the Title Insurance Policies.
          3.1.42 Franchise Agreements. Each Franchise Agreement is in full force and effect and there is no default, breach or violation existing thereunder by Operating Lessee or any other party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by Operating Lessee or any other party thereto. There is no property improvement plan or similar program in effect with respect to any Property pursuant to the related Franchise Agreement. Neither the execution and delivery of the Loan Documents, nor Borrowers’ or Operating Lessee’s performance thereunder, will adversely affect Operating Lessee’s rights under any Franchise Agreement, any Management Agreement or any of the other Major Contracts.
          3.1.43 Recycled Entities. Each Borrower: (i) is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business, (ii) has no judgments or liens of any nature against it except for tax liens not yet due; (iii) is in compliance in all material respects with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate; (iv) except as set forth on Schedule 6 attached hereto, is not aware of any pending or threatened litigation; (v) is not involved in any dispute with any taxing authority; (vi) has paid all Taxes; (vii) has never owned any property other than its Property and has never engaged in any business except the ownership and operation of its Property; (viii) is not now a party to any on-going lawsuit, arbitration, summons, or legal proceeding, except for claims that are fully covered by insurance; (ix) has provided Lender with complete financial statements that reflect a fair and accurate view of its financial condition; (x) has obtained a Phase I Environmental Site Assessment for its Property that does not identify the presence of any recognized environmental condition or is otherwise approved by Lender; (xi) has materially complied with the separateness covenants set forth in its organizational documents since its formation; and (xii) has no material contingent or actual obligations not related to its Property.
     3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 shall survive until the Obligations have been paid and performed in full.
ARTICLE 4
BORROWERS’ COVENANTS
     4.1 Borrowers’ Affirmative Covenants. Each Borrower hereby covenants and agrees with Lender that throughout the Term:
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          4.1.1 Payment and Performance of Obligations. Borrowers shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.
          4.1.2 Existence; Compliance with Legal Requirements. Each Borrower, SPE Party and Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and to comply in all material respects with all Legal Requirements applicable to it and the Properties.
          4.1.3 Taxes, Other Charges and Liens. Borrowers shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Lender receipts for the payment of the Taxes and Other Charges prior to the date the same shall become delinquent (provided, however, that Borrowers need not pay directly Taxes nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Borrowers shall not permit or suffer, and shall promptly cause to be paid and discharged, any Lien or charge against any Property that is prohibited in accordance with Section 4.2.2 hereof, and shall promptly pay for all utility services provided to any Property. After prior written notice to Lender, Borrowers, at their own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Property or any part thereof or interest therein will be subject to being sold, forfeited, terminated, canceled or lost; (d) Borrowers shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of Taxes or Other Charges from the Property or Properties that are the subject of such contest; and (f) Borrowers shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.
          4.1.4 Litigation. Each Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against any Borrower, SPE Party, Operating Lessee or any Guarantor which reasonably could be expected to materially adversely affect any Property or the condition (financial or otherwise) or business of such Borrower, SPE Party, Operating Lessee or such Guarantor, including such Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents.
          4.1.5 Access to Properties. Borrowers shall permit agents, representatives, consultants and employees of Lender to inspect any Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally). Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water,
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building material and other samples from any Property, subject to the rights of Tenants under their Leases and guests staying at the Property.
          4.1.6 Further Assurances; Supplemental Mortgage Affidavits. Borrowers shall, and shall cause Operating Lessee to, at Borrowers’ sole cost and expense:
          (a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and
          (b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
          4.1.7 Financial Reporting.
          (a) Borrowers shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP and the Uniform System of Accounts for Hotels, current edition, reflecting the financial affairs of each Borrower and Operating Lessee. Lender shall have the right from time to time during normal business hours upon reasonable notice (which may be given verbally) to Borrowers to examine such books and records at the respective office of each Borrower, Operating Lessee or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrowers shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
          (b) Each Borrower shall furnish, or cause to be furnished, to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of the consolidated annual financial statements of Ashford Hospitality Trust, Inc. audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender prepared in accordance with GAAP, including consolidated statements of income and expense and cash flow and a balance sheet. Such annual financial statements shall be accompanied by (i) a current rent roll for the Property owned by such Borrower, and (ii) an Officer’s Certificate of such Borrower certifying that (A) such annual financial statements are true, correct, accurate and complete and fairly present the financial condition and the results of operations of Ashford Hospitality Trust, Inc., and (B) whether to the best of such Borrower’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
          (c) Each Borrower will furnish, or cause to be furnished, to Lender on or before the forty-fifth (45th) day after the end of each calendar quarter throughout the Term the following items, accompanied by an Officer’s Certificate of such Borrower certifying that such
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items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of such Borrower, Operating Lessee and the Property owned by such Borrower in a manner consistent with GAAP and the Uniform System of Accounts for Hotels, current edition, as applicable:
          (i) quarterly and year-to-date statements of income and expense and cash flow prepared on a cash basis for such quarter with respect to the Property owned by such Borrower, with a balance sheet for such quarter for such Borrower and Operating Lessee;
          (ii) a current rent roll as of the end of such quarter for the Property owned by such Borrower;
          (iii) a summary report detailing monthly occupancy, including average daily rate; and
          (iv) any and all franchise inspection reports received by such Borrower or Operating Lessee with respect to the Property owned by such Borrower during the subject quarter.
Borrowers shall also furnish Lender on or before the forty-fifth (45th) day after the end of each calendar quarter throughout the Term, a statement setting forth the Net Cash Flow, Gross Revenue and Operating Expenses for the Properties and the total amount of rent paid by the Operating Lessee under the Operating Leases, in each case for the subject quarter and the last four quarters, and a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter, for such quarter and the last four quarters.
          (d) At any time that the Loan is not subject to a Securitization, each Borrower will furnish Lender on or before the thirtieth (30th) day after the end of each calendar month the following items, accompanied by an Officer’s Certificate of such Borrower certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of such Borrower, Operating Lessee and the Property owned by such Borrower in a manner consistent with GAAP and the Uniform System of Accounts for Hotels, current edition, as applicable:
          (i) monthly and year-to-date statements of income and expense and cash flow prepared on a cash basis for such month with respect to the Property owned by such Borrower, with a balance sheet as of such month;
          (ii) a comparison of the budgeted income and expenses and the actual income and expenses for such month and year to date for the Property owned by such Borrower, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such period and year to date;
          (iii) a current rent roll for the Property owned by such Borrower;
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          (iv) a summary report detailing monthly occupancy, including average daily rate; and
          (v) any and all franchise inspection reports received by such Borrower or Operating Lessee with respect to the Property owned by such Borrower during the subject month.
          (e) Each Borrower shall submit to Lender by December 1 of each year the Annual Budget for such Borrower’s Property for the succeeding Fiscal Year.
          (f) Borrowers shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Properties and/or the financial affairs of each Borrower and Operating Lessee as may be reasonably requested by Lender, including a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for the Properties, together with a detailed explanation of any variances of more than five percent (5.0%) between budgeted and actual amounts for such period and year to date.
          4.1.8 Title to the Properties. Borrowers will warrant and defend the validity and priority of the Liens of the Mortgages and the Assignments of Leases on each of the Properties against the claims of all Persons whomsoever, subject only to the Permitted Encumbrances.
          4.1.9 Estoppel Statements.
          (a) Borrowers shall furnish to Lender, within five (5) Business Days after any request by Lender (but no more than two times in any calendar year), a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any alleged offsets or defenses to the payment and performance of the Obligations, if any, (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification, (vi) whether any written notice of a Default or Event of Default is then outstanding, and (vii) a list of the Properties then encumbered by the Mortgages.
          (b) Borrowers shall use commercially reasonable efforts to deliver to Lender, within ten (10) days after any request by Lender, an estoppel certificate from each Tenant under any Lease; provided that such certificate may be in the form required under such Lease; and provided, further, that Borrowers shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
          (c) Borrowers shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days after any request by Lender, estoppel certificates from each party under any REA designated by Lender; provided that such certificates may be in the form required under the applicable REA, and provided further that Borrowers shall not be required to deliver such certificates with respect to any particular REA more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).
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          4.1.10 Leases.
          (a) All Leases (other than the Operating Leases) and all renewals of Leases (other than the Operating Leases) executed after the date hereof shall (i) provide for economic terms, including rental rates, comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage, the Assignment of Leases and the Security Agreement encumbering the applicable Property and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale; (iv) be to Tenants that are creditworthy, (v) not be to an Affiliate of any Borrower or any Guarantor, and (vi) not contain any option to purchase, any right of first refusal to purchase, any requirement for a non-disturbance or recognition agreement, or any other terms which would materially adversely affect Lender’s rights under the Loan Documents. All Major Leases and all renewals, amendments, modifications and terminations thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed.
          (b) Borrowers shall, or shall cause Operating Lessee to, (i) observe and perform the obligations imposed upon the landlord under the Leases in a commercially reasonable manner and in all material respects; (ii) promptly send copies to Lender of all notices of default which any Borrower or Operating Lessee shall send or receive under any Major Lease; (iii) enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner and in all material respects; provided, however, that neither any Borrower nor Operating Lessee shall terminate or accept a surrender of a Major Lease without Lender’s prior written approval; (iv) not collect any of the Rents more than one (1) month in advance (other than security deposits); (v) not execute any assignment of the landlord’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (vi) not alter, modify or change any Major Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the landlord. Upon request, Borrowers shall furnish Lender with executed copies of all Leases. Borrowers or Operating Lessee shall have the right, without the consent or approval of Lender in any instance, to terminate, modify, amend, restate or accept a surrender of any Lease that is not a Major Lease.
          (c) All security deposits of Tenants, whether held in cash or any other form, shall not be commingled with any other funds of Borrowers or Operating Lessee and, if cash, shall be deposited by Borrowers or Operating Lessee at a separately designated account under the control of the applicable Borrower or Operating Lessee at the Clearing Bank. After the occurrence of a Sweep Event, Borrowers shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account, which shall then be held by the Deposit Bank in a separate Account subject to the terms of the Leases. Any letter of credit, bond or other instrument that any Borrower or Operating Lessee holds in lieu of a cash security deposit (i) shall be maintained in full force and effect in the full amount of such deposit unless replaced by a cash deposit as herein above described, (ii) shall be issued by an institution reasonably satisfactory to
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Lender, (iii) shall name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully transferable to Lender without payment by Lender of any fee or charge), (iv) shall be delivered to and held by Lender upon Lender’s request, and (v) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Lender. Borrowers shall, upon request, provide Lender with evidence satisfactory to Lender of Borrowers’ and/or Operating Lessee’s compliance with the foregoing.
          (d) Notwithstanding anything to the contrary contained herein, without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion, no Borrower shall (i) surrender, terminate or cancel the Operating Lease to which it is a party; (ii) reduce or consent to the reduction of the term of the Operating Lease to which it is a party; (iii) increase or consent to the increase of the amount of any charges under the Operating Lease to which it is a party; (iv) modify, change, supplement, alter, replace or amend the Operating Lease to which it is a party or waive or release any of such Borrower’s rights and remedies under the Operating Lease, including, without limitation, any material defaults; or (v) grant its consent or approval as may be requested or required in connection with the terms and provisions of the Operating Lease to which it is a party with respect to any matter that would require the consent of Lender pursuant to the Loan Documents. Notwithstanding the foregoing, Lender shall not unreasonably withhold its consent to a Borrower renewing any Operating Lease upon the expiration thereof or to a Borrower entering into a new Operating Lease with Operating Lessee upon the expiration of the current Operating Lease. As conditions precedent to a Borrower renewing any Operating Lease or entering into a new Operating Lease after the date hereof, in addition to obtaining Lender’s consent to the terms thereof as required above, (A) such Borrower shall provide written notice to Lender of such renewed or new Operating Lease not less than thirty (30) days prior to the date on which such renewed or new Operating Lease shall be effective, which notice shall include a copy of the proposed renewed or new Operating Lease blacklined to the Operating Lease being replaced, (B) such Borrower and Operating Lessee shall execute and deliver to Lender (and record in the appropriate real estate records if required by Lender) a subordination and attornment agreement in the same form as the Subordination Agreement executed in connection with the Operating Lease being replaced, (C) such Borrower and Operating Lessee shall execute and deliver to Lender (and record in the appropriate real estate records if required by Lender) such amendments of the Loan Documents to which they are respectively a party as may be reasonably required by Lender to evidence, preserve and/or protect the collateral securing or intended to secure the Obligations, and (D) such Borrower and/or Operating Lessee shall deliver to Lender evidence reasonably acceptable to Lender that the Franchise Agreement and the Management Agreement relating to such Borrower’s Property and all other licenses and permits required to operate such Borrower’s Property as a hotel are and shall remain in full force and effect.
          4.1.11 Alterations. Lender’s prior approval shall be required in connection with any alterations to the Improvements located on any Property (a) that may have a material adverse effect on the financial condition of any Borrower or Operating Lessee, the value of such Property or the ongoing revenues and expenses of such Property, or (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold for such Property (either of the foregoing, a “Material Alteration”). If the
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total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements on any Property shall at any time exceed the Alteration Threshold for such Property, Borrowers shall promptly deliver to Lender as security for the payment of such amounts and as additional security for the Obligations either (i) a completion guaranty executed by Guarantors and in form and substance reasonably acceptable to Lender, guaranteeing to Lender completion of such Material Alteration and payment of all costs and expenses incurred or to be incurred with respect thereto, or (ii) any of the following: (A) cash, (B) a Letter of Credit, (C) U.S. Obligations, (D) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation from the applicable Rating Agencies as to the form and issuer of same, or (E) a completion bond, provided that Lender shall have received a Rating Agency Confirmation from the applicable Rating Agencies as to the form and issuer of same. If Borrowers elect to deliver security under the preceding clause (ii), such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such Material Alteration over the Alteration Threshold for the applicable Property. Upon substantial completion of any Material Alteration, Borrowers shall provide evidence satisfactory to Lender that (1) the Material Alteration was constructed in accordance with applicable Legal Requirements, (2) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (3) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued, whereupon the completion guaranty or the security (or any remaining portion thereof), as applicable, delivered to Lender shall be returned to Borrowers.
          4.1.12 Approval of Major Contracts. Each Borrower shall obtain, or cause Operating Lessee to obtain, Lender’s prior written approval of any and all Major Contracts affecting the Property owned by such Borrower, which approval may be granted or withheld in Lender’s sole discretion; provided, however, that this Section shall not apply to the Management Agreements which are the subject matter of Article 7 of this Agreement.
          4.1.13 Patriot Act Compliance.
          (a) Each Borrower will use its good faith and commercially reasonable efforts to comply, and cause Operating Lessee to comply, with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over such Borrower, Operating Lessee and/or the Property owned by such Borrower, including those relating to money laundering and terrorism. Lender shall have the right to audit any Borrower’s and/or Operating Lessee’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over such Borrower, Operating Lessee and/or the Property owned by such Borrower, including those relating to money laundering and terrorism. In the event that any Borrower or Operating Lessee fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause such Borrower to comply therewith, or cause such Borrower to cause Operating Lessee to comply therewith, and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the
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Mortgages and the other Loan Documents and shall be immediately due and payable by Borrowers to Lender.
          (b) Borrowers hereby warrant and represent that none of any Borrower, Operating Lessee or any owner of a direct or indirect interest in any Borrower or Operating Lessee (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity; provided that this representation is made to the knowledge of Borrowers with respect to the shareholders of Ashford Hospitality Trust, Inc. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrowers in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Government Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrowers in writing is now included in “Government Lists”
          4.1.14 Hotel Covenants. Each Borrower further covenants and agrees with Lender as follows:
          (a) Such Borrower shall cause the hotel located on the Property owned by such Borrower to be operated in all material respects pursuant to the Franchise Agreement applicable to such Borrower’s Property.
          (b) Such Borrower shall: (i) promptly perform and/or observe, or cause Operating Lessee to promptly perform and/or observe, all of the covenants and agreements required to be performed and observed by such Borrower or Operating Lessee under the Franchise Agreement applicable to such Borrower’s Property in all material respects and do, or cause Operating Lessee to do, all things necessary to preserve and to keep unimpaired the material rights of such Borrower or Operating Lessee thereunder; (ii) promptly notify Lender of any default under the Franchise Agreement applicable to such Borrower’s Property of which it is aware; (iii) promptly deliver, or cause Operating Lessee to promptly deliver, to Lender a copy of
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each financial statement, business plan, capital expenditures plan, notice, report and estimate received by such Borrower or Operating Lessee under the Franchise Agreement applicable to such Borrower’s Property; and (iv) promptly enforce, or cause Operating Lessee to promptly enforce, in all material respects the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Franchisor under the Franchise Agreement applicable to such Borrower’s Property.
          (c) If any Borrower or Operating Lessee shall enter into any new or amended Franchise Agreement with respect to any Property, such Borrower shall deliver to Lender within sixty (60) days following the execution of such Franchise Agreement a comfort letter from the Franchisor under such Franchise Agreement in which such Franchisor shall agree: (i) that Lender shall have the right, but not the obligation, to cure any defaults under such Franchise Agreement, (ii) to give Lender written notice of, and a reasonable time to cure, any default of such Borrower or Operating Lessee under such Franchise Agreement, (iii) not to assert against Lender any defaults which by their nature are personal to such Borrower or Operating Lessee and not curable by Lender; (iv) to allow Lender to change operators or managers of the hotel operated at such Property; (v) that, if Lender or its Affiliate shall acquire title to such Property, Lender or its Affiliate shall have an option to succeed to the interest of such Borrower or Operating Lessee under such Franchise Agreement (or to be granted a new license agreement on the same terms as such Franchise Agreement) without payment of any fees to Franchisor; (vi) that such Franchise Agreement will remain in effect during any foreclosure proceedings by Lender provided Lender cures all monetary defaults under such Franchise Agreement; (vii) not to modify, cancel, surrender or otherwise terminate such Franchise Agreement during the Term without the prior written consent of Lender; and (viii) that if Lender or its Affiliate succeeds to the interest of such Borrower or Operating Lessee under such Franchise Agreement, Lender may assign its rights therein to any entity which acquires such Property from Lender or its Affiliate (subject to such Franchisor’s reasonable approval). The foregoing to the contrary notwithstanding, Lender will not unreasonably withhold approval of any Franchisor’s standard form of “comfort letter”.
          4.1.15 Zoning Matters.
          (a) Borrowers acknowledge that according to the existing zoning laws of the City of Jacksonville, Florida, the number of automobile parking spaces on the Property known as Springhill Suites – Jacksonville located at 4385 Southside Boulevard in Jacksonville, Florida (the “Jacksonville Property”), is deficient by one (1) space (the “Parking Deficiency”). Borrowers hereby represent and warrant to Lender that there is sufficient vacant land area on the Jacksonville Property to enable Borrowers to eliminate the Parking Deficiency by restriping the parking spaces on the Jacksonville Property. Borrowers hereby covenant and agree that if Borrowers receive any violation notice with respect to any of the Parking Deficiency or if the applicable Governmental Authority shall otherwise require that the Parking Deficiency be remedied, Borrowers shall continuously and diligently take, or cause to be taken, all actions and do, or cause to be done, all things necessary to eliminate the Parking Deficiency, which actions shall in all events be taken in compliance with all applicable Legal Requirements. Borrowers shall keep Lender advised beforehand as to the actions to be taken by Borrowers to comply with
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the provisions of this Section 4.1.15(a), shall provide Lender with true and correct copies of all submittals regarding, concerning or relating to the elimination of the Parking Deficiency prior to the submission of the same to any Governmental Authority, shall provide Lender with true and correct copies of all documents regarding, concerning or relating to the elimination of the Parking Deficiency prior to the execution of the same, and shall promptly advise Lender of all material developments regarding, concerning or relating to the Parking Deficiency or the elimination thereof.
          (b) Borrowers acknowledge that (i) there are three open building permits with respect to the Property known as Hampton Inn – Evansville located at 8000 Eagle Crest Boulevard in Evansville, Indiana (the “Hampton Inn Evansville Property”), and (ii) there is one open building permit with respect to the Property known as Residence Inn by Marriott – Evansville located at 8283 East Walnut Street in Evansville, Indiana (the “Marriott Evansville Property”). Borrowers hereby covenant and agree that, from and after the Closing Date and subject to any other applicable provisions of this Agreement, Borrowers shall continuously and diligently take, or cause to be taken, all actions and do, or cause to be done, all things necessary to close such open building permits, which actions shall in all events be taken in compliance with all applicable Legal Requirements and shall be completed no later than February 15, 2006. In the event that the City of Evansville, Indiana or any other Governmental Authority shall require that any action be taken with respect to any such open building permit, Borrowers shall promptly comply with such requirement. Borrowers shall keep Lender advised beforehand as to the actions to be taken by Borrowers to comply with the provisions of this Section 4.1.15(b), shall provide Lender with true and correct copies of all submittals regarding, concerning or relating to the closure of such open building permits prior to the submission of the same to the applicable Governmental Authority, shall provide Lender with true and correct copies of all documents regarding, concerning or relating to the closure of such open building permits prior to the execution of the same, and shall promptly advise Lender of all material developments regarding, concerning or relating to such open building permits or the closure thereof.
          4.1.16 Representations and Warranties. Subject to the rights of Borrowers under this Agreement, for the period after the Closing Date until the date on which the Loan is repaid in full, Borrowers hereby jointly and severally covenant and agree to cause the statements set forth in Sections 3.1.1 through 3.1.3, 3.1.5 through 3.1.10, 3.1.12, 3.1.13, 3.1.15, 3.1.16, 3.1.18, 3.1.21, 3.1.23 through 3.1.26, 3.1.29, 3.1.31 through 3.1.36 and 3.1.39 hereof to remain true and correct in all material respects.
     4.2 Borrowers’ Negative Covenants. Each Borrower covenants and agrees with Lender that throughout the Term:
          4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 8 (which set forth certain permitted transfers that supersede the terms of this Section 4.2.1), none of any Borrower, SPE Party, Operating Lessee or any other Person having a direct or indirect ownership or beneficial interest in any Borrower, SPE Party or Operating Lessee shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any Property or any part thereof, or any interest, direct or indirect, in any Borrower, SPE Party or Operating Lessee, whether
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voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 4.2.1 shall be deemed to include (a) an installment sales agreement wherein any Borrower or Operating Lessee agrees to sell any Property or any part thereof for a price to be paid in installments; (b) other than the Operating Leases, an agreement by any Borrower or Operating Lessee for the leasing of all or a substantial part of any Property for any purpose other than the actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower’s or Operating Lessee’s right, title and interest in and to any Leases or any Rents; (c) if any Borrower, SPE Party, Operating Lessee, any Guarantor or any general partner, managing member or controlling shareholder of any Borrower, SPE Party, Operating Lessee or any Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock in one or a series of transactions by which an aggregate of more than ten percent (10%) of such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the control of such corporation; (d) if any Borrower, SPE Party, Operating Lessee, any Guarantor or any general partner, managing member or controlling shareholder of any Borrower, SPE Party, Operating Lessee or any Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and (e) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in any Borrower, SPE Party or Operating Lessee.
          4.2.2 Liens. No Borrower shall, or shall cause or permit Operating Lessee to, create, incur, assume or permit to exist any Lien on any direct or indirect interest in such Borrower, SPE Party or Operating Lessee or any portion of any of the Properties, except for (a) the Permitted Encumbrances, and (b) the Permitted Mezzanine Debt or as otherwise permitted in the Loan Documents.
          4.2.3 Dissolution. No Borrower shall, or shall cause or permit Operating Lessee to, (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of its property or assets except to the extent expressly permitted by the Loan Documents, or (d) cause, permit or suffer SPE Party to (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which SPE Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the limited liability company operating agreement of SPE Party, in each case without obtaining the prior written consent of Lender.
          4.2.4 Change in Business. No Borrower shall enter into any line of business other than the ownership and operation of its respective Property. No Borrower shall change the current use of its respective Property in any material respect.
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          4.2.5 Debt Cancellation. No Borrower shall, or shall permit Operating Lessee to, cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to such Borrower or Operating Lessee by any Person, except for adequate consideration and in the ordinary course of its business.
          4.2.6 Affiliate Transactions. No Borrower shall, or shall cause or permit Operating Lessee to, enter into, or be a party to, any transaction with an Affiliate of such Borrower or Operating Lessee or any of the partners, members or shareholders, as applicable, of such Borrower or Operating Lessee except (a) in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to such Borrower, Operating Lessee or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party, (b) in connection with the Loan, and (c) the Operating Leases.
          4.2.7 Zoning. No Borrower shall initiate or consent to any zoning reclassification of any portion of any of the Properties or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any of the Properties, in each of the foregoing cases in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.
          4.2.8 Assets. No Borrower shall, or shall cause or permit Operating Lessee to, purchase or own any property other than the Property it currently owns and any property necessary or incidental for the operation of such Property.
          4.2.9 No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of any of the Properties (a) with each other, (b) with any other real property constituting a tax lot separate from any of the Properties, or (c) with any portion of any Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to any Property.
          4.2.10 Principal Place of Business. No Borrower shall change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.
          4.2.11 Change of Name, Identity or Structure. No Borrower shall change such Borrower’s name, identity (including its trade name or names) or, if not an individual, such Borrower’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in such Borrower’s structure, without first obtaining the prior written consent of Lender. Each Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interests granted herein. At the request of Lender, each Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which such Borrower intends to operate
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its Property, and representing and warranting that such Borrower does business under no other trade name with respect to its Property.
          4.2.12 Special Purpose. Without in any way limiting the provisions of this Article 4, no Borrower shall take or permit any action that would result in any Borrower, SPE Party or Operating Lessee not being in compliance with the representations, warranties and covenants set forth in Section 3.1.24.
          4.2.13 ERISA.
          (a) Neither any Borrower nor Operating Lessee shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
          (b) Each Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (i) each of such Borrower and Operating Lessee is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) each of such Borrower and Operating Lessee is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:
          (i) Equity interests in such Borrower or Operating Lessee, as applicable, are publicly offered securities, within the meaning of 29 C.F.R §2510.3-101(b)(2);
          (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in such Borrower or Operating Lessee, as applicable, are held by “benefit plan investors” within the meaning of 29 C.F.R §2510.3-101(f)(2); or
          (iii) Such Borrower or Operating Lessee, as applicable, qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R §2510.3-101(c) or (e).
          4.2.14 Modification of Permitted Encumbrances. No Borrower will modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent, if such modification, waiver or release is reasonably likely to materially and adversely affect (i) the ability of any Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to any Property, (iii) the value (including the Net Cash Flow) of any Property, or (iv) the use or operation of any Property.
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          4.2.15 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower, Operating Lessee or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in any Borrower, Operating Lessee or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Borrower, Operating Lessee or any Guarantor, as applicable, with the result that the investment in any Borrower, Operating Lessee or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Borrower, Operating Lessee or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in any Borrower, Operating Lessee or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.
          4.2.16 REAs. No Borrower shall act or neglect to act in such a manner as to be considered a material default under any REA. Each Borrower agrees that, without the prior written consent of Lender, such Borrower shall not execute any modification to any REA if such modification will have a material adverse effect on the use, operation or value (including the Net Cash Flow) of any Property, taken as a whole, or the ability of Borrowers to pay or perform any of the Obligations.
          4.2.17 Hotel Covenants. Neither any Borrower or Operating Lessee shall, without Lender’s prior written consent (a) surrender, terminate or cancel any Franchise Agreement unless such Franchise Agreement is being replaced with a new franchise agreement with a comparable franchisor, and on terms, satisfactory to Lender in its reasonable discretion and the terms of Section 4.1.14(c) hereof have been satisfied; (b) reduce or consent to the reduction of the term of any Franchise Agreement; (c) increase or consent to the increase of the amount of any charges under any Franchise Agreement; or (d) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Franchise Agreement.
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ARTICLE 5
INSURANCE, CASUALTY AND CONDEMNATION
     5.1 Insurance.
          5.1.1 Insurance Policies.
          (a) Borrowers, at their sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for each Borrower and each Property providing at least the following coverages:
          (i) Casualty insurance against loss or damage by fire, lightning and such other perils as are included in a standard “special form” policy (formerly known as an “all-risk” endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, including riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of such Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the Outstanding Principal Balance; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at such Property waiving all co-insurance provisions; (C) providing for no deductible in excess of the Twenty-Five Thousand and No/100 Dollars ($25,000.00); and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of such Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in such amounts as required by Lender. In addition, each Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Outstanding Principal Balance or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event such Property is located in an area that is an earthquake zone 3 or zone 4, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i); and provided, further, that the insurance pursuant to clause (z) shall be provided by an insurance carrier acceptable to Lender and pursuant to a policy in form and substance acceptable to Lender and in an amount equal to the greatest of (A) full replacement cost (without deduction for depreciation), (B) the Outstanding Principal Balance, and (C) such amount as would not cause the insurer to deem any Borrower to be a co-insurer under said policy;
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          (ii) commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about such Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgages to the extent the same is available;
          (iii) rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above and Section 5.1.1(h) below; (C) covering a period of restoration of eighteen (18) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of three (3) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from such Property for a period of twenty-one (21) months from the date that such Property is repaired or replaced and operations are resumed. The amount of such rental loss and/or business income interruption insurance shall be determined prior to the date hereof and at least once each year thereafter based on the applicable Borrower’s or Operating Lessee’s reasonable estimate of the Gross Revenue from such Property for the succeeding twenty-one (21) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrowers of their obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such rental loss and/or business income interruption insurance;
          (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements on such Property, and only if such Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against
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pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
          (v) workers’ compensation, subject to the statutory limits of the state or commonwealth in which such Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about such Property, or in connection with such Property or its operation (if applicable);
          (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
          (vii) umbrella liability insurance in addition to primary coverage in an amount not less than the amount set forth on Schedule 9 attached hereto and by this reference incorporated herein with respect to the applicable Property per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;
          (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Lender;
          (ix) windstorm insurance in an amount equal to the Outstanding Principal Balance or such lesser amount as agreed to by Lender in writing;
          (x) insurance against employee dishonesty in an amount not less than one (1) month of Gross Revenue from such Property and with a deductible not greater than Fifty Thousand and No/100 Dollars ($50,000.00); and
          (xi) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to such Property located in or around the region in which such Property is located.
          (b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrowers to Lender.
          (c) Any blanket insurance Policy shall specifically allocate to each Property the amount of coverage from time to time required hereunder and shall otherwise provide the
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same protection as would a separate Policy insuring only a single Property in compliance with the provisions of Section 5.1.1(a).
          (d) All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policy referenced in Section 5.1.1(a)(v), shall name the appropriate Borrower or Borrowers as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause (or its equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender. Additionally, if any Borrower or Operating Lessee obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a so-called New York standard non-contributing mortgagee clause (or its equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender.
          (e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Sections 5.1.1(a)(v) and (a)(viii) shall contain clauses or endorsements to the effect that:
          (i) no act or negligence of any Borrower or Operating Lessee, or anyone acting for any Borrower or Operating Lessee, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
          (ii) the Policy shall not be canceled without at least thirty (30) days’ (or, in the case of cancellation due to non-payment of premium, at least ten (10) days’) written notice to Lender and any other party named therein as an additional insured and, if obtainable by any Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and
          (iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to any Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender upon demand and until paid shall be secured by the Mortgages and shall bear interest at the Default Rate.
          (g) In the event of foreclosure of any Mortgage or other transfer of title to any of the Properties in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrowers in and to the Policies that are not blanket Policies then in force concerning
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any of the Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
          (h) Notwithstanding anything contained in Section 5.1.1(a) to the contrary, Borrowers shall be required to obtain and maintain either (i) Policies which do not contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (a “Terrorism Exclusion”), either foreign or domestic, no matter how defined in such Policies and provided that such terrorism coverage is available, or (ii) if any of the Policies include any Terrorism Exclusion(s), terrorism coverage to cover such Terrorism Exclusion(s) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 (a “Qualified Carrier”) or, in the event that such terrorism coverage is not available from a Qualified Carrier, Borrowers shall obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage. If such terrorism coverage is available as aforesaid, Borrowers shall obtain and maintain such terrorism coverage in an amount equal to 100% of the Full Replacement Cost of each Property; provided, however, that, notwithstanding the foregoing, no Borrower shall be required to incur a cost for terrorism insurance that is in excess of 200% of the total cost of all Policies (not including the terrorism coverage) for its Property in the aggregate in respect of the annual policy period (the “Terrorism Insurance Cap”) and in the event the annual premium for terrorism coverage satisfying the requirements of this Section 5.1.1(h) shall exceed the Terrorism Insurance Cap, the applicable Borrower shall only be required to obtain and maintain terrorism coverage for as much of the coverage as is available for a premium equal to the Terrorism Insurance Cap.
          5.1.2 Insurance Company. All Policies required pursuant to Section 5.1.1: (a) shall be issued by companies licensed to do business in the state or commonwealth where the Properties are located, with a financial strength and claims paying ability rating of at least A:X from A.M. Best Company and “A” or better by S&P and the equivalent rating by at least one other Rating Agency; (b) shall, with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as the lender and mortgagee; (c) shall, with respect to all property insurance policies and rental loss and/or business income interruption insurance policies, contain a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (d) shall, with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (e) shall contain a waiver of subrogation against Lender; (f) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including endorsements providing that none of any Borrower, Operating Lessee, Lender or any other party shall be a co-insurer under said Policies and that Lender shall receive at least thirty (30) days’ (or, in the case of cancellation for non-payment of any premium, ten (10) days’) prior written notice of any modification, reduction or cancellation; and (g) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrowers shall arrange for delivery of the following materials to Lender, c/o UBS Real Estate Investments Inc., 1285 Avenue of the Americas, 11th Floor, New York, New York 10019, Attention: Robert Pettinato, Director: (i) on or before the date hereof, certificates of insurance in form and substance reasonably acceptable to Lender evidencing the coverage provided by the
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Policies, together with certified copies of the Policies or true and correct specimens of the Policies, (ii) not less than ten (10) days prior to the expiration of any Policy, a certificate of insurance in form and substance reasonably acceptable to Lender evidencing the renewal of such Policy and describing the coverage provided by such Policy, and (iii) within sixty (60) days after the effective date of any renewal Policies, certified copies of such Policies or true and correct specimens of such Policies. Borrowers shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrowers shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). In addition to the insurance coverages described in Section 5.1.1 above, Borrowers shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Within thirty (30) days after request by Lender, Borrowers shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.
     5.2 Casualty.
          (a) If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), the Borrower that owns such Property shall give prompt written notice thereof to Lender. Following the occurrence of a Casualty, the Borrower that owns the affected Property, regardless of whether Insurance Proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law (a “Restoration”). The expenses incurred by Lender in the adjustment and collection of Insurance Proceeds shall become part of the Obligations, shall be secured by the Loan Documents and shall be reimbursed by Borrowers to Lender upon demand. Notwithstanding any Casualty, Borrowers shall continue to pay the Obligations in the time and manner set forth in the Note and in this Agreement. Upon the occurrence of any Casualty, the Borrower that owns the affected Property shall (subject to the right of Lender to elect to do so as set forth in Section 5.2(b)), promptly file a proof of loss with the respective insurance company or companies insuring such Casualty.
          (b) In the event of a Casualty to any Property, so long as no Event of Default has occurred, the Borrower that owns such Property may settle and adjust any claim and agree with the insurance company or companies on the amount to be paid upon the loss (the “Insurance Proceeds”); provided that such adjustment is carried out in a competent and timely manner, and provided further that in the case of a Casualty where the damage to the applicable Property equals or exceeds the lesser of (x) $150,000.00 and (y) ten percent (10%) of the Allocated Loan Amount for such Property (a “Significant Casualty”), any such settlement shall have been approved by Lender, which approval shall not be unreasonably withheld or delayed. In the event the applicable Borrower fails to promptly file a proof of loss with respect to any
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Casualty or fails to promptly and diligently proceed to settle and adjust any claims with respect thereto, or if an Event of Default has occurred, then notwithstanding anything set forth herein to the contrary, Lender shall, at the sole cost and expense of Borrowers, have the right to file such proof of loss, settle and adjust such claim without the consent of any Borrower and agree with such insurance company or companies on the amount of the Insurance Proceeds in the place and stead of Borrowers and without the consent of Borrowers, and each Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to do so. In the case of a Casualty that is not a Significant Casualty, provided that (i) no Event of Default shall have occurred, (ii) the Restoration can be completed prior to the earlier to occur of (A) the date which is twelve (12) months following such Casualty and (B) the date which is twelve (12) months prior to the Stated Maturity Date, and (iii) such Restoration is permitted pursuant to the terms of the applicable Franchise Agreement, then the applicable Borrower is hereby authorized to collect and receipt for any Insurance Proceeds. Any Insurance Proceeds in connection with a Significant Casualty (whether or not Lender elects to settle and adjust the claim or any Borrower settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. In the event any Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, such Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Each Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. The expenses incurred by Lender in the adjustment and collection of Insurance Proceeds shall become part of the Obligations, shall be secured by the Loan Documents and shall be reimbursed by Borrowers to Lender upon demand. Each Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.
          (c) In the event of loss or damages covered by any of the Policies, the following provisions shall apply with respect to application of Insurance Proceeds:
          (i) In the event of a Significant Casualty to any Property where (A) in the reasonable judgment of Lender, the Restoration of such Property can be completed prior to the earlier to occur of (1) the date which is twelve (12) months following such Casualty and (2) the date which is twelve (12) months prior to the Stated Maturity Date, (B) such Restoration is permitted pursuant to the terms of the applicable Franchise Agreement, and (C) in the reasonable judgment of Lender, after completion of such Restoration, such Property will have a value at least equal to the value immediately prior to such Casualty and the Properties, together, will adequately secure the Outstanding Principal Balance, then, if no Event of Default shall have occurred, the Net Proceeds shall be applied to reimburse the Borrower that owns the affected Property for the cost of the Restoration in the manner set forth below. Borrowers hereby covenant and agree to commence and diligently to prosecute the Restoration; provided always, that Borrowers shall pay all costs of such Restoration in excess of the Net Proceeds made available pursuant to the terms hereof (and if required by Lender, Borrowers shall deposit such excess amount with Lender in advance).
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          (ii) Except as provided in Section 5.2(c)(i) above, the Insurance Proceeds collected upon any Casualty shall, at the option of Lender in its sole discretion, be applied to the payment of the Obligations or applied to reimburse the applicable Borrower for the cost of the Restoration of the damaged Property in the manner set forth below. Throughout the term of the Loan if an Event of Default has occurred and is continuing, then Borrowers shall pay to Lender, with respect to any payment of the Obligations pursuant to this Section 5.2(c)(ii), an additional amount equal to the Yield Maintenance Premium; provided, however, that if an Event of Default is not continuing, then the Yield Maintenance Premium shall not be payable. Any such application to the Debt shall (A) be applied to those payments of principal and interest last due under this Agreement but shall not postpone any payments otherwise required pursuant hereunder other than such last due payments and (B) not cause or result in the Monthly Debt Service Payment Amount being re-cast based upon the reduction of the Outstanding Principal Balance and the number of months remaining until the Maturity Date.
          (iii) In the event any Borrower is entitled to reimbursement out of the Net Proceeds held by Lender, such Insurance Proceeds shall be disbursed from time to time by Lender so long as the following conditions have been satisfied:
          (A) no Event of Default shall have occurred and be continuing;
          (B) the Operating Lease relating to the damaged Property shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty;
          (C) such Restoration is permitted pursuant to the terms of the applicable Franchise Agreement;
          (D) the Borrower that owns the affected Property shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty occurs) and shall diligently pursue the same to satisfactory completion;
          (E) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (1) the Net Proceeds, or (2) other funds of Borrowers;
          (F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date that is twelve (12) months prior to the Stated Maturity Date, (2) the earliest date required for such completion under the terms of the related Operating Lease or the related Franchise Agreement, (3) such time as may be required under applicable Legal Requirements in order to repair and restore the affected Property to the condition
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it was in immediately prior to such Casualty, or (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);
          (G) the affected Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements;
          (H) the Restoration shall be done and completed by such Borrower in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements; and
          (I) such Casualty does not result in any loss of access to the affected Property or the related Improvements which in Lender’s reasonable determination would adversely affect the operation, use or value of such Property or the liquidity of the Loan.
     5.3 Condemnation.
          (a) Each Borrower shall promptly give Lender written notice of the actual or threatened commencement of any Condemnation with respect to all or any portion of the Property owned by such Borrower and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, the Borrower that owns such Property, regardless of whether an Award is available, shall promptly proceed with the Restoration of such Property.
          (b) Any and all awards or payments (each, an “Award”) for any taking accomplished through a Condemnation or any transfer of any Property, or any portion thereof, in lieu of, or in anticipation of, a Condemnation (any of the foregoing, a “Taking”) are hereby assigned by each Borrower to Lender and Lender is hereby authorized to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Agreement.
          (c) In the event of any Condemnation affecting any Property where (i) the Award is in an aggregate amount less than ten percent (10.0%) of the Allocated Loan Amount for such Property, (ii) in the reasonable judgment of Lender, the Restoration can be completed prior to the earlier to occur of (A) the date which is twelve (12) months following such Taking and (B) the date which is twelve (12) months prior to the Stated Maturity Date, (iii) such Restoration is permitted pursuant to the terms of the applicable Franchise Agreement, and (iv) in the reasonable judgment of Lender, after the completion of such Restoration, such Property will have a value at least equal to the value immediately prior to such Taking and the Properties, together, will adequately secure the Outstanding Principal Balance, then, if no Event of Default shall have occurred and be continuing, the Net Proceeds shall be applied to reimburse the Borrower that owns the affected Property for the cost of the Restoration, and such Award shall be disbursed in the same manner as provided in Section 5.2(c)(iii) for the application of Insurance Proceeds. Borrowers hereby covenant and agree to commence and diligently to prosecute the Restoration; provided always, that Borrowers shall pay all costs of the Restoration
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in excess of the Award made available pursuant to the terms hereof (and if required by Lender, Borrowers shall deposit such excess amount with Lender in advance). Any surplus that may remain out of the Award received by Lender after payment of such costs of the Restoration shall, in the sole and absolute discretion of Lender, be retained by Lender and applied to payment of the Obligations.
          (d) Except as provided in Section 5.3(c) above, the Award collected upon any Condemnation shall, at the option of Lender in its sole discretion, be applied to the payment of the Obligations or applied to reimburse the applicable Borrower for the cost of the Restoration in the same manner as provided in Section 5.2(c)(iii) hereof for the application of Insurance Proceeds. Throughout the term of the Loan if an Event of Default has occurred and is continuing, then Borrowers shall pay to Lender, with respect to any payment of the Obligations pursuant to this paragraph, an additional amount equal to the Yield Maintenance Premium; provided, however, that if an Event of Default is not continuing, then the Yield Maintenance Premium shall not be payable. Any such application to the Debt shall (i) be applied to those payments of principal and interest last due under this Agreement but shall not postpone or reduce any payments otherwise required hereunder other than such last due payments and (ii) not cause or result in the Monthly Debt Service Payment Amount being re-cast based upon the reduction of the Outstanding Principal Balance and the number of months remaining until the Maturity Date. If the applicable Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of said Award sufficient to pay the Obligations.
          (e) Notwithstanding any Taking by any Governmental Authority (including, without limitation, any transfer made in lieu of or in anticipation of such a Taking), Borrowers shall continue to pay the Obligations at the time and in the manner provided for in the Note, this Agreement and the other Loan Documents and the Obligations shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Obligations.
     5.4 Casualty and Condemnation Proceeds. Payments received on account of the rental loss and/or business income interruption insurance specified in Section 5.1.1(a)(iii) above with respect to any Casualty or Condemnation shall be deposited directly into the Casualty and Condemnation Account. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property insurance Policy that any Borrower proposes be treated as rental loss or business income interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrowers, such payment shall not be treated as rental loss or business income interruption Insurance Proceeds unless Borrowers have demonstrated to Lender’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay one hundred percent (100%) of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full.
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     5.5 Additional Conditions for Disbursement of Net Proceeds.
          (a) All plans and specifications required in connection with the Restoration of any Property shall be subject to the prior approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements on such Property (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the affected Property shall be at least equal in value and general utility to the affected Property prior to the Casualty or Condemnation, as applicable; it being understood, however, that Borrowers shall not be obligated to restore the affected Property to the precise condition of the affected Property prior to such Casualty or Condemnation, as applicable, provided the affected Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation, as applicable. Borrowers shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements and the terms of the related Franchise Agreement. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration, including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrowers.
          (b) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.5(b), be less than the amount actually held back by any Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Article 5 and that all approvals necessary for the re-occupancy and use of the affected Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor
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or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Companies, and (iii) Lender receives an endorsement to the applicable Title Insurance Policy insuring the continued priority of the Lien of the Mortgage encumbering the affected Property and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
          (c) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
          (d) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration of any Property, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.5(d) shall constitute additional security for the Obligations.
          (e) The remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Article 5, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrowers, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents. As applicable, (i) all Net Proceeds not required to be made available for the Restoration, and/or (ii) any excess Net Proceeds remaining after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Article 5, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, may be retained and applied by Lender toward the payment of the Obligations, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper.
ARTICLE 6
CASH MANAGEMENT AND RESERVE FUNDS
     6.1 Cash Management Arrangements. Each Borrower shall cause all Rents to be transmitted directly by Operating Lessee and any other Tenants of the Property owned by such Borrower into a trust account (each, a “Clearing Account” and collectively, the “Clearing Accounts”) established and maintained by such Borrower at a national bank selected by
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Borrowers and reasonably approved by Lender (the “Clearing Bank”) as more fully described in the Clearing Account Agreement, and each Borrower shall cause all receipts payable with respect to the Property owned by such Borrower in accordance with any merchant’s or other credit card agreements, whether entered into by such Borrower, by Operating Lessee or by any Manager, to be transferred by wire transfer or the automated clearinghouse system directly into such Borrower’s Clearing Account. Without in any way limiting the foregoing, if any Borrower, Operating Lessee or any Manager receives any Gross Revenue from any Property, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of any Borrower, Operating Lessee or any Manager, and (iii) such Borrower, Operating Lessee or such Manager, as the case may be, shall deposit such amounts in the applicable Clearing Account within three (3) Business Days of receipt. There will be a separate Clearing Account for each Property established by the Borrower owning such Property, all of which will be maintained at the same Clearing Bank. Funds deposited into the Clearing Accounts shall be swept by the Clearing Bank on the last Business Day of each week into operating accounts established and maintained by Operating Lessee with respect to the Properties at the Clearing Bank, unless a Sweep Event has occurred, in which event such funds shall be swept on a daily basis into a single Eligible Account at the Deposit Bank controlled by Lender (the “Deposit Account”) and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Deposit Account shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts and may be ledger or book entry accounts and not actual accounts (such subaccounts are referred to herein as “Accounts”). The Clearing Accounts, the Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and none of any Borrower, Operating Lessee or any Manager shall have any right of withdrawal therefrom. Borrowers shall pay for all expenses of opening and maintaining all of the above accounts.
     6.2 Required Repairs.
          6.2.1 Performance of Work. Borrowers shall promptly and diligently perform the repairs and other work at the Properties recommended or required in the Physical Conditions Reports (such repairs and other work hereinafter collectively referred to as “Required Repairs”) and shall expend such funds as may be necessary to perform the Required Repairs, provided that on the Closing Date, no funds shall be escrowed or deposited with Lender for this purpose.
          6.2.2 Lender Not Liable. Nothing in this Section 6.2 shall (a) make Lender responsible for performing or completing any Required Repairs; (b) require Lender to expend funds to complete any Required Repairs; (c) obligate Lender to proceed with any Required Repairs; or (d) obligate Lender to demand from any Borrower sums to complete any Required Repairs.
          6.2.3 Inspections. Each Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property owned by such Borrower during normal business hours (subject to the rights of Tenants under their Leases and guests staying at the Property) to inspect the progress of any
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Required Repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Required Repairs. Each Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.2.3.
          6.2.4 Insurance. In addition to any insurance required under the Loan Documents, Borrowers shall provide or cause to be provided workmen’s compensation insurance, builder’s risk insurance, public liability insurance and other insurance to the extent required under applicable law in connection with the Required Repairs. All such policies shall be in form and amount satisfactory to Lender.
     6.3 Tax Funds.
          6.3.1 Deposits of Tax Funds. Borrowers shall deposit with Lender (i) the amount of Seven Hundred Fifty Thousand Six Hundred Sixteen and 39/100 Dollars ($750,616.39) on the Closing Date, and (ii) on each Monthly Payment Date, an amount equal to one-twelfth (1/12th) of the Taxes for all of the Properties that Lender estimates will be payable during the next ensuing twelve (12) months, in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates, which amounts shall be transferred into an Account established at the Deposit Bank to hold such funds (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes with respect to all of the Properties, Lender shall notify Borrowers of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrowers receive notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due with respect to any Property, Borrowers will deposit with Lender such amount within one (1) Business Day after its receipt of such notice.
          6.3.2 Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply the Tax Funds in the Tax Account to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrowers.
     6.4 Insurance Funds.
          6.4.1 Deposits of Insurance Funds. Borrowers shall deposit with Lender (i) the amount of One Hundred Twenty-Nine Thousand Eight Hundred Twenty-Seven and 75/100 Dollars ($129,827.75) on the Closing Date, and (ii) on each Monthly Payment Date, an amount
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equal to one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established at the Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrowers of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.
          6.4.2 Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply the Insurance Funds in the Insurance Account to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrowers.
     6.5 FF&E Reserve Funds.
          6.5.1 Deposits of FF&E Reserve Funds. Borrowers shall deposit with Lender on each Monthly Payment Date an amount equal to four percent (4.0%) of the Gross Revenue generated by the Properties for the second calendar month preceding the month in which such Payment Date occurs, for the repair and replacement of the furniture, fixtures and equipment at, in or used in the operation of the Properties (the “FF&E Work”) and for Capital Expenditures Work that may be incurred following the date hereof, which amounts shall be transferred into an Account established at the Deposit Bank to hold such funds (the “FF&E Reserve Account”). Amounts deposited from time to time into the FF&E Reserve Account pursuant to this Section 6.5.1 are referred to herein as the “FF&E Reserve Funds”.
          6.5.2 Release of FF&E Reserve Funds.
          (a) Lender shall direct Servicer to disburse the FF&E Reserve Funds to the applicable Borrower out of the FF&E Reserve Account upon satisfaction by such Borrower of each of the following conditions with respect to each such disbursement: (i) such disbursement is for an Approved FF&E Expense or an Approved Capital Expenditure; (ii) such Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which such Borrower requests such payment be made, which request shall specify the Approved FF&E Expenses and/or the Approved Capital Expenditures to be paid; (iii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iv) Lender shall have received an Officer’s Certificate from such Borrower (A) stating that the items to be funded by the requested disbursement are Approved FF&E
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Expenses and/or Approved Capital Expenditures, and a description thereof, (B) stating that all FF&E Work and all Capital Expenditures Work to be funded by the requested disbursement has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the terms of the related Franchise Agreement, (C) identifying each Person that supplied materials or labor in connection with the Approved FF&E Expenses and/or the Approved Capital Expenditures to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement for work completed and/or materials furnished to date, (E) stating that the Approved FF&E Expenses and the Approved Capital Expenditures to be funded have not been the subject of a previous disbursement, and (F) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified Approved FF&E Expenses and/or Approved Capital Expenditures; (v) Lender shall have received a copy of any license, permit or other approval required by any Governmental Authority in connection with the applicable FF&E Work or Capital Expenditures Work and not previously delivered to Lender; (vi) if the disbursement of FF&E Reserve Funds will exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) and if applicable, Lender shall have received, at Lender’s option, either (A) lien waivers or other evidence of payment satisfactory to Lender (or, in the case where such Person will be paid from the requested disbursement, such lien waivers or other evidence of payment satisfactory to Lender shall be delivered to Lender as a condition precedent to the next disbursement from the FF&E Reserve Account) or (B) a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender; and (vii) Lender shall have received such other evidence as Lender shall reasonably request to demonstrate that the FF&E Work and/or the Capital Expenditures Work to be funded by the requested disbursement has been completed and is paid for or will be paid upon such disbursement to the applicable Borrower. Lender shall not be required to disburse FF&E Reserve Funds more frequently than once each calendar month, on the same day of such month as any other Reserve Funds are being disbursed in accordance with the terms hereof. The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrowers from their obligation to fulfill all preservation and maintenance covenants in the Loan Documents. Any FF&E Reserve Funds remaining in the FF&E Reserve Account after the Obligations have been paid in full shall be returned to Borrowers.
          (b) Nothing in this Section 6.5.2 shall (i) make Lender responsible for performing or completing any FF&E Work or any Capital Expenditures Work; (ii) require Lender to expend funds in addition to the FF&E Reserve Funds to complete any FF&E Work or any Capital Expenditures Work; (iii) obligate Lender to proceed with any FF&E Work or any Capital Expenditures Work; or (iv) obligate Lender to demand from any Borrower additional sums to complete any FF&E Work or any Capital Expenditures Work.
          (c) Each Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property owned by such Borrower during normal business hours (subject to the rights of Tenants under their Leases and guests staying at the Property) to inspect the progress of any FF&E Work or any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such FF&E Work or such
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Capital Expenditures Work. Each Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.5.2(c).
          (d) If a disbursement of FF&E Reserve Funds relates to any FF&E Work or any Capital Expenditures Work having a total cost in excess of the Alteration Threshold for the applicable Property, Lender may require an inspection of the applicable Property at Borrowers’ expense prior to making a disbursement of FF&E Reserve Funds in order to verify completion of the FF&E Work and/or the Capital Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of FF&E Reserve Funds. Borrowers shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.
          (e) In addition to any insurance required under the Loan Documents, Borrowers shall provide or cause to be provided workmen’s compensation insurance, builder’s risk insurance, public liability insurance and other insurance to the extent required under applicable law in connection with the FF&E Work or the Capital Expenditures Work, as applicable. All such policies shall be in form and amount satisfactory to Lender.
     6.6 Security Interest in Reserve Funds.
          6.6.1 Grant of Security Interest. Borrowers shall be the owner of the Reserve Funds. Borrowers hereby pledge, assign and grant a security interest to Lender, as security for the payment and performance of the Obligations, in all of Borrowers’ right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender. The Reserve Funds shall not constitute a trust fund and may be commingled with other monies held by Lender.
          6.6.2 Income Taxes; Interest. Borrowers shall report on their federal, state, commonwealth, district and local income tax returns all interest or income accrued on the Reserve Funds. The Reserve Funds shall earn interest at a rate commensurate with the rate of interest paid from time to time on money market accounts at a commercial bank selected by Lender in its sole discretion from time to time, with interest credited monthly to such Reserve Funds (with the exception of the Tax Funds and Insurance Funds). All earnings or interest on each of the Reserve Funds (with the exception of the Tax Funds and Insurance Funds) shall be and become part of the respective Reserve Fund and shall be disbursed as provided in the paragraph(s) of this Agreement applicable to each such Reserve Fund. No earnings or interest on the Tax Funds or the Insurance Funds shall be payable to Borrowers.
          6.6.3 Prohibition Against Further Encumbrance. No Borrower shall, without the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any Lien or encumbrance to attach thereto or any levy to be made thereon or any UCC-1 financing statements to be filed with respect thereto, except those naming Lender as the secured party.
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     6.7 Property Cash Flow Allocation.
          6.7.1 Order of Priority of Funds in Deposit Account.
          (a) From and after the occurrence of a Sweep Event, provided no Event of Default shall have occurred and be continuing, commencing on the first Business Day of each Interest Period, Lender shall allocate amounts deposited in the Deposit Account from time to time as they are received during such Interest Period in the following order and priority, in each case to the extent sufficient funds remain therefor:
          (i) First, to fund the Tax Account until the amount deposited therein pursuant to this clause (i) is equal to the amount required to be deposited in the Tax Account on the related Monthly Payment Date in accordance with the terms and conditions of Section 6.3 hereof;
          (ii) Second, to fund the Insurance Account until the amount deposited therein pursuant to this clause (ii) is equal to the amount required to be deposited in the Insurance Account on the related Monthly Payment Date in accordance with the terms and conditions of Section 6.4 hereof;
          (iii) Third, to fund the Debt Service Account until the amount deposited therein pursuant to this clause (iii) is equal to the Monthly Interest Payment or the Monthly Debt Service Payment Amount due and payable by Borrowers on the related Monthly Payment Date in accordance with the terms and conditions of this Agreement;
          (iv) Fourth, to fund the FF&E Reserve Account until the amount deposited therein pursuant to this clause (iv) is equal to the amount required to be deposited in the FF&E Reserve Account on the related Monthly Payment Date in accordance with the terms and conditions of Section 6.5 hereof;
          (v) Fifth, to fund the Debt Service Account until the amount deposited therein pursuant to this clause (v) is equal to any other amounts then due and payable under the Loan Documents; and
          (vi) Lastly, payment to Operating Lessee of any and all amounts remaining in accordance with Section 6.7.1(b) below.
          (b) Provided that no Event of Default is continuing, Lender shall disburse amounts allocated to the Debt Service Account to Lender on the related Monthly Payment Date. Amounts deposited into the Reserve Funds shall be disbursed as provided in the paragraph(s) of this Agreement applicable to each such Reserve Fund. Amounts payable to Operating Lessee under clause (vi) of Section 6.7.1(a) above shall be disbursed to Operating Lessee on the last Business Day of each week into a single operating account established and maintained by Operating Lessee at the Clearing Bank (as designated by Operating Lessee to Lender in writing), which funds Borrowers hereby agree shall be use by Operating Lessee first to pay all Operating Expenses, Capital Expenditures and FF&E Expenses due and payable with respect to the
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Properties prior to disbursing or paying any such funds to any partner, member or other owner of Operating Lessee.
          6.7.2 Failure to Make Payments. The failure of Borrower to make all of the payments required under clauses (i) through (v) of Section 6.7.1(a) in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, that if adequate funds are available in the Deposit Account for such payments, and Borrowers are not otherwise in Default hereunder, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.
          6.7.3 Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and any other funds of Borrowers or Operating Lessee then in the possession of Lender, Servicer or the Deposit Bank (including any Gross Revenue) and apply such funds to the items for which the Reserve Funds were established or to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.
ARTICLE 7
PROPERTY MANAGEMENT
     7.1 The Management Agreements. Each Borrower shall, or shall cause Operating Lessee to, (a) cause the applicable Manager to manage the Property owned by such Borrower in accordance with the applicable Management Agreement, (b) diligently perform and observe all of the material terms, covenants and conditions of such Management Agreement on the part of such Borrower or Operating Lessee to be performed and observed, (c) promptly notify Lender of any default under such Management Agreement of which it is aware, (d) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under such Management Agreement, and (e) promptly enforce the performance and observance of all of the covenants required to be performed and observed by such Manager under such Management Agreement in all material respects. If any Borrower or Operating Lessee shall default in the performance or observance of any material term, covenant or condition of the applicable Management Agreement on the part of such Borrower or Operating Lessee to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing such Borrower or Operating Lessee from any of its obligations hereunder or under such Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of such Borrower or Operating Lessee to be performed or observed.
     7.2 Prohibition Against Termination or Modification. No Borrower shall, or shall permit or cause Operating Lessee to, (a) surrender, terminate, cancel, modify, renew or extend any Management Agreement, (b) enter into any other agreement relating to the management or
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operation of any Property with any Manager or any other Person, (c) consent to the assignment by any Manager of its interest under any Management Agreement, or (d) waive or release any of its rights and remedies under any Management Agreement, in each case without the express written consent of Lender, which consent shall not be unreasonably withheld; provided, however, that with respect to a new manager, such consent may be conditioned upon Borrowers delivering a Rating Agency Confirmation from the applicable Rating Agencies as to such new manager and management agreement. If at any time Lender consents to the appointment of a new manager, such new manager, the applicable Borrower or Borrowers and Operating Lessee shall, as a condition of Lender’s consent, execute an assignment and subordination of management agreement in the form then used by Lender. Notwithstanding the foregoing, without the prior consent of Lender, (i) a Borrower or Operating Lessee shall have the right upon the expiration of any Management Agreement to renew such Management Agreement or to include the applicable Property under the existing Management Agreement with Remington Lodging & Hospitality, L.P., and (ii) if the applicable Borrower or Operating Lessee is permitted pursuant to the terms of any Management Agreement to terminate such Management Agreement, the applicable Borrower or Operating Lessee shall have the right to exercise such right of termination and include the applicable Property under the existing Management Agreement with Remington Lodging & Hospitality, L.P., provided that in either case: (A) in the case of renewal, such renewed Management Agreement is on the same form and contains the same terms and provisions as the expiring Management Agreement or is otherwise acceptable to Lender in its reasonable discretion, (B) the applicable Borrower or Operating Lessee provides written notice to Lender of such renewed Management Agreement or engagement of Remington Lodging & Hospitality, L.P. not less than thirty (30) days prior to the date on which the applicable Management Agreement shall expire or shall be terminated, as the case may be, which notice shall include either a copy of the proposed renewed Management Agreement (blacklined to the expiring Management Agreement if on the same form) or the amendment of the existing Management Agreement with Remington Lodging & Hospitality, L.P. to include the applicable Property, as the case may be, (C) the applicable Borrower, Operating Lessee and the applicable Manager shall execute and deliver to Lender an assignment and subordination of management agreement in the same form as the Assignment of Management Agreement executed in connection with the Management Agreement that is expiring or being terminated, and (D) if any licenses or permits required to operate the related Property as a hotel are held by the Manager under the Management Agreement that is expiring or being terminated, the applicable Borrower and/or Operating Lessee shall deliver to Lender evidence reasonably acceptable to Lender that such licenses and permits are and shall remain in full force and effect.
     7.3 Replacement of Manager. Lender shall have the right to require Borrowers to cause Operating Lessee to replace the Manager of one or more or all of the Properties with a Person chosen by Borrowers and/or Operating Lessee and approved by Lender upon the occurrence of any one or more of the following events so long as the applicable Borrower or Operating Lessee has the contractual right to do so under the related Management Agreement or the applicable Manager has consented or agreed to the terms of this Section 7.3 in the related Assignment of Management Agreement: (a) at any time following the occurrence of an Event of Default, (b) if at any time the Debt Service Coverage Ratio falls below 1.05 to 1.0 (the “Manager Termination Ratio”) for any three (3) consecutive calendar quarters, calculated on a
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trailing twelve (12) month basis, as determined by Lender in its sole discretion, (c) if such Manager shall be in default under any material term or covenant set forth in its Management Agreement beyond any applicable notice and cure period, (d) if such Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding and, in the case of an involuntary bankruptcy or insolvency proceeding, such bankruptcy or insolvency proceeding is not dismissed within forty-five (45) days after the filing thereof, or (e) if at any time such Manager has engaged in gross negligence, fraud or willful misconduct; provided that if Lender requests that Borrowers cause Operating Lessee to replace the Manager of one or more or all of the Properties as a result of the occurrence of the Manager Termination Ratio under the preceding clause (b), then Borrowers may engage an independent third party consultant, at their sole cost and expense, to review the performance of the Manager or Managers to be replaced and Borrowers shall only be required to so replace said existing Manager or Managers if, within thirty (30) days after Lender’s request, said independent third party consultant also concludes that said existing Manager or Managers should be replaced.
ARTICLE 8
PERMITTED TRANSFERS
     8.1 Permitted Transfer of the Properties. Lender shall not withhold its consent to the one-time conveyance of any Property to a Permitted Transferee provided that: (a) Lender has received a Rating Agency Confirmation from the applicable Rating Agencies as to the conveyance of such Property to the Permitted Transferee; (b) Lender has received an agreement, acceptable to it in its sole discretion, pursuant to which such Permitted Transferee assumes all of the applicable Borrower’s obligations under the Loan Documents; (c) Lender receives a transfer fee equal to one-half of one percent (0.5%) of the original principal amount of the Loan; (d) Lender shall have received such documents, certificates and legal opinions as it may reasonably request; (e) no Event of Default shall have occurred and remain uncured; (f) the Permitted Transferee and its property manager shall have sufficient experience in the ownership and management of properties similar to such Property, and Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to approve the Permitted Transferee without approving the substitution of the property manager); (g) the Permitted Transferee shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender, evidencing such Permitted Transferee’s agreement to abide and be bound by the terms of the Note, this Agreement and the other Loan Documents, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender; and (h) a Person or Persons associated with the Permitted Transferee approved by Lender in its reasonable discretion shall have assumed the obligations of the current Guarantors under each Carveout Guaranty and the Environmental Indemnity and in connection therewith shall have executed and delivered to Lender, without any cost or expense to Lender, new guaranty or indemnity agreements in the same form as the current Carveout Guaranty and Environmental Indemnity and shall have obtained and delivered to Lender such legal opinions as may be reasonably requested by Lender in connection therewith, and upon such assumption by such Person or Persons associated with the Permitted Transferee in accordance with the terms hereof, the current Guarantors shall be released from liability under such Carveout Guaranty and Environmental Indemnity executed in connection with the Loan for any acts or events occurring or obligations
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arising after the closing of such Transfer (but in no event shall such Transfer be construed so as to relieve any current Guarantor of its obligations under its Carveout Guaranty or the Environmental Indemnity for any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Transfer).
     8.2 Permitted Transfers of Interest in Borrowers.
          (a) Notwithstanding anything to the contrary contained herein, so long as no Event of Default shall have occurred and remain uncured under this Agreement, Borrowers shall be allowed to borrow Permitted Mezzanine Debt subsequent to the Closing Date; provided that, prior to consummating any such proposed Permitted Mezzanine Debt, (i) Borrowers shall provide not less than thirty (30) days’ prior written notice to Lender of any proposed Permitted Mezzanine Debt financing, including a summary of the material terms and conditions thereof, (ii) if the Loan has not been securitized, Borrowers shall obtain Lender’s prior written consent, which shall not be unreasonably withheld or delayed, and if the Loan has been securitized, Borrowers shall obtain a Rating Agency Confirmation from the applicable Rating Agencies with respect to such Permitted Mezzanine Debt, (iii) the holder of such Permitted Mezzanine Debt shall enter into an intercreditor agreement with Lender, reasonably satisfactory to Lender and the Rating Agencies in form and substance, and (iv) Borrowers shall provide Lender with true and complete copies of all loan documents entered into in connection with any such Permitted Mezzanine Debt.
          (b) Nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit, nor shall any notice to Lender or consent of Lender be required in connection with, (i) the transfer or issuance of any securities or interests in any Key Principal, or (ii) the merger or consolidation of any Key Principal with or into any other Person (each, a “Key Principal Transfer”, and collectively, the “Key Principal Transfers”); provided that if any Key Principal Transfer or series of Key Principal Transfers shall result in a change in Control of Key Principal or the day to day operations of any Property, then Lender’s prior written consent shall be required in connection with such Key Principal Transfer.
          (c) Nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit the ability of Ashford Hospitality Limited Partnership to incur any Indebtedness, nor shall any notice to Lender or consent of Lender be required in connection therewith, so long as no direct or indirect ownership interests in any Borrower, SPE Party or Operating Lessee are pledged or otherwise encumbered as security for such debt.
          (d) Notwithstanding anything to the contrary contained in this Agreement, the limited partners in Ashford Hospitality Limited Partnership shall have the right to transfer their limited partnership interests in Ashford Hospitality Limited Partnership to any Person without Lender’s consent; provided that:
          (i) after giving effect to such transfer, at least fifty-one percent (51%) of the beneficial interests in Ashford Hospitality Limited Partnership, each Borrower, SPE Party and Operating Lessee shall be held (directly or indirectly) by Ashford Hospitality Trust, Inc.;
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          (ii) no such transfer of interest shall result in a change of Control of Ashford Hospitality Limited Partnership, any Borrower, SPE Party or Operating Lessee or the day to day operations of any Property; and
          (iii) after taking into account any prior transfers pursuant to this Section 8.2, whether to the proposed transferee or otherwise, if such transfer (or series of transfers) shall result in the proposed transferee, together with all members of his/her immediate family or any affiliates (including trusts) thereof, owning in the aggregate (directly, indirectly or beneficially) twenty percent (20%) or more of the limited partnership interests in Ashford Hospitality Limited Partnership and such proposed transferee, together with all members of his/her immediate family or any affiliates (including trusts) thereof, did not own twenty percent (20%) or more of the limited partnership interests in Ashford Hospitality Limited Partnership as of the Closing Date, then Borrowers shall give Lender notice of such transfer together with copies of all instruments effecting such transfer not less than ten (10) Business Days prior to the date of such transfer and Lender’s prior written consent shall be required in connection with such transfer.
          (e) Notwithstanding anything to the contrary contained in this Agreement, holders of limited partnership interests in any Borrower (or holders of interests in any entity directly or indirectly holding an interest in any Borrower) shall have the right to transfer such interests to an Affiliate of such Borrower, and holders of interests in Operating Lessee (or holders of interests in any entity directly or indirectly holding an interest in Operating Lessee) shall have the right to transfer such interests to an Affiliate of Operating Lessee, in either case without Lender’s consent; provided that:
          (i) after giving effect to such transfer, at least fifty-one percent (51%) of the beneficial interests in Ashford Hospitality Limited Partnership, each Borrower, SPE Party and Operating Lessee shall be held (directly or indirectly) by Ashford Hospitality Trust, Inc.;
          (ii) no such transfer of interest shall result in a change of Control of any Borrower, SPE Party or Operating Lessee or the day to day operations of any Property;
          (iii) the applicable Borrower or Operating Lessee shall give Lender written notice of such transfer together with copies of all instruments effecting such transfer not less than ten (10) Business Days prior to the date of such transfer;
          (iv) no Event of Default shall have occurred and remain uncured;
          (v) the legal and financial structure of each Borrower, SPE Party, Operating Lessee and their respective shareholders, partners or members, and the single purpose nature and bankruptcy remoteness of each Borrower, SPE Party and Operating Lessee, after such transfer shall satisfy Lender’s then current applicable underwriting criteria and requirements; and
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          (vi) if, after giving effect to such transfer and any prior transfers pursuant to this Section 8.2, the proposed transferee, together with all members of his/her immediate family or any affiliates (including trusts) thereof, shall own in the aggregate (directly, indirectly or beneficially) forty-nine percent (49%) or more of the interests in any Borrower, SPE Party or Operating Lessee and such proposed transferee, together with all members of his/her immediate family or any affiliates (including trusts) thereof, did not own forty-nine percent (49%) or more of the interests in such Borrower, SPE Party or Operating Lessee as of the Closing Date, Borrowers shall have delivered to Lender a substantive non-consolidation opinion with respect to the applicable Borrower, SPE Party and/or Operating Lessee, as applicable, and such transferee in form and substance satisfactory to Lender and the Rating Agencies.
          (f) For purposes of this Section 8.2, a change of Control of a Person shall be deemed to have occurred if there is any change in the identity of the individual or entities or group of individuals or entities who have the right, by virtue of any partnership agreement, articles of incorporation, by-laws, articles of organization, operating agreement or any other agreement, with or without taking any formative action, to cause such Person to take some action or to prevent, restrict or impede such Person from taking some action which, in either case, such Person could take or could refrain from taking were it not for the rights of such individuals.
     8.3 Cost and Expenses. Borrowers shall pay all costs and expenses of Lender in connection with any Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues.
ARTICLE 9
SALE AND SECURITIZATION OF MORTGAGE
     9.1 Sale of Mortgages and Securitization.
          (a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transactions referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).
          (b) If requested by Lender, Borrowers shall assist Lender, at Lender’s expense, in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including to:
          (i) (A) provide updated financial and other information with respect to each of the Properties, the business operated at each of the Properties, Borrowers, Operating Lessee and the Managers, (B) provide updated budgets relating to each of the
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Properties, and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of each of the Properties, each at Lender’s expense (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;
          (ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to each of the Properties and Borrowers, Operating Lessee and their Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;
          (iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and
          (iv) execute amendments to the Loan Documents and to each Borrower’s organizational documents requested by Lender; provided, however, that Borrowers shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, or (B) modify or amend any other material economic term of the Loan.
          (c) If requested by Lender, each Borrower shall provide Lender with the following financial statements (it being understood that Lender shall request (i) full financial statements if it anticipates that the principal amount of the Loan at the time of a Securitization may, or if the principal amount of the Loan at any time during which the Loan is included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included in the Securitization, and (ii) summaries of such financial statements if the principal amount of the Loan at any such time equals or exceeds ten percent (10.0)% of such aggregate principal amount) (all references to Regulation S-X in this Section 9.1(c) referring to Regulation S-X of the Securities Act):
          (i) As of the Closing Date, a balance sheet with respect to each of the Properties for the two most recent Fiscal Years or for such shorter owned period, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to each of the Properties for the three most recent Fiscal Years or for such shorter owned period, meeting the requirements of Section 210.3-02 of Regulation S-X, and, to the extent that such balance sheet is more than 135 days old as of the Closing Date, interim financial statements of each of the Properties meeting the requirements of Sections 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the “Standard Statements”); provided, however, that if any Property would be deemed to constitute a business and not real estate under Regulation S-X that has been acquired by the applicable Borrower from an unaffiliated
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third party, as to which the other conditions set forth in Section 210.3-05 of Regulation S-X for provision of financial statements in accordance with such Section have been met, at Lender’s election in lieu of or in addition to the Standard Statements otherwise required by this Section 9.1(c)(i), the applicable Borrower shall instead provide the financial statements required by such Section 210.3-05 of Regulation S-X (“Acquired Property Statements”).
          (ii) Not later than forty-five (45) days after the end of each fiscal quarter following the Closing Date, a balance sheet of each of the Properties as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of each of the Properties for the period commencing on the day following the last day of the most recent Fiscal Year and ending on the date of such balance sheet and for the corresponding period of the most recent Fiscal Year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided that if for such corresponding period of the most recent Fiscal Year, Acquired Property Statements were permitted to be provided hereunder pursuant to paragraph (i) above, the applicable Borrower or Borrowers shall instead provide Acquired Property Statements for such corresponding period). If requested by Lender, each Borrower shall also provide “summarized financial information,” as defined in Section 210.1-02(bb) of Regulation S-X, with respect to such quarterly financial statements.
          (iii) Not later than ninety (90) days after the end of each Fiscal Year following the Closing Date, a balance sheet of each of the Properties as of the end of such Fiscal Year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of each of the Properties for such Fiscal Year, meeting the requirements of Section 210.3-02 of Regulation S-X. If requested by Lender, each Borrower shall provide summarized financial information with respect to such annual financial statements.
          (iv) Within ten (10) Business Days after notice from Lender in connection with the Securitization of the Loan, such additional financial statements such that, as of the date (each, a “Disclosure Document Date”) of each Disclosure Document, each Borrower shall have provided Lender with all financial statements as described in paragraph (i) above; provided that the Fiscal Year and interim periods for which such financial statements shall be provided shall be determined as of such Disclosure Document Date.
          (v) In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-X or any Legal Requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and each Borrower shall promptly provide, such combination of Acquired Property Statements and/or Standard Statements as may be necessary for such compliance.
          (vi) Any other or additional financial statements, or financial, statistical or operating information, as shall be required pursuant to Regulation S-X or other Legal
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Requirements in connection with any Disclosure Document or any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization (hereinafter an “Exchange Act Filing”) or as shall otherwise be requested by Lender to meet disclosure, rating agency or marketing requirements.
All financial statements provided by Borrowers pursuant to this Section 9.1(c) shall be prepared in accordance with GAAP and shall meet the requirements of Regulation S-X and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by independent accountants in accordance with GAAP, Regulation S-X and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-X and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of the applicable Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph. If Borrowers are required to perform one or more audits in order to comply with the terms of this Section 9.1(c), Lender shall pay the reasonable out-of-pocket costs of such audit or audits.
     9.2 Securitization Indemnification.
          (a) Each Borrower understands that information provided to Lender by such Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies and service providers relating to the Securitization.
          (b) Borrowers shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that such Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to each Borrower, each Borrower’s Affiliates, each of the Properties, Operating Lessee, the Managers and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of UBS Real Estate Investments Inc. (“UBS”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its
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officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “UBS Group”), and UBS, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls UBS or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the UBS Group or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading, and (C) agreeing to reimburse Lender, the UBS Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the UBS Group and/or the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrowers will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of, or is based upon, any such untrue statement or omission made therein in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrowers in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrowers, operating statements and rent rolls with respect to each of the Properties, which relates to Borrowers, the Properties, Operating Lessee, the Managers or any other aspect of the Loan. This indemnity agreement will be in addition to any liability that Borrowers may otherwise have.
          (c) In connection with any Exchange Act Filing, each Borrower shall (i) indemnify Lender, the UBS Group and the Underwriter Group for Liabilities to which Lender, the UBS Group and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading, and (ii) reimburse Lender, the UBS Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the UBS Group and/or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, that Borrowers will be liable in any such case under clauses (i) or (ii) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrowers in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrowers, operating statements and rent rolls with respect to each of the Properties.
          (d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the
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indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party.
          (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or Section 9.2(c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or Section 9.2(c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) UBS’s and each Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrowers hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
          (f) The liabilities and obligations of both Borrowers and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Obligations.
     9.3 Intentionally Deleted.
     9.4 Severance Documentation. Lender shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or
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A/B/C structure) and/or one or more additional components of the Note or Notes, reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.4 and, provided that such modification shall comply with the terms of this Section 9.4, it shall become immediately effective. If requested by Lender, Borrowers shall promptly execute an amendment to the Loan Documents to evidence any such modification; provided that Borrowers shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, or (B) modify or amend any other material term of the Loan adverse to Borrowers. Borrower shall not be required to pay any costs or expenses incurred by Lender in connection with any modification of the Loan pursuant to this Section 9.4.
ARTICLE 10
DEFAULTS
     10.1 Events of Default.
          (a) Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):
          (i) if any monthly installment of principal and/or interest due under the Note or any payment of Reserve Funds due under this Agreement or the payment of the Obligations due on the Maturity Date is not paid when due (subject, after the occurrence of a Sweep Event, to Section 6.7.2 hereof);
          (ii) if any other portion of the Obligations (other than as set forth in the foregoing clause (i)) is not paid when due and such non-payment continues for five (5) days following written notice to Borrowers that the same is due and payable;
          (iii) if any of the Taxes or Other Charges are not paid prior to becoming delinquent (provided that it shall not be an Event of Default if there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and Servicer fails to make such payment in violation of this Agreement);
          (iv) if (A) within sixty (60) days after the effective date of any renewal Policies, certified copies of such Policies or true and correct specimens of such Policies
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are not delivered to Lender in accordance with the terms and conditions hereof and such failure continues for thirty (30) days after written notice from Lender, or (B) not less than ten (10) days prior to the expiration of any Policy, a certificate of insurance in form and substance reasonably acceptable to Lender evidencing the renewal of such Policy and describing the coverage provided by such Policy is not delivered to Lender in accordance with the terms and conditions hereof, or (C) the Policies are not kept in full force and effect in accordance with the terms and conditions hereof;
          (v) subject to the provisions of Section 8.1 and Section 8.2, if any Borrower or Operating Lessee breaches or permits or suffers a breach of the provisions of Section 4.2.1;
          (vi) if any representation or warranty made by any Borrower or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender, shall have been false or misleading in any material respect as of the date such representation or warranty was made;
          (vii) if any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor shall make an assignment for the benefit of creditors;
          (viii) if a receiver, liquidator or trustee shall be appointed for any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor or if any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or such Guarantor, as the case may be, the same shall constitute an Event of Default only upon the same not being discharged, stayed or dismissed within thirty (30) days following its filing;
          (ix) if any Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
          (x) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
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          (xi) if any Borrower, SPE Party or Operating Lessee breaches any representation, warranty or covenant contained in Section 3.1.24 or Section 3.1.43 hereof;
          (xii) if any Borrower shall be in default under any mortgage, deed of trust, security deed or security agreement covering any part of any Property, whether it be superior or junior in Lien to any Mortgage;
          (xiii) subject to Borrowers’ right to contest as provided in Section 3.6 of the Mortgages, if any of the Properties becomes subject to any mechanic’s, materialman’s or other Lien and the same is not released and discharged of record within ten (10) days after the filing thereof, except a Lien for Taxes not then due and payable;
          (xiv) except as permitted in Section 4.1.11 hereof, the alteration, improvement, demolition or removal of any of the Improvements without the prior written consent of Lender;
          (xv) if there shall be a material default by any Borrower or Operating Lessee under any Management Agreement or if, without Lender’s prior written consent, (i) any Management Agreement is terminated prior to the expiration of its term unless such termination is expressly permitted or required under the terms of the Loan Documents, (ii) the ownership, management or control of any Manager that is an Affiliate of any Borrower is transferred, or (iii) there is a material change in any Management Agreement;
          (xvi) if any Borrower or Operating Lessee ceases to continuously operate the Property owned by such Borrower or any material portion thereof as a hotel for any reason whatsoever (other than temporary cessation in connection with any repair or renovation thereof undertaken with the consent of Lender);
          (xvii) if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) through (xvi) above, and such Default shall continue for ten (10) days after notice to Borrowers from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrowers from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that such Borrower shall have commenced to cure such Default within such 30-day period and shall thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for such Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;
          (xviii) if any Borrower, Operating Lessee, SPE Party, any Guarantor or any Person owning a direct or indirect ownership interest in any Borrower, Operating Lessee or SPE Party (other than any shareholder of any Key Principal holding less than twenty percent (20%) of the issued and outstanding stock of such Key Principal who is
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not an Affiliate of any Borrower and is not an officer, director or other Person involved in the management and day to day operation of such Key Principal) shall be convicted of a Patriot Act Offense by a court of competent jurisdiction, and with respect to the conviction of any shareholder of any Key Principal of a Patriot Act Offense, such event could in Lender’s reasonably determination have an adverse effect on the Loan or subject Lender to any penalty, sanction, inquiry or liability;
          (xix) if any Borrower, Operating Lessee or any Guarantor breaches the negative covenant contained in Section 4.2.15 hereof;
          (xx) without limiting, modifying or affecting any other Event of Default enumerated in this Section, if any Borrower or Operating Lessee acts or neglects to act in such a manner as to be considered a monetary default or a material non-monetary default as to the applicable Property under any Operating Lease and such default is not cured within any applicable cure period set forth in such Operating Lease (with, in the case where a cure period commences upon the giving of a notice of default, such notice of default having been deemed given upon the occurrence of such default);
          (xxi) if, without Lender’s prior written consent, there is any material change in any Franchise Agreement (or any successor franchise agreement) or in any Operating Lease;
          (xxii) if a default has occurred and continues beyond any applicable cure period under any Franchise Agreement (or any successor franchise agreement) if such default permits the Franchisor thereunder to terminate or cancel such Franchise Agreement (or any successor franchise agreement);
          (xxiii) if any Franchise Agreement shall expire or terminate and, within one (1) year after such expiration or termination, the applicable Borrower or Operating Lessee shall not have provided evidence satisfactory to Lender, in its sole discretion, of (A) the renewal of such Franchise Agreement on substantially the same terms as the expired Franchise Agreement or (B) the replacement of such Franchise Agreement in accordance with the terms of this Agreement by a new franchise agreement with a comparable franchisor, and on terms, satisfactory to Lender in its reasonable discretion; or
          (xxiv) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to any Borrower, Operating Lessee, any Guarantor or any of the Properties, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations.
          (b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other
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Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrowers and in and to all or any portion of the Properties, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers and all or any portion of the Properties, including all rights or remedies available at law or in equity; and upon the occurrence of any Event of Default described in clauses (vii), (viii) or (ix) above, the Obligations of Borrowers hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and each Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
     10.2 Remedies.
          (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrowers or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the Mortgages have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.
          (b) Upon the occurrence of an Event of Default, Lender shall have the right from time to time to partially foreclose any Mortgage or to foreclosure one or more but less than all of the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose any Mortgage one or more but less than all of the Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose any Mortgage one or more but less than all of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the
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Properties shall remain subject to the Mortgages to secure payment of the sums secured by the Mortgages and not previously recovered.
          (c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Each Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, that Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrowers by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrowers shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents.
          (d) Any amounts recovered from the Properties or any other collateral for the Loan after the occurrence of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.
     10.3 Lender’s Right to Perform. If Borrowers or Operating Lessee fail to perform any covenant or obligation contained herein and such failure shall continue for a period of ten (10) Business Days after Borrowers’ receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrowers to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgages and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to any Borrower of any such failure.
     10.4 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against any Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or
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power accruing upon the occurrence of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to any Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by any Borrower or to impair any remedy, right or power consequent thereon.
ARTICLE 11
MISCELLANEOUS
     11.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrowers, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
     11.2 Lender’s Discretion.
          (a) Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.
          (b) Lender may, in Lender’s sole and absolute discretion, accept or reject any proposed cure of an Event of Default. In no event shall any provision of this Agreement or any of the other Loan Documents that provides that Lender shall have certain rights and/or remedies only during the continuance of an Event of Default be construed so as to require Lender to accept a cure of any such Event of Default. Unless and until Lender expressly accepts any proposed cure of an Event of Default in writing, such Event of Default shall be deemed to be continuing for purposes of this Agreement and the other Loan Documents.
     11.3 Governing Law.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY EACH BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE
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OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY AND STATE OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1299
Attention: Mitchell D. Bernstein, Esq.
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND EACH BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO EACH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON EACH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF
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ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.
     11.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any Borrower, shall entitle any Borrower to any other or future notice or demand in the same, similar or other circumstances.
     11.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.
     11.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:
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If to Lender:	UBS Real Estate Investments Inc.
1285 Avenue of the Americas, 11th Floor
New York, New York 10019
Re: UBS/Ashford (Pool 2)
Attention: Robert Pettinato
Facsimile No. (212) 713-4631

with a copy to:	UBS Real Estate Investments Inc.
1285 Avenue of the Americas, 11th Floor
New York, New York 10019
Re: UBS/Ashford (Pool 2)
Attention: Tessa L. Peters, Esq.
Facsimile No. (212) 713-1153

and with a copy to:	Brown Raysman Millstein Felder & Steiner LLP
900 Third Avenue
New York, New York 10022
Re: UBS/Ashford (Pool 2)
Attention: Jeffrey B. Steiner, Esq.
Facsimile No. (212) 895-2900

and with a copy to Servicer:	Wachovia Bank, National Association
P.O. Box 563956
Charlotte, North Carolina 28256
Attention: Venus Craig
Facsimile No.: (704) 714-0042
Re: UBS/Ashford (Pool 2)
(or any successor servicer of the Loan)

If to Borrowers:	14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: David A. Brooks
Facsimile No.: (972) 490-9605

with a copy to:	Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Brigitte Gawenda Kimichik, Esq.
Facsimile No.: (214) 659-4777
Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 11.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of
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which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrowers shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.
     11.7 Trial by Jury. EACH BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
     11.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     11.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by any Borrower to any portion of the Obligations of Borrowers hereunder. To the extent any Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect as if such payment or proceeds had not been received by Lender until the same is indefeasibly paid in full.
     11.11 Waiver of Notice. No Borrower shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which
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this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrowers.
     11.12 Remedies of Borrowers. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrowers’ sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
     11.13 Expenses; Indemnity.
          (a) Borrowers shall pay or, if Borrowers fail to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) each Borrower’s ongoing performance of and compliance with such Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, except to the extent that it is expressly provided herein that Lender shall pay such costs and expenses; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, except to the extent that it is expressly provided herein that Lender shall pay such costs and expenses; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by any Borrower; (iv) the filing and recording fees and expenses, title insurance premiums and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Borrower, this Agreement, the other Loan Documents, any Property or any other security given for the Loan; and (vi) enforcing any Obligations of or collecting any payments due from Borrowers under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid, at Lender’s election in its sole discretion, from any amounts in the Deposit Account.
          (b) Borrowers shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without
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limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by any Borrower of its Obligations under, or any material misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan, (iii) any information provided by or on behalf of any Borrower, or contained in any documentation approved by any Borrower; (iv) ownership of any Mortgage, any Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Property; (viii) any failure of any Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Property or any part thereof, or any liability asserted against Lender with respect thereto; (x) the claims of any tenant of any portion of any Property or any Person acting through or under any tenant or otherwise arising under or as a consequence of any Lease; (xi) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of this Agreement, any Mortgage, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with any Borrower, Operating Lessee, any guarantor or indemnitor and/or any partner, member, joint venturer or shareholder thereof becoming a party of a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (xii) any tax on the making and/or recording of any Mortgage, the Note or any of the other Loan Documents; and (xiii) a default under Section 4.1.13 of this Agreement (collectively, the “Indemnified Liabilities”); provided, however, that Borrowers shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
     11.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.
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     11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
          (a) Each Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrowers and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between any Borrower and Lender or to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.
          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan (and disburse Reserve Funds) hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan (or make any disbursement of Reserve Funds) in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
     11.17 Publicity. All news releases, publicity or advertising by Borrowers or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, UBS or any of their affiliates shall be subject to the prior written approval of Lender.
     11.18 Cross-Collateralization; Waiver of Marshalling of Assets.
          (a) Each Borrower acknowledges that Lender has made the Loan to Borrowers upon the security of their collective interests in the Properties and in reliance upon the aggregate of all of the Properties taken together being of greater value as collateral security than the sum of each individual Property taken separately.
          (b) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower, such Borrower’s members or partners, as applicable, and others with interests in such Borrower, and of the Property owned by such Borrower, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property owned by such Borrower for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property owned by such Borrower in preference to every other claimant whatsoever.
     11.19 Waiver of Offsets/Defenses/Counterclaims. Borrowers hereby waive the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding
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brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments that Borrowers are obligated to make under any of the Loan Documents.
     11.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that no Loan Document shall be subject to the principle of construing its meaning against the party which drafted the same. Each Borrower acknowledges that, with respect to the Loan, such Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments that may be viewed as adverse to or competitive with the business of such Borrower or its Affiliates.
     11.21 Brokers and Financial Advisors. Each Borrower hereby represents to Lender that (a) such Borrower has not dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan; (b) in the event any Borrower has engaged any financial advisor, broker, underwriter, placement agent, agent or finder, such Borrower agrees to pay any and all amounts, including all commissions and other similar fees, owing to said Person; and (c) each Borrower agrees to indemnify, defend and hold Lender harmless from and against any and all costs and expenses of any kind (including, without limitation, attorneys’ fees and expenses) incurred by Lender as a result of a breach of any of the foregoing. Each Borrower acknowledges that Lender may pay additional compensation, fees or other payments (“Fees”) to brokers, finders, correspondents or other parties (collectively, “Correspondent”) related to the origination, sale and/or securitization of the Loan, in addition to any other Fees which may be paid by such Borrower directly to Correspondent. Such Fees may include direct, one-time payments, payments based on volume of originated loans, profit-sharing payments, and/or an ongoing financial interest in the Loan. In addition, a Correspondent may act as a sub-servicer for the Loan and receive additional fees relating to that activity. Each Borrower consents to a Correspondent being paid such Fees and acting as sub-servicer for the Loan. Each Borrower acknowledges and agrees that such Borrower is a sophisticated entity capable of evaluating these and other circumstances relevant to obtaining financing in the form of the Loan. Each Borrower acknowledges and agrees that Lender is not responsible for any recommendation, services (sub-servicing or otherwise) or advice given to such Borrower by any Correspondent and that no fiduciary or other special relationship exists or shall exist between
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them. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Obligations.
     11.22 Exculpation.
          (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrowers to perform and observe the Obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against any Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest in all or any portion of any of the Properties, the Gross Revenue or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrowers only to the extent of each Borrower’s interest in the Properties, in the Gross Revenue and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against any Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name any Borrower as a party defendant in any action or suit for foreclosure and sale under any Mortgage; (3) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of any Assignment of Leases; (6) constitute a prohibition against Lender to seek a deficiency judgment against any Borrower in order to fully realize the security granted by the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all or any portion of the Properties; or (7) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrowers, by money judgment or otherwise, to the extent of any loss, damage (including, without limitation, those resulting from the diminution in value of any Property), cost, expense (including, without limitation, attorneys’ fees and costs), liability, claim, obligation, cause of action, suit, demand and judgment, of any nature or description whatsoever, which may at any time be imposed upon, incurred by or awarded against Lender as a result of or arising from the following:
          (i) fraud or material misrepresentation by or on behalf of any Borrower, Operating Lessee or any Guarantor or any of their respective agents or representatives in connection with the Loan, including, without limitation, by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and including, without limitation, any misrepresentation by any Borrower pursuant to any of the Loan Documents or otherwise to induce Lender to make the Loan, or any advance thereof, or to release monies from any account held by Lender (including any reserve or escrow) or to take other action with respect to any of the collateral for the Loan;
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          (ii) the gross negligence or willful misconduct by or on behalf of any Borrower, Operating Lessee or any Guarantor or any of their respective authorized agents or representatives in connection with the Loan;
          (iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Lender with respect thereto in any document;
          (iv) wrongful removal or destruction of any portion of any Property after the occurrence of an Event of Default;
          (v) any intentional, physical waste of any Property resulting from the action or inaction of any Borrower, Operating Lessee or any Manager which adversely affects the value of such Property;
          (vi) any Legal Requirement (including RICO) resulting in the forfeiture by any Borrower of its Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by any Borrower, Operating Lessee or any Guarantor or any of their respective agents or representatives in connection therewith;
          (vii) the misappropriation or conversion by or on behalf of any Borrower or Operating Lessee of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of any Property, or (C) any Gross Revenues (including Rents, security deposits, advance deposits or any other deposits);
          (viii) failure to pay charges for labor or materials or other charges that create Liens on any portion of any Property, to the extent (A) such Liens are not bonded over or discharged in accordance with Section 3.6 of the applicable Mortgage and (B) Gross Revenue is sufficient for the payment of the same;
          (ix) any security deposits, advance deposits or any other deposits collected with respect to the Properties which are not delivered to Lender in accordance with the provisions of the Loan Documents;
          (x) failure to pay Taxes to the extent Gross Revenue is sufficient for the payment of the same;
          (xi) failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof;
          (xii) Borrowers’ indemnification of Lender set forth in Section 9.2 hereof;
          (xiii) any delay in Lender’s right, or inability of Lender, upon the occurrence of an Event of Default to foreclose upon any Property or other collateral for
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the Loan, obtain a receiver for any Property or otherwise exercise any of its remedies or rights under the Loan Documents, which delay or inability would not have occurred but for the interference by any Borrower, Operating Lessee or any of their Affiliates with Lender’s rights under the Loan Documents;
          (xiv) any Borrower or Operating Lessee fails to permit on-site inspections of any Property or fails to provide financial information as required by, and in accordance with the terms and provisions of, this Agreement and the Mortgages;
          (xv) the failure of any Borrower to maintain its status as a single purpose entity prior to the Closing Date, as required by, and in accordance with the terms and provisions of, Sections 3.1.24 and 3.1.43 of this Agreement;
          (xvi) the failure by any Borrower, SPE Party or Operating Lessee to maintain its status as a single purpose entity, as required by, and in accordance with the terms and provisions of, clauses (c), (e), (g), (h), (i), (j), (v), (w) and (x) of Section 3.1.24 of this Agreement; and/or
          (xvii) if any Borrower or Operating Lessee initiates any wire transfer or ACH authorization with respect to any Clearing Account, closes any Clearing Account or performs any other transaction with respect to any Clearing Account, or authorizes any Manager or any other Person to do so, or adds the right to do so under the Clearing Bank’s electronic information reporting system.
          (b) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrowers in the event that: (i) the first full monthly payment of interest under the Note is not paid when due; (ii) any Borrower, SPE Party or Operating Lessee fails to maintain its status as a single purpose entity as required by, and in accordance with the terms and provisions of, this Agreement (except with respect to the terms and provisions of clauses (c), (e), (g), (h), (i), (j), (v), (w) and (x) of Section 3.1.24 of this Agreement); (iii) any Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering any Property; (iv) Borrowers fail to obtain Lender’s prior consent to any Transfer of any Property or any interest therein or any Transfer of any direct or indirect interest in any Borrower, SPE Party or Operating Lessee, in any such case as required by the Mortgages or this Agreement; (v) any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (vi) an Affiliate, officer, director or representative which controls, directly or indirectly, any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor files, or joins in the filing of, an involuntary petition against any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any
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involuntary petition against any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor from any Person; (vii) any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (viii) any Affiliate, officer, director or representative which controls any Borrower or Operating Lessee consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for any Borrower, Operating Lessee or any portion of any Property; (ix) any Borrower, SPE Party, the sole member of SPE Party, Operating Lessee or any Guarantor makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (x) any Guarantor (or any Person comprising any Guarantor), any Borrower, Operating Lessee or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with any Carveout Guaranty, the Note, the Mortgages or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, which the court in any such action or proceeding determines is without merit (in the case of a defense) or is unwarranted (in the case of a request for judicial intervention or injunctive or other equitable relief).
          (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, if the Franchise Agreement for any Property is terminated or expires and the applicable Borrower or Operating Lessee has not entered into a replacement franchise agreement acceptable to Lender in its sole discretion with a comparable franchisor acceptable to Lender in its sole discretion prior to or concurrently with such termination or expiration, then the Obligations shall be fully recourse to Borrowers in an amount not to exceed the Allocated Loan Amount with respect to such Property, provided that the Obligations shall cease to be fully recourse to Borrowers as a result of the operation of this clause (c) at such time as the applicable Borrower or Operating Lessee has entered into a replacement franchise agreement acceptable to Lender in its sole discretion with a comparable franchisor acceptable to Lender in its sole discretion so long as such event occurs prior to the date that is one (1) year after the termination or expiration of the aforesaid Franchise Agreement.
     11.23 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including the Mortgage Loan Application Letter dated August 17, 2005 (as amended) between Ashford Hospitality Trust and Lender, are superseded by the terms of this Agreement and the other Loan Documents.
     11.24 Servicer. At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender in its sole and absolute discretion and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the
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Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and the Servicer. Borrowers shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement.
     11.25 Joint and Several Liability. The representations, covenants, warranties and obligations of Borrowers hereunder shall be joint and several.
     11.26 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgages or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgages and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     11.27 Assignments and Participations.
          (a) Lender may, at its sole cost and expense, assign to one or more Persons all or a portion of its rights and obligations under this Agreement; provided, however, that Lender shall not assign any ownership interest in the Loan and the Loan Documents separate from the obligations of Lender associated with such ownership interest so assigned.
          (b) Upon such execution and delivery, from and after the effective date specified in the related assignment and acceptance agreement, the assignee thereunder shall be a party hereto and shall have the rights and obligations of Lender hereunder to the extent of its interest in the Loan.
          (c) Lender may, at its sole cost and expense, sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Agreement, and (iv) Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents.
          (d) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignees or participants, as the case may be, any information relating to Borrowers or any of their Affiliates or to any aspect of the Loan that has been furnished to Lender by or on behalf of any Borrower or any of its Affiliates.
     11.28 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
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     11.29 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of any Borrower. Lender agrees promptly to notify Borrowers after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
[NO FURTHER TEXT ON THIS PAGE]
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     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

UBS REAL ESTATE INVESTMENTS INC.,
a Delaware corporation

By:		/s/ Greta Guggenheim

Name: Greta Guggenheim
Title: Managing Director

By:		/s/ Marc J. Warren

Name: Marc J. Warren
Title: Executive Director

BORROWERS:

ASHFORD LAS VEGAS LP,
a Delaware limited partnership

By:		ASHFORD POOL II GP LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David A. Brooks

Name: David A. Brooks
Title: Vice President

ASHFORD EVANSVILLE I LP,
a Delaware limited partnership

By:		ASHFORD POOL II GP LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David A. Brooks

Name: David A. Brooks
Title: Vice President
[Signatures Continued on Following Page]
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[Signature Page to Loan Agreement Continued]

ASHFORD EVANSVILLE III LP,
a Delaware limited partnership

By:	ASHFORD POOL II GP LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David A. Brooks

Name: David A. Brooks
Title: Vice President

ASHFORD JACKSONVILLE II LP,
a Delaware limited partnership

By:	ASHFORD POOL II GP LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David A. Brooks

Name: David A. Brooks
Title: Vice President

ASHFORD BLOOMINGTOP LP,
a Delaware limited partnership

By:	ASHFORD POOL II GP LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David A. Brooks

Name: David A. Brooks
Title: Vice President
[Signatures Continued on Following Page]
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[Signature Page to Loan Agreement Continued]

ASHFORD AUSTIN LP,
a Delaware limited partnership

By:	ASHFORD POOL II GP LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David A. Brooks

Name: David A. Brooks
Title: Vice President

ASHFORD JACKSONVILLE I LP,
a Delaware limited partnership

By:	ASHFORD POOL II GP LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David A. Brooks

Name: David A. Brooks
Title: Vice President

ASHFORD DALLAS LP,
a Delaware limited partnership

By:	ASHFORD POOL II GP LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David A. Brooks

Name: David A. Brooks
Title: Vice President
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ACKNOWLEDGMENTS

STATE OF NEW YORK	)
): ss.
COUNTY OF NEW YORK	)
     On the                      day of November, in the year 2005, before me, the undersigned, a Notary Public in and for said State, personally appeared                                                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

(NOTARIAL SEAL)

My Commission Expires:

STATE OF NEW YORK	)
): ss.
COUNTY OF NEW YORK	)
     On the                      day of November, in the year 2005, before me, the undersigned, a Notary Public in and for said State, personally appeared                                                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

(NOTARIAL SEAL)

My Commission Expires:
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ACKNOWLEDGEMENTS (Continued)

STATE OF NEW YORK	)
): ss.
COUNTY OF NEW YORK	)
     On the ___day of November, in the year 2005, before me, the undersigned, a Notary Public in and for said State, personally appeared David A. Brooks, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacities, and that by his signatures on the instrument, the individual, or the persons upon behalf of which the individual acted, executed the instrument.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

(NOTARIAL SEAL)

My Commission Expires:
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SCHEDULE I
LIST OF BORROWERS
AND THEIR TAX IDENTIFICATION NUMBERS
AND DELAWARE ORGANIZATIONAL ID NUMBERS

POOL 1
			Delaware Organizational
	Borrower	Tax ID Number	ID Number
1.	Ashford Las Vegas LP	20-0154967	3683166

2.	Ashford Evansville I LP	20-1377717	3828860

3.	Ashford Evansville III LP	20-1377755	3828862

4.	Ashford Jacksonville II LP	20-0337237	3720303

5.	Ashford Bloomington LP	20-1377863	3828865

6.	Ashford Austin LP	20-0154887	3683169

7.	Ashford Jacksonville I LP	20-0356295	3720305

8.	Ashford Dallas LP	20-0154927	3683164
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Schedule 1

SCHEDULE 2
ALLOCATED LOAN AMOUNTS AND ALTERATION THRESHOLDS

POOL 2
		Allocated Loan	Alteration
Borrower	Property Name and Address	Amount	Threshold
Ashford Las Vegas LP	Embassy Suites – Las Vegas 4315 Swenson Street Las Vegas, Nevada 89119 (Clark County)	$32,176,000	$4,000,000

Ashford Evansville I LP	Hampton Inn – Evansville 8000 Eagle Crest Boulevard Evansville, Indiana 47715 (Vanderburgh County)	$7,155,000	$2,000,000

Ashford Evansville III LP	Residence Inn by Marriott – Evansville 8283 East Walnut Street Evansville, Indiana 47715 (Vanderburgh County)	$6,911,000	$2,000,000

Ashford Jacksonville II LP	Springhill Suites – Jacksonville 4385 Southside Boulevard Jacksonville, Florida 32216 (Duval County)	$8,168,000	$2,000,000

Ashford Bloomington LP	Courtyard Bloomington 310 South College Avenue Bloomington, Indiana 47403 (Monroe County)	$12,323,000	$2,000,000

Ashford Austin LP	Embassy Suites – Austin 9505 Stonelake Boulevard Austin, Texas 78759 (Travis County)	$14,296,000	$4,000,000

Ashford Jacksonville I LP	Hilton Garden Inn – Jacksonville 9745 Gate Parkway North Jacksonville, Florida 32246 (Duval County)	$11,098,000	$2,000,000

Ashford Dallas LP	Embassy Suites – Dallas 14021 Noel Road Dallas, Texas 75240 (Dallas County)	$8,449,000	$2,000,000
Pool 2
Schedule 2

SCHEDULE 3
LIST OF FRANCHISE AGREEMENTS
     1. Franchise License Agreement dated August 29, 2003, between Ashford Las Vegas LP, a Delaware limited partnership, and Ashford TRS Corporation, a Delaware corporation, collectively as licensees, and Promus Hotels, Inc., a Delaware corporation, as licensor, as assigned to Ashford TRS Lessee LLC and amended pursuant to that certain Assignment and Assumption of, and Amendment to, License Agreement dated September 2, 2004, among Ashford Las Vegas LP and Ashford TRS Corporation, collectively as assignors, and Ashford TRS Lessee LLC, as assignee, and Promus Hotels, Inc., as licensor. (Embassy Suites – Las Vegas).
     2. Franchise License Agreement dated September 4, 2004, between Ashford TRS Lessee LLC, a Delaware limited liability company, as licensee, and Promus Hotels, Inc., a Delaware corporation, as licensor. (Hampton Inn – Evansville).
     3. Residence Inn by Marriott Relicensing Franchise Agreement dated September 2, 2004, between Marriott International, Inc., as franchisor, and Ashford TRS Lessee LLC, as franchisee. (Residence Inn – Evansville).
     4. Springhill Suites by Marriott Relicensing Franchise Agreement dated September 2, 2004, between Marriott International, Inc., as franchisor, and Ashford TRS Lessee LLC, as franchisee, as assigned pursuant to that certain Assignment and Assumption of Franchise Agreement dated September 2, 2004, by and among Ashford Jacksonville II LP and Ashford TRS Corporation, collectively as assignor, and Ashford TRS Lessee LLC, as assignee. (Springhill Suites – Jacksonville).
     5. Courtyard by Marriott Relicensing Franchise Agreement dated September 2, 2004, between Marriott International, Inc., as franchisor, and Ashford TRS Lessee LLC, as franchisee. (Courtyard by Marriott – Bloomington).
     6. Franchise License Agreement dated August 29, 2003, between Ashford Austin LP, a Delaware limited partnership, and Ashford TRS Corporation, a Delaware corporation, collectively as licensees, and Promus Hotels, Inc., a Delaware corporation, as licensor, as assigned to Ashford TRS Lessee LLC and amended pursuant to that certain Assignment and Assumption of, and Amendment to, License Agreement dated September 2, 2004, among Ashford Austin LP and Ashford TRS Corporation, collectively as assignors, and Ashford TRS Lessee LLC, as assignee, and Promus Hotels, Inc., as licensor. (Embassy Suites – Austin).
     7. Hilton Garden Inn License Agreement dated January 21, 1999, by and between Hilton Inns, Inc., as licensor, and Noble Investments – Gate Parkway, LLC, as licensee; as amended by that certain Amendment to License Agreement dated October 15, 1999, by and between Hilton Inns, Inc., as licensor, and Noble Investments – Gate Parkway, LLC, as licensee; as assigned and amended by that certain Assignment and Assumption of, and Amendment to, License Agreement, dated November 24, 2003, by and among Noble Investments – Gate Parkway, LLC, as assignor, Ashford Jacksonville I LP, a Delaware limited partnership, and
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Schedule 3 — Page 1

Ashford TRS I LLC, a Delaware limited liability company, collectively as assignees, and Hilton Inns, Inc., a Delaware corporation, as licensor. (Hilton Garden Inn – Jacksonville).
     8. Franchise License Agreement dated August 29, 2003, between Ashford Dallas LP, a Delaware limited partnership, and Ashford TRS Corporation, a Delaware corporation, collectively as licensees, and Promus Hotels, Inc., a Delaware corporation, as licensor, as assigned to Ashford TRS Lessee LLC and amended pursuant to that certain Assignment and Assumption of, and Amendment to, License Agreement dated September 2, 2004, among Ashford Dallas LP and Ashford TRS Corporation, collectively as assignors, and Ashford TRS Lessee LLC, as assignee, and Promus Hotels, Inc., as licensor. (Embassy Suites – Dallas).
Schedule 3 — Page 2

SCHEDULE 4
LIST OF MANAGEMENT AGREEMENTS

POOL 2
	Manager	Property	Date of Agreement(s)
1.	Remington Lodging & Hospitality, L.P., a Delaware limited partnership	Embassy Suites – Las Vegas 4315 Swenson Street Las Vegas, Nevada 89119 (Clark County)	Hotel Management Agreement, dated August 29, 2003, as assigned to Ashford TRS Lessee LLC pursuant to that certain Bill of Sale and Assignment of Licenses, Permits and Contracts dated September 2, 2004, between Ashford TRS Corporation and Ashford TRS Lessee LLC.

2.	Dunn Hospitality Group Manager, Inc., an Indiana corporation	Hampton Inn – Evansville 8000 Eagle Crest Boulevard Evansville, Indiana 47715 (Vanderburgh County)	Hotel Management Agreement dated September 2, 2004

3.	Dunn Hospitality Group Manager, Inc., an Indiana corporation	Residence Inn by Marriott – Evansville 8283 East Walnut Street Evansville, Indiana 47715 (Vanderburgh County)	Hotel Management Agreement dated September 2, 2004

4.	Noble Management Group, LLC, a Georgia limited liability company	Springhill Suites – Jacksonville 4385 Southside Boulevard Jacksonville, Florida 32216 (Duval County)	Hotel Management Agreement dated November 24, 2003

5.	Dunn Hospitality Group Manager, Inc., an Indiana corporation	Courtyard Bloomington 310 South College Avenue Bloomington, Indiana 47403 (Monroe County)	Hotel Management Agreement dated September 2, 2004

Pool 2
Schedule 4 — Page 1

POOL 2
	Manager	Property	Date of Agreement(s)
6.	Remington Lodging & Hospitality, L.P., a Delaware limited partnership	Embassy Suites – Austin 9505 Stonelake Boulevard Austin, Texas 78759 (Travis County)	Hotel Master Agreement, dated August 29, 2003; Amendment to Hotel Master Management Agreement dated October 8, 2003; and Amendment to Hotel Master Management Agreement dated March 24, 2004, as assigned to Ashford TRS Lessee LLC pursuant to that certain Bill of Sale and Assignment of Licenses, Permits and Contracts dated September 2, 2004, between Ashford TRS Corporation and Ashford TRS Lessee LLC.

7.	Noble Management Group, LLC, a Georgia limited liability company	Hilton Garden Inn – Jacksonville 9745 Gate Parkway North Jacksonville, Florida 32246 (Duval County)	Hotel Management Agreement dated November 24, 2003

8.	Remington Lodging & Hospitality, L.P., a Delaware limited partnership	Embassy Suites – Dallas 14021 Noel Road Dallas, Texas 75240 (Dallas County)	Hotel Master Agreement, dated August 29, 2003; Amendment to Hotel Master Management Agreement dated October 8, 2003; and Amendment to Hotel Master Management Agreement dated March 24, 2004, as assigned to Ashford TRS Lessee LLC pursuant to that certain Bill of Sale and Assignment of Licenses, Permits and Contracts dated September 2, 2004, between Ashford TRS Corporation and Ashford TRS Lessee LLC.
Pool 2
Schedule 4 — Page 2

SCHEDULE 5
LIST OF OPERATING LEASES
     1. Lease Agreement dated August 29, 2003, between Ashford Las Vegas LP, as lessor, and Ashford TRS Corporation, as lessee, as assigned to Ashford TRS Lessee LLC pursuant to that certain Bill of Sale and Assignment of Licenses, Permits and Contracts dated September 2, 2004, between Ashford TRS Corporation and Ashford TRS Lessee LLC. (Embassy Suites – Las Vegas).
     2. Lease Agreement dated September 2, 2004, between Ashford Evansville I LP, as lessor, and Ashford TRS Lessee LLC, as lessee. (Hampton Inn – Evansville).
     3. Lease Agreement dated September 2, 2004, between Ashford Evansville III LP, as lessor, and Ashford TRS Lessee LLC, as lessee. (Residence Inn – Evansville).
     4. Lease Agreement dated November 24, 2003, between Ashford Jacksonville II LP, as lessor, and Ashford TRS Corporation, as lessee, as assigned to Ashford TRS Lessee LLC pursuant to that certain Bill of Sale and Assignment of Licenses, Permits and Contracts dated September 2, 2004, between Ashford TRS Corporation and Ashford TRS Lessee LLC. (Springhill Suites — Jacksonville).
     5. Lease Agreement dated September 2, 2004, between Ashford Bloomington LP, as lessor, and Ashford TRS Lessee LLC, as lessee. (Courtyard by Marriott – Bloomington).
     6. Lease Agreement dated August 29, 2003, between Ashford Austin LP, as lessor, and Ashford TRS Corporation, as lessee, as assigned to Ashford TRS Lessee LLC pursuant to that certain Bill of Sale and Assignment of Licenses, Permits and Contracts dated September 2, 2004, between Ashford TRS Corporation and Ashford TRS Lessee LLC. (Embassy Suites — Austin).
     7. Lease Agreement dated November 24, 2003, between Ashford Jacksonville I LP, as lessor, and Ashford TRS I LLC, as lessee. (Hilton Garden Inn — Jacksonville).
     8. Lease Agreement dated August 29, 2003, between Ashford Dallas LP, as lessor, and Ashford TRS Corporation, as lessee, as assigned to Ashford TRS Lessee LLC pursuant to that certain Bill of Sale and Assignment of Licenses, Permits and Contracts dated September 2, 2004, between Ashford TRS Corporation and Ashford TRS Lessee LLC. (Embassy Suites — Dallas).
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Schedule 5

SCHEDULE 6
EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
1.	With respect to Section 3.1.18: Where required by applicable law in connection with the change in Operating Lessee, the applicable Borrower is updating its liquor licenses to reflect the new operating lessee.
Pool 2
Schedule 6

SCHEDULE 7
RENT ROLLS
NONE – NO LEASES OTHER THAN OPERATING LEASES
Pool 2
Schedule 7

SCHEDULE 8
ORGANIZATIONAL CHARTS OF BORROWERS
[See Attached Chart]
Pool 2
Schedule 8

SCHEDULE 9
UMBRELLA LIABILITY INSURANCE LIMITS

POOL 2
		Umbrella Liability
Borrower	Property Name and Address	Insurance Limit
Ashford Las Vegas LP	Embassy Suites – Las Vegas 4315 Swenson Street Las Vegas, Nevada 89119 (Clark County)	$50,000,000.00

Ashford Evansville I LP	Hampton Inn – Evansville 8000 Eagle Crest Boulevard Evansville, Indiana 47715 (Vanderburgh County)	$15,000,000.00

Ashford Evansville III LP	Residence Inn by Marriott – Evansville 8283 East Walnut Street Evansville, Indiana 47715 (Vanderburgh County)	$15,000,000.00

Ashford Jacksonville II LP	Springhill Suites – Jacksonville 4385 Southside Boulevard Jacksonville, Florida 32216 (Duval County)	$25,000,000.00

Ashford Bloomington LP	Courtyard Bloomington 310 South College Avenue Bloomington, Indiana 47403 (Monroe County)	$15,000,000.00

Ashford Austin LP	Embassy Suites – Austin 9505 Stonelake Boulevard Austin, Texas 78759 (Travis County)	$50,000,000.00

Ashford Jacksonville I LP	Hilton Garden Inn – Jacksonville 9745 Gate Parkway North Jacksonville, Florida 32246 (Duval County)	$25,000,000.00
Pool 2
Schedule 9 — Page 1

POOL 2
		Umbrella Liability
Borrower	Property Name and Address	Insurance Limit
Ashford Dallas LP	Embassy Suites – Dallas 14021 Noel Road Dallas, Texas 75240 (Dallas County)	$50,000,000.00
Pool 2
Schedule 9 — page 2

EXHIBIT A-1 THROUGH EXHIBIT A-8
LEGAL DESCRIPTIONS
Pool 2
Exhibit A-1 through A-8

EXHIBIT B
FORM OF JOINDER AGREEMENT
Pool 2
Exhibit B